As filed with the Securities and Exchange Commission on April 22, 1996

                                                      Registration No. 333-

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                   FORM S-4
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                        ST. JUDE MEDICAL, INC.
            (Exact name of registrant as specified in its charter)



           MINNESOTA                         3841                41-1276891
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)

                               One Lillehei Plaza
                            St. Paul, Minnesota 55117
                                 (612) 483-2000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                                Kevin T. O'Malley
                       Vice President and General Counsel
                             St. Jude Medical, Inc.
                               One Lillehei Plaza
                            St. Paul, Minnesota 55117
                                 (612) 483-2000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   COPIES TO:
   Martin R. Rosenbaum                        David J. Lubben
   Lindquist & Vennum P.L.L.P.                Dorsey & Whitney LLP
   4200 IDS Center                            Pillsbury Center South
   80 South 8th Street                        220 South Sixth Street
   Minneapolis, Minnesota 55402               Minneapolis, Minnesota 55402
   Telephone: (612) 371-3211                  Telephone: (612) 340-2600


         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
 As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                       CALCULATION OF REGISTRATION FEE

                                                         PROPOSED          PROPOSED
                                                         MAXIMUM            MAXIMUM
     TITLE OF EACH CLASS OF         AMOUNT TO BE      OFFERING PRICE       AGGREGATE          AMOUNT OF
SECURITIES TO BE REGISTERED(1)      REGISTERED(1)      PER SHARE(2)    OFFERING PRICE(2)   REGISTRATION FEE
Common Stock, $.10 par value      10,013,319 shares  Not Applicable   Not Applicable          $123,137(2)


(1) This Registration Statement relates to securities of the Registrant issuable to holders of common stock of Daig Corporation, a Minnesota corporation ("Daig"), in connection with the proposed merger of a wholly owned subsidiary of the Registrant with and into Daig (the "Merger").



(2) Pursuant to Rule 457(f)(1), the fee is calculated based on the market value of the 15,236,144 shares of Daig Common Stock being cancelled in the Merger. The average of the high and low sale prices of Daig Common Stock as reported on the Nasdaq National Market on April 18, 1996 was $23.4375 per share, resulting in an aggregate market value of $357,097,125. Pursuant to Rule 0-11(c), a filing fee of $78,009 was paid in connection with the filing by Daig on March 14, 1996 of its preliminary proxy materials in connection with its Special Meeting of Shareholders in connection with the Merger. Pursuant to Rule 457(b), such amount has been applied to the registration fee, and $45,128 is paid herewith.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


                            ST. JUDE MEDICAL, INC.

               Cross Reference Sheet between Items in Form S-4 and Prospectus Pursuant to Item 501(b) of Regulation S-K

                              FORM S-4 ITEM                                               LOCATION IN PROSPECTUS
A.      INFORMATION ABOUT THE TRANSACTION

         1.       Forepart of Registration Statement and Outside Front
                  Cover Page of Prospectus.                                Outside Front Cover Page

         2.       Inside Front and Outside Back Cover Pages of
                  Prospectus                                               Table of Contents; Available Information;
                                                                           Incorporation of Certain Information by Reference

         3.       Risk Factors, Ratio of Earnings to Fixed Charges and
                  Other Information                                        Summary; Risk Factors; The Merger

         4.       Terms of the Transaction                                 Summary; The Companies; The Special Meeting;
                                                                           The Merger; Certain Provisions of the Merger
                                                                           Agreement; Material Differences in Rights of Daig
                                                                           Shareholders

         5.       Pro Forma Financial Information                          Summary; Unaudited Pro Forma Combined Condensed
                                                                           Financial Statements

         6.       Material Contacts with Company Being Acquired            Summary; The Merger; Certain Provisions of the
                                                                           Merger Agreement

         7.       Additional Information Required for Reoffering by
                  Persons and Parties Deemed to be Underwriters            Not Applicable

         8.       Interests of Named Experts and Counsel                   Legal Matters; Experts

         9.       Disclosure of Commission Position on
                  Indemnification for Securities Act Liabilities           Not Applicable

B.      INFORMATION ABOUT THE REGISTRANT

        10.       Information with Respect to S-3 Registrants              Available Information; Incorporation of Certain
                                                                           Information by Reference

        11.       Incorporation of Certain Information by Reference
                                                                           Incorporation of Certain Information by Reference

        12.       Information with Respect to S-2 or S-3 Registrants       Not Applicable

        13.       Incorporation of Certain Information by Reference        Not Applicable

        14.       Information with Respect to Registrants Other Than S-3
                  or S-2 Registrants                                       Not Applicable

C.      INFORMATION ABOUT THE COMPANY BEING ACQUIRED

        15.       Information with Respect to S-3 Companies                Available Information; Incorporation of Certain
                                                                           Information by Reference

        16.       Information with Respect to S-2 or S-3 Companies         Not Applicable

        17.       Information with Respect to Companies Other Than S-2
                  or S-3 Companies                                         Not Applicable

D.      VOTING AND MANAGEMENT INFORMATION

        18.       Information if Proxies, Consents or Authorizations Are
                  to be Solicited                                          Summary; The Special Meeting; The Merger

                  1. Date, Time and Place Information                      Outside Front Cover Page; Summary; Shareholder
                                                                           Proposals

                  2. Revocability of Proxy                                 Summary; The Special Meeting

                  3. Dissenters' Rights of Appraisal                       Summary; Material Differences in Rights of Daig
                                                                           Shareholders; Dissenting Shareholders' Rights

                  4. Persons Making the Solicitation                       Summary; The Special Meeting

                  5. Interest of Certain Persons in Matters to be          Incorporation of Certain Information by Reference;
                  Acted Upon and Voting Securities and                     Summary; Risk Factors; The Special Meeting; The
                  Principal Holders Thereof                                Merger; Certain Provisions of the Merger Agreement;
                                                                           Management

                  6. Vote Required for Approval                            Summary; The Special Meeting

                  7. Directors and Executive Officers, Executive
                  Compensation, and Certain Relationships and              Incorporation of Certain Information by Reference;
                  Related Transactions                                     Summary; Management

        19.       Information if Proxies, Consents or Authorizations are
                  not to be Solicited in an Exchange Offer                 Not Applicable

                               DAIG CORPORATION
                              14901 DEVEAU PLACE
                         MINNETONKA, MINNESOTA 55345


                                                                        , 1996

Dear Shareholder:


You are cordially invited to attend a Special Meeting of Shareholders (the "Special Meeting") of Daig Corporation ("Daig") to be held on May 30, 1996, at 9:00 a.m., local time, at The Kelly Inn, 2705 Annapolis Lane, Plymouth, Minnesota 55441,



At the Special Meeting, you will be asked to consider and vote on a proposal to approve an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which a wholly owned subsidiary of St. Jude Medical, Inc. ("SJM") will be merged with and into Daig (the "Merger"). Daig will be the surviving corporation and a wholly owned subsidiary of SJM. The terms of the Merger Agreement provide that holders of the common stock, par value $.01 per share, of Daig ("Daig Common Stock") will receive, for each share of Daig Common Stock owned immediately prior to the effective time of the Merger, .651733 of a share (the "Conversion Ratio") of the common stock, par value $.10 per share, of SJM ("SJM Common Stock") together with cash in lieu of any fractional share of SJM Common Stock to which such holder would otherwise be entitled.


THE BOARD OF DIRECTORS OF DAIG BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF DAIG AND ITS SHAREHOLDERS AND THEREFORE UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF APPROVAL OF THE MERGER AGREEMENT. The Board of Directors of Daig has received a written opinion from its financial advisor, Goldman, Sachs & Co., that, as of the date of the Merger Agreement, the Conversion Ratio pursuant to the Merger Agreement is fair to the shareholders of Daig. A copy of this opinion is included as Exhibit C to the Proxy Statement/Prospectus.

I urge you to review carefully the accompanying Notice of Special Meeting of Shareholders, Proxy Statement/Prospectus and Proxy, which contain information about Daig and SJM and describe the proposed Merger and certain related matters.

All shareholders are invited to attend the Special Meeting in person. The affirmative vote of the holders of not less than a majority of the outstanding shares of Daig Common Stock entitled to vote at the Special Meeting will be necessary for approval of the Merger Agreement.

If the Merger Agreement is approved and the Merger is consummated, you will be sent a letter of transmittal with instructions for surrendering your certificates representing shares of Daig Common Stock. PLEASE DO NOT SEND YOUR SHARE CERTIFICATES UNTIL YOU RECEIVE THESE MATERIALS.


In order that your shares may be represented at the Special Meeting, you are urged to complete, sign, date and return promptly the accompanying Proxy in the enclosed envelope, whether or not you plan to attend the Special Meeting. If you attend the Special Meeting in person, you may, if you wish, vote personally on the matter brought before the Special Meeting even if you have previously returned your Proxy. Your prompt cooperation will be appreciated.


Sincerely,
John J. Fleischhacker
CHAIRMAN OF THE BOARD
AND CHIEF EXECUTIVE OFFICER


                               DAIG CORPORATION
                              14901 DEVEAU PLACE
                         MINNETONKA, MINNESOTA 55345


                  NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD MAY 30, 1996


To the Shareholders of Daig Corporation:


NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Special Meeting") of Daig Corporation, a Minnesota corporation ("Daig") will be held on May 30, 1996, at 9:00 a.m., local time, at The Kelly Inn, 2705 Annapolis Lane, Plymouth, Minnesota 55441, for the following purpose:



1. To consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of January 29, 1996 (the "Merger Agreement"), by and among St. Jude Medical, Inc., a Minnesota corporation ("SJM"), Partner Acquisition Corp., a Minnesota corporation and a wholly owned subsidiary of SJM ("Merger Subsidiary"), and Daig. Pursuant to the Merger Agreement, among other things, (a) Merger Subsidiary will be merged with and into Daig, with Daig to be the surviving corporation and a wholly owned subsidiary of SJM (the "Merger"), and (b) each outstanding share of common stock, par value $.01 per share, of Daig ("Daig Common Stock") (other than shares of Daig Common Stock as to which dissenters' rights have been perfected under the Minnesota Business Corporation Act (the "MBCA")), will be converted into the right to receive .651733 of a share of common stock, par value $.10 per share, of SJM ("SJM Common Stock") together with cash in lieu of any fractional share of SJM Common Stock to which a holder of Daig Common Stock would otherwise be entitled (after aggregating all fractional shares of SJM Common Stock to be received by such holder).



The Board of Directors of Daig has fixed the close of business on April 26, 1996, as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting, and only shareholders of record at such time will be entitled to notice of, and to vote at, the Special Meeting.


Please be advised that, if the proposed Merger is approved and consummated, holders of Daig Common Stock who file a written notice of dissent before the vote and who do not vote for the Merger will have the right to dissent from the proposed Merger and to receive the "fair value" of their shares of Daig Common Stock in cash, if they fully comply with Sections 302A.471 and 302A.473 of the MBCA. A summary of the rights of holders of Daig Common Stock and copies of the aforementioned Sections of the MBCA are included in the accompanying Proxy Statement/Prospectus. SEE "DISSENTING SHAREHOLDERS' RIGHTS" AND "EXHIBIT D -- EXCERPTS FROM MINNESOTA BUSINESS CORPORATION ACT RELATING TO DISSENTERS' RIGHTS."

A form of Proxy and a Proxy Statement/Prospectus containing more detailed information with respect to the matters to be considered at the Special Meeting accompany this notice.

You are cordially invited and urged to attend the Special Meeting in person. Whether or not you plan to attend, please complete, sign, date and promptly return the enclosed Proxy in the enclosed self-addressed, stamped envelope. If you attend the Special Meeting and desire to revoke your Proxy and vote in person, you may do so. In any event, a Proxy may be revoked at any time before it is voted.

THE BOARD OF DIRECTORS OF DAIG UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE APPROVAL OF THE MERGER AGREEMENT.

IN ORDER TO ASSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF DAIG, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. AN ADDRESSED RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE. YOUR PROMPT COOPERATION WILL BE APPRECIATED.

By Order of the Board of Directors
Daniel J. Starks
SECRETARY

Minnetonka, Minnesota
, 1996

                 SUBJECT TO COMPLETION, DATED APRIL 22, 1996
                                PROSPECTUS OF
                            ST. JUDE MEDICAL, INC.
                            SHARES OF COMMON STOCK
                                     AND
                               PROXY STATEMENT
                                     FOR
                       SPECIAL MEETING OF SHAREHOLDERS
                                      OF
                               DAIG CORPORATION
                          TO BE HELD ON MAY 30, 1996



This Proxy Statement/Prospectus ("Proxy Statement/Prospectus") is being furnished to the shareholders of Daig Corporation, a Minnesota corporation ("Daig"), in connection with the solicitation of proxies by the Board of Directors of Daig (the "Daig Board") for use at the Special Meeting of Shareholders of Daig to be held on May 30, 1996 at 9:00 a.m., local time, at The Kelly Inn, 2705 Annapolis Lane, Plymouth, Minnesota 55441, (the "Special Meeting"), or any adjournments or postponements thereof.



At the Special Meeting, holders of shares of Daig Common Stock, par value $.01 per share ("Daig Common Stock"), will vote upon a proposal to approve the Agreement and Plan of Merger, dated as of January 29, 1996 (the "Merger Agreement"), by and among St. Jude Medical, Inc., a Minnesota corporation ("SJM"), Partner Acquisition Corp., a Minnesota corporation and a wholly owned subsidiary of SJM ("Merger Subsidiary"), and Daig, pursuant to which Merger Subsidiary will be merged with and into Daig (the "Merger"). Daig will be the surviving corporation (the "Surviving Corporation") in the Merger and will become a wholly owned subsidiary of SJM. A copy of the Merger Agreement is attached to this Proxy Statement/Prospectus as Exhibit A and incorporated herein by reference.



FOR INFORMATION CONCERNING CERTAIN RISKS WHICH SHOULD BE CONSIDERED BY DAIG SHAREHOLDERS IN EVALUATING THE MERGER, SEE "RISK FACTORS" LOCATED ON PAGE 18 OF THIS PROXY STATEMENT/PROSPECTUS.


Because the conversion ratio is fixed, a change in the market price of SJM Common Stock before the Merger would affect the value of the SJM Common Stock to be received in the Merger in exchange for the Daig Common Stock. THERE CAN BE NO ASSURANCE AS TO THE MARKET PRICE OF THE SJM COMMON STOCK AT ANY TIME BEFORE OR AFTER THE DATE ON WHICH THE MERGER BECOMES EFFECTIVE. Shareholders are urged to obtain current market quotations.

In the Merger, each share of Daig Common Stock (other than shares as to which dissenters' rights have been perfected pursuant to Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act (the "MBCA")) will be converted into the right to receive .651733 of a share of common stock, par value $.10 per share, of SJM ("SJM Common Stock") together with cash in lieu of any fractional share of SJM Common Stock to which a holder of Daig Common Stock would otherwise be entitled (after aggregating all fractional shares of SJM Common Stock to be received by such holder). A description of the terms of the Merger is set forth in this Proxy Statement/Prospectus.

This Proxy Statement/Prospectus also constitutes the prospectus for the shares of SJM Common Stock to be issued in the Merger. SJM has filed a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") with the Securities and Exchange Commission (the "Commission") of which this Proxy Statement/Prospectus is a part. All information concerning Daig contained in this Proxy Statement/Prospectus has been furnished by Daig, and all information concerning SJM contained in this Proxy Statement/Prospectus has been furnished by SJM.


The approximate date on which this Proxy Statement/Prospectus and the accompanying proxy will first be mailed to Daig shareholders is May 1, 1996.


THE SHARES OF SJM COMMON STOCK TO BE ISSUED IN THE MERGER HAVE NOT BEEN
  APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY
    STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
       COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
         ACCURACY OF ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                   OFFENSE.

The date of this Proxy Statement/Prospectus is      , 1996.


                            AVAILABLE INFORMATION


SJM and Daig are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith file reports, proxy statements and other information with the Commission. The reports, proxy statements and other information filed by SJM and Daig with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and are also available at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. SJM Common Stock and Daig Common Stock are quoted on The Nasdaq National Market ("Nasdaq"), and certain of SJM's and Daig's reports, proxy materials and other information may be available for inspection at the offices of Nasdaq at 1735 K Street, N.W., Washington, D.C. 20006.



SJM has filed with the Commission a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the SJM Common Stock to be issued pursuant to the Merger. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which were omitted as permitted by the rules and regulations of the Commission. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Proxy Statement/Prospectus or in any document incorporated in this Proxy Statement/Prospectus by reference as to the content of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or each other document, each such statement being qualified in all respects by such reference.



              INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents filed with the Commission by SJM (File No. 0-8672) are incorporated by reference in this Proxy Statement/Prospectus:


1. SJM's Annual Report on Form 10-K for the year ended December 31, 1995, as amended by Form 10-K/A filed on April 1, 1996;



2. SJM's Current Report on Form 8-K dated January 29, 1996; and



3. The description of SJM's Common Stock as set forth in SJM's Registration Statement on Form S-8 filed with the Securities and Exchange Commission on June 28, 1991 (Reg. No. 33-41459), including any amendments or reports filed for the purpose of updating such information.


The following documents filed with the Commission by Daig (File No. 0-9178) are incorporated by reference in this Proxy Statement/Prospectus:

1. Daig's Annual Report on Form 10-K for the fiscal year ended September 30, 1995; and

2. Daig's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1995.

All documents and reports filed by SJM or Daig with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

All information set forth or incorporated by reference herein concerning Daig has been furnished by Daig, and all information set forth or incorporated by reference herein concerning SJM has been furnished by SJM.


THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE TO SUCH DOCUMENTS) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST, WITH RESPECT TO SJM DOCUMENTS, TO ST. JUDE MEDICAL, INC., ONE LILLEHEI PLAZA, ST. PAUL, MINNESOTA 55117, ATTENTION: INVESTOR RELATIONS, OR BY TELEPHONE AT (612) 481-7555; OR WITH RESPECT TO DAIG DOCUMENTS, TO DAIG CORPORATION, 14901 DEVEAU PLACE, MINNETONKA, MINNESOTA 55345, ATTENTION: SECRETARY, OR BY TELEPHONE AT (612) 933-4700. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS PRIOR TO THE SPECIAL MEETING, REQUESTS MUST BE RECEIVED BY MAY 22, 1996.


NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS OR IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE IN CONNECTION WITH THE SOLICITATION AND THE OFFERING MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY DAIG OR SJM. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY FROM ANY PERSON, IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION.

NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF SJM OR DAIG SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS OTHER THAN AS SET FORTH IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE FILED SUBSEQUENT TO THE DATE HEREOF.


THIS PROXY STATEMENT/PROSPECTUS DOES NOT COVER ANY RESALES OF THE SJM COMMON STOCK OFFERED HEREBY TO BE RECEIVED BY SHAREHOLDERS OF DAIG DEEMED TO BE "AFFILIATES" OF DAIG OR SJM UPON THE CONSUMMATION OF THE MERGER. NO PERSON IS AUTHORIZED TO MAKE USE OF THIS PROXY STATEMENT/ PROSPECTUS IN CONNECTION WITH ANY SUCH RESALES.



This Proxy Statement/Prospectus, including the information incorporated by reference herein, contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. Actual results could differ significantly from those projected or contemplated in the forward-looking statements as a result, in part, of the risk factors set forth elsewhere in this Proxy Statement/Prospectus. In connection with the forward-looking statements which appear in these disclosures, prospective purchasers of the SJM Common Stock offered hereby should carefully review all of such risk factors.



                              TABLE OF CONTENTS

                                                               PAGE
AVAILABLE INFORMATION                                             2
INCORPORATION OF CERTAIN INFORMATION
 BY REFERENCE                                                     2
SUMMARY                                                           5
RISK FACTORS                                                     18
Rapid Technological Change and Intense Competition               18
Costs and Risks Associated with FDA and Other
 Governmental Regulation                                         18
Risk of Product Liability Losses and Inadequate or
 Unavailable Insurance Coverage                                  18
Possible Challenges to Patents and Proprietary Rights            19
Possible Denial of Third-Party Reimbursement                     19
Government Investigations                                        19
Possible Adverse Impact of Health Care
 Reform Proposals                                                20
Potential for Supply Interruptions                               21
Dependence on Key Personnel                                      21
Proposal to Increase Authorized Shares of SJM Common
 Stock; Other Antitakeover Considerations                        21
Conflicts of Interest                                            21
THE COMPANIES                                                    23
St. Jude Medical, Inc.                                           23
Partner Acquisition Corp                                         24
Daig Corporation                                                 24
THE SPECIAL MEETING                                              26
General                                                          26
Matters to be Considered                                         26
Record Date; Proxies                                             26
Solicitation of Proxies                                          26
Vote Required and Quorum                                         26
THE MERGER                                                       27
General                                                          27
Background of the Merger                                         27
SJM's Reasons for the Merger                                     29
Daig's Reasons for the Merger; Recommendation of
 the Daig Board                                                  30
Effective Time                                                   31
Conversion of Shares of Daig Common Stock                        31
Opinion of Financial Advisor to Daig                             32
Certain Federal Tax Consequences                                 36
Accounting Treatment                                             38
Resale of SJM Common Stock; Agreements with
 Affiliates of Daig and SJM                                      38
Regulatory Approvals                                             39
Nasdaq National Market Listing                                   39
Certain Exchange Procedures                                      39
Conflicts of Interest                                            40
CERTAIN PROVISIONS OF THE
 MERGER AGREEMENT                                                42
Conversion of Securities                                         42
Exchange Procedures                                              42
No Further Rights in Daig Common Stock                           42
No Fractional Shares                                             42
Daig Stock Option                                                43
Certain Representations and Warranties                           43
Conduct of Business Pending the Merger                           44
No Solicitation of Transactions                                  45
Conditions to Consummation of the Merger                         46
Termination                                                      47
Effect of Termination; Termination Fee                           48
Expenses                                                         48
Amendment and Waiver                                             48
MANAGEMENT; OWNERSHIP OF
 DAIG COMMON STOCK                                               49
Directors and Executive Officers                                 49
Principal Shareholders                                           49
CAPITALIZATION                                                   50
UNAUDITED PRO FORMA CONDENSED
 COMBINED FINANCIAL STATEMENTS                                   51
MATERIAL DIFFERENCES IN RIGHTS OF
 DAIG SHAREHOLDERS                                               58
General                                                          58
Size and Classification of the Board of Directors                58
Special Meetings of Shareholders                                 58
Amendment of Charter Documents                                   58
Business Combinations                                            59
Shareholders' Rights Plan                                        59
DISSENTING SHAREHOLDERS' RIGHTS                                  60
Procedure to Preserve Dissenters' Rights                         60
Procedures Following an Assertion of Dissenters' Rights          61
Tax Treatment                                                    62
LEGAL MATTERS                                                    62
EXPERTS                                                          62
SHAREHOLDER PROPOSALS                                            62
EXHIBITS
A. Agreement and Plan of Merger
B.  Shareholders' Agreement
C.  Opinion of Goldman, Sachs & Co.
D.  Excerpts from Minnesota Business Corporation Act
    Relating to Dissenters' Rights



                                   SUMMARY


THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/ PROSPECTUS AND THE EXHIBITS HERETO. THIS SUMMARY IS NOT INTENDED TO BE COMPLETE, AND IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND RELATED NOTES APPEARING ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE. SHAREHOLDERS ARE URGED TO READ CAREFULLY THIS PROXY STATEMENT/PROSPECTUS AND THE EXHIBITS HERETO, AND IN PARTICULAR THE SECTION HEREIN ENTITLED "RISK FACTORS," IN THEIR ENTIRETY.

THE COMPANIES

ST. JUDE MEDICAL, INC.              St. Jude Medical, Inc. ("SJM")
ONE LILLEHEI PLAZA                  designs, develops, manufactures and
ST. PAUL, MN 55117                  markets medical devices and services
(612) 483-2000                      for the cardiovascular segment of the
                                    medical device market. The Company's
                                    products are sold in more than 70
                                    countries. Principal products are
                                    valve disease management products,
                                    including mechanical and tissue heart
                                    valves and annuloplasty ring
                                    products, and pacemaker products,
                                    including bradycardia pulse
                                    generators, leads and programmers.
                                    The main markets for SJM's products
                                    are the United States, Western Europe
                                    and Japan. In the United States, the
                                    Company uses a direct employee based
                                    sales organization for its heart
                                    valve products and a combination of
                                    distributor based and employee based
                                    sales organizations for its pacemaker
                                    products. In Western Europe, the
                                    Company has a direct sales presence
                                    in thirteen countries. Throughout the
                                    rest of the world the Company uses
                                    distributor based sales
                                    organizations.

PARTNER ACQUISITION CORP.           Partner Acquisition Corp. ("Merger
C/O ST. JUDE MEDICAL, INC.          Subsidiary") is a wholly owned
ONE LILLEHEI PLAZA                  subsidiary of SJM that was formed in
ST. PAUL, MN 55117                  January, 1996 by SJM solely for the
(612) 483-2000                      purpose of effecting the Merger. Upon
                                    consummation of the Merger, Merger
                                    Subsidiary will be merged with and
                                    into Daig, and the separate corporate
                                    existence of Merger Subsidiary will
                                    thereupon cease.

DAIG CORPORATION                    Daig designs, manufactures and
14901 DEVEAU PLACE                  markets specialized disposable
MINNETONKA, MN 55345                cardiovascular devices for the
(612) 933-4700                      electrophysiology and interventional
                                    cardiology markets, including
                                    percutaneous catheter introducers,
                                    diagnostic guidewires,
                                    electrophysiology catheters and
                                    bipolar temporary pacing catheters
                                    (used with external pacemakers). Daig
                                    employs direct sales representatives
                                    and independent distributors to sell
                                    its products to hospitals, hospital
                                    purchasing groups and original
                                    equipment manufacturers ("OEMs")
                                    worldwide. Daig packages its products
                                    both under its own label and under
                                    third-party private labels.

RISK FACTORS                        DAIG SHAREHOLDERS SHOULD CONSIDER
                                    CAREFULLY THE INFORMATION SET FORTH
                                    UNDER "RISK FACTORS."

THE SPECIAL
MEETING OF
SHAREHOLDERS
OF DAIG


GENERAL The Special Meeting is scheduled to be held on May 30, 1996, at 9:00 a.m., local time, at The Kelly Inn, 2705 Annapolis Lane, Plymouth, Minnesota 55441.


MATTER TO BE                        At the Special Meeting, holders of
CONSIDERED                          Daig Common Stock will consider and
                                    vote upon a proposal to approve the
                                    Merger Agreement.



RECORD DATE; SHARES ENTITLED TO     The close of business on April 26,
VOTE                                1996 has been fixed as the record
                                    date (the "Record Date") for
                                    determining holders of shares of Daig
                                    Common Stock entitled to notice of
                                    and to vote at the Special Meeting.
                                    As of the Record Date, 15,236,144
                                    shares of Daig Common Stock were
                                    outstanding and held of record by
                                    holders.



VOTE REQUIRED AND QUORUM;           The affirmative vote of the holders
SHAREHOLDERS' AGREEMENT             of not less than a majority of the
                                    shares of Daig Common Stock
                                    outstanding and entitled to vote at
                                    the Special Meeting is required to
                                    approve the Merger Agreement. As a
                                    result, abstentions, failures to vote
                                    and broker nonvotes will have the
                                    practical effect of voting against
                                    approval of the Merger Agreement. The
                                    presence, in person or by proxy, of a
                                    majority of the number of shares of
                                    Daig Common Stock entitled to vote at
                                    the Special Meeting is necessary to
                                    constitute a quorum for the
                                    transaction of business. Daig expects
                                    that the directors and executive
                                    officers of Daig will vote all of the
                                    8,370,800 shares of Daig Common Stock
                                    they beneficially own at the Record
                                    Date (approximately 54.9% of the
                                    total number of outstanding shares of
                                    Daig Common Stock at such date) for
                                    approval of the Merger Agreement. To
                                    the extent that such directors and
                                    executive officers vote in accordance
                                    with Daig's expectation, approval of
                                    the Merger Agreement is assured. In
                                    addition, pursuant to the
                                    Shareholders' Agreement dated as of
                                    January 29, 1996 (the "Shareholders'
                                    Agreement") among SJM, Daig and John
                                    J. Fleischhacker and Daniel J.
                                    Starks, each a director, officer and
                                    shareholder of Daig, such individuals
                                    have (i) agreed to vote an aggregate
                                    of 3,047,228 shares of Daig Common
                                    Stock held by them, or approximately
                                    20% of the Daig Common Stock
                                    outstanding as of the Record Date, in
                                    favor of approval of the Merger
                                    Agreement and the Merger, (ii)
                                    granted irrevocable proxies to SJM to
                                    vote such shares accordingly, and
                                    (iii) agreed not to sell such shares
                                    except pursuant to the Merger. The
                                    Shareholders' Agreement is attached
                                    as Exhibit B to this Proxy
                                    Statement/Prospectus and is
                                    incorporated herein by reference.
                                    Approval of the Merger Agreement by
                                    the shareholders of SJM is not
                                    required under applicable law. See
                                    "THE SPECIAL MEETING -- VOTE REQUIRED
                                    AND QUORUM" and "THE MERGER --
                                    CONFLICTS OF INTEREST."



VOTING OF PROXIES                   Shares of Daig Common Stock
                                    represented by properly executed
                                    proxy cards received prior to the
                                    vote at the Special Meeting that have
                                    not been revoked will be voted and
                                    will be voted in accordance with the
                                    instructions indicated thereon. IF NO
                                    INSTRUCTIONS ARE INDICATED, SUCH
                                    PROXIES WILL BE VOTED FOR APPROVAL OF
                                    THE MERGER AGREEMENT.


REVOCABILITY OF PROXIES             A Daig shareholder who has given a
                                    proxy may revoke such proxy at any
                                    time prior to its exercise at the
                                    Special Meeting by (i) giving written
                                    notice of revocation bearing a later
                                    date than the proxy to the Secretary
                                    of Daig, (ii) properly submitting to
                                    Daig a duly executed proxy card
                                    relating to the same shares bearing a
                                    later date or (iii) attending the
                                    Special Meeting and voting in person.
                                    Attendance at the Special Meeting
                                    will not in and of itself revoke a
                                    proxy. All written notices of
                                    revocation and other communications
                                    with respect to revocation of proxies
                                    by Daig shareholders should be
                                    addressed as follows: Daig
                                    Corporation, 14901 DeVeau Place,
                                    Minnetonka, MN 55345, Attention:
                                    Secretary, or hand-delivered to the
                                    Secretary of Daig before the vote is
                                    taken at the Special Meeting.

THE MERGER

TERMS OF THE MERGER                 At the effective time of the Merger
                                    (the "Effective Time"), Merger
                                    Subsidiary will be merged with and
                                    into Daig, with Daig to be the
                                    surviving corporation and a wholly
                                    owned subsidiary of SJM. The Merger
                                    Agreement is attached as Exhibit A to
                                    this Proxy Statement/Prospectus and
                                    is incorporated herein by reference.
                                    See "THE MERGER."

                                    Each share of Daig Common Stock
                                    issued and outstanding immediately
                                    prior to the Effective Time (other
                                    than any shares to which dissenters'
                                    rights have been perfected under the
                                    MBCA) shall be converted into the
                                    right to receive .651733 of a share
                                    of SJM Common Stock (the "Conversion
                                    Ratio") together with cash in lieu of
                                    any fractional share to which a
                                    holder of Daig Common Stock would
                                    otherwise be entitled (after
                                    aggregating all fractional shares of
                                    SJM Common Stock to be received by
                                    such holder). If the average closing
                                    sale price of a share of SJM Common
                                    Stock on Nasdaq for the 20 trading
                                    days immediately preceding the fifth
                                    trading day prior to the Effective
                                    Time is less than $34.00, Daig will
                                    be entitled to terminate the Merger
                                    Agreement unconditionally and without
                                    penalty to Daig. See "CERTAIN
                                    PROVISIONS OF THE MERGER AGREEMENT --
                                    TERMINATION."

                                    At the Effective Time, a
                                    non-qualified option to purchase
                                    128,000 shares of Daig Common Stock
                                    held by John C. Heinmiller, an
                                    officer and director of Daig (the
                                    "Daig Option") shall, if then
                                    unexercised, by virtue of the Merger
                                    and without any further action on the
                                    part of Daig or the holder thereof,
                                    be assumed by SJM and shall be
                                    exercisable upon the same terms and
                                    conditions as under the Daig Option
                                    prior to the Effective Time, except
                                    that it shall be exercisable as to
                                    the whole number of shares of SJM
                                    Common Stock into which the number of
                                    shares of Daig Common Stock subject
                                    to the Daig Option immediately prior
                                    to the Effective Time would have been
                                    converted pursuant to the Merger, at
                                    a price per share of SJM Common Stock
                                    equal to the per share Daig Option
                                    exercise price divided by the
                                    Conversion Ratio. See "CERTAIN
                                    PROVISIONS OF THE MERGER AGREEMENT --
                                    DAIG STOCK OPTION."

RECOMMENDATION                      The Board of Directors of Daig (the
OF THE BOARD OF                     "Daig Board") has determined that the
DIRECTORS OF DAIG                   terms of the Merger Agreement are
                                    fair to, and in the best interests
                                    of, Daig and its shareholders.
                                    Accordingly, the Daig Board has
                                    unanimously approved the Merger
                                    Agreement and unanimously recommends
                                    that the shareholders of Daig vote
                                    FOR approval of the Merger Agreement.
                                    The recommendation of the Daig Board
                                    is based on a number of factors
                                    described in "THE MERGER --
                                    BACKGROUND OF THE MERGER" AND "--
                                    DAIG'S REASONS FOR THE MERGER;
                                    RECOMMENDATION OF THE DAIG BOARD."


OPINION OF FINANCIAL                Goldman, Sachs & Co. ("Goldman
ADVISOR TO DAIG                     Sachs") has delivered its written
                                    opinion to the Board of Directors of
                                    Daig that, as of January 29, 1996,
                                    the Conversion Ratio pursuant to the
                                    Merger Agreement was fair to the
                                    holders of Daig Common Stock.


                                    The full text of the written opinion
                                    of Goldman Sachs, which sets forth
                                    assumptions made, matters considered
                                    and limitations on the review
                                    undertaken in connection with the
                                    opinion, is attached hereto as
                                    Exhibit C and is incorporated herein
                                    by reference. HOLDERS OF DAIG COMMON
                                    STOCK ARE URGED TO, AND SHOULD, READ
                                    SUCH OPINION IN ITS ENTIRETY. See
                                    "THE MERGER -- OPINION OF FINANCIAL
                                    ADVISOR TO DAIG."


CONFLICTS OF INTEREST               In considering the recommendation of
                                    the Daig Board with respect to the
                                    Merger Agreement, holders of Daig
                                    Common Stock should be aware that
                                    certain members of Daig's management
                                    and the Daig Board have interests in
                                    the Merger that are in addition to,
                                    and different from, the interests of
                                    Daig shareholders generally. As
                                    described above, pursuant to the
                                    Shareholders' Agreement, Messrs.
                                    Fleischhacker and Starks have (i)
                                    agreed to vote certain of the shares
                                    of Daig Common Stock held by them in
                                    favor of approval of the Merger
                                    Agreement, (ii) granted irrevocable
                                    proxies to SJM to vote such shares
                                    accordingly, and (iii) agreed not to
                                    sell such shares except pursuant to
                                    the Merger. In addition, each of Mr.
                                    Fleischhacker and Mr. Starks has
                                    entered into an employment agreement
                                    with Daig that will become effective
                                    at the Effective Time. The employment
                                    agreements provide that Messrs.
                                    Fleischhacker and Starks will be
                                    employed as Chairman and Chief
                                    Executive Officer and President and
                                    Chief Operating Officer,
                                    respectively, of Daig. These
                                    agreements, which have a term of two
                                    years each, set the annual base
                                    salary for each individual ($300,000
                                    for Mr. Fleischhacker and $250,000
                                    for Mr. Starks), provide that each
                                    individual shall be eligible to
                                    participate in SJM's bonus, stock
                                    option and benefits programs, and
                                    contain certain provisions regarding
                                    confidential information, assignment
                                    of inventions, non-competition and
                                    non-solicitation. Each of Mr.
                                    Fleischhacker and Mr. Starks has also
                                    entered into an agreement with SJM,
                                    similar to the agreements currently
                                    provided to SJM executives, with
                                    regard to the treatment to be
                                    accorded such executives upon the
                                    occurrence of certain events that
                                    result in a "change in control" (as
                                    defined in such agreements) of SJM.
                                    In addition, it is a condition to
                                    Daig's obligation to consummate the
                                    Merger that Mr. Starks (the
                                    "Designated Director") shall have
                                    been appointed to fill a newly
                                    created directorship on the SJM Board
                                    having a term expiring at the SJM
                                    annual meeting of shareholders to be
                                    held in 1997. John C. Heinmiller,
                                    Daig's Vice President -- Finance and
                                    Administration, has entered into an
                                    employment agreement with Daig having
                                    a term of one year from the Effective
                                    Time of the Merger, unless earlier
                                    terminated. The agreement provides
                                    that Mr. Heinmiller will be employed
                                    as Daig's Vice President -- Finance
                                    and Administration at a base salary
                                    of $137,000 per annum together with a
                                    guaranteed annual bonus equal to 30%
                                    of this base salary, will receive an
                                    option to purchase 4,500 shares of
                                    SJM Common Stock at the fair market
                                    value on the date of grant (the
                                    "Stock Option"), will have the right
                                    to participate in SJM's benefit
                                    programs and will be subject to
                                    certain provisions regarding
                                    confidential information, assignment
                                    of inventions, non-competition and
                                    non-solicitation. The Stock Option
                                    will vest at the rate of 25% per year
                                    over a period of four years provided
                                    Mr. Heinmiller remains continuously
                                    employed by Daig. If the employment
                                    agreement terminates under conditions
                                    other than those certain ones
                                    specifically described in the
                                    agreement, Mr. Heinmiller will be
                                    entitled to receive a bonus payment
                                    of $322,000. If the payment is not
                                    made and Mr. Heinmiller is not
                                    employed by Daig or an affiliate
                                    within one year after expiration of
                                    the term of the employment agreement,
                                    Mr. Heinmiller will be entitled to a
                                    bonus payment of $20,833.33 per month
                                    for each month in the one-year period
                                    following the expiration of the
                                    employment agreement in which he is
                                    not employed by Daig or an affiliate.
                                    In addition, SJM has agreed to allow
                                    a $440,000 interest-free loan from
                                    Daig to Mr. Heinmiller to remain
                                    outstanding after the Effective Time.
                                    SJM has also agreed with Mr.
                                    Heinmiller that, in the event the
                                    Daig Option has not been exercised
                                    prior to the Closing Date, SJM will
                                    file an amendment to a registration
                                    statement covering the shares of its
                                    stock to permit Mr. Heinmiller to
                                    exercise the option and receive
                                    registered shares of SJM Common
                                    Stock. The Merger Agreement also
                                    provides for certain indemnification
                                    by SJM of the officers and directors
                                    of Daig. See "RISK FACTORS --
                                    CONFLICTS OF INTEREST," "THE MERGER
                                    -- CONFLICTS OF INTEREST" and
                                    "CERTAIN PROVISIONS OF THE MERGER
                                    AGREEMENT -- CONDITIONS TO
                                    CONSUMMATION OF THE MERGER."


CONDITIONS TO                       The obligations of SJM and Daig to
CONSUMMATION                        consummate the Merger are subject to
OF THE MERGER                       various conditions, including
                                    obtaining the requisite approval of
                                    Daig's shareholders. In addition, it
                                    is a condition precedent to the
                                    obligation of SJM to consummate the
                                    Merger that SJM receives from each of
                                    Grant Thornton LLP and Ernst & Young
                                    LLP a letter, dated as of the
                                    Effective Date, confirming their
                                    respective reports dated January 29,
                                    1996, that with respect to Daig,
                                    based upon procedures performed,
                                    there have been no common stock
                                    transactions, changes in equity
                                    ownership or ownership affiliations
                                    that would preclude SJM from
                                    accounting for the Merger as a
                                    pooling of interests, and that with
                                    respect to SJM, the Merger will be
                                    treated as a pooling of interests
                                    under applicable accounting standards
                                    and Commission rules and regulations.
                                    Among other things, such letters will
                                    be subject to the condition that less
                                    than 10% of the merger consideration
                                    will consist of cash, including (i)
                                    cash paid to holders of outstanding
                                    shares of Daig Common Stock who
                                    dissent from the proposed Merger and
                                    receive cash for their shares of
                                    Common Stock, and (ii) cash paid in
                                    the Merger in lieu of fractional
                                    shares of SJM Common Stock. See
                                    "CERTAIN PROVISIONS OF THE MERGER
                                    AGREEMENT -- CONDITIONS TO
                                    CONSUMMATION OF THE MERGER."

TERMINATION                         The Merger Agreement may be
                                    terminated at any time prior to the
                                    Effective Time (i) by mutual consent
                                    of SJM, Merger Subsidiary and Daig,
                                    duly authorized by the Boards of
                                    Directors of each of SJM and Daig;
                                    (ii) by either SJM or Daig if (A) the
                                    Effective Time shall not have
                                    occurred on or before September 30,
                                    1996, (B) a court of competent
                                    jurisdiction or an administrative,
                                    governmental or regulatory authority
                                    has issued a final non-appealable
                                    order, decree or ruling, or taken any
                                    other action, preventing the
                                    consummation of the Merger, or (C)
                                    the shareholders of Daig fail to
                                    approve the Merger Agreement.

                                    SJM may terminate the Merger
                                    Agreement if (i) it is not in
                                    material breach of its obligations
                                    under the Merger Agreement and either
                                    (A) Daig solicits from or negotiates
                                    an Acquisition Proposal (as defined
                                    in "CERTAIN PROVISIONS OF THE MERGER
                                    AGREEMENT -- NO SOLICITATION OF
                                    TRANSACTIONS") with a third party,
                                    (B) the Daig Board has recommended,
                                    approved, accepted or entered into a
                                    definitive agreement regarding an
                                    Acquisition Proposal, or (C) an
                                    Acquisition Proposal has been made
                                    and the Daig Board withdraws,
                                    modifies or changes its
                                    recommendation of the Merger in a
                                    manner adverse to SJM; or (ii) if SJM
                                    is not in material breach of its
                                    obligations under the Merger
                                    Agreement and there has been (A) a
                                    material breach by Daig of any of its
                                    representations and warranties under
                                    the Merger Agreement or (B) a
                                    material failure by Daig to perform
                                    any of its obligations under the
                                    Merger Agreement, and, in both case
                                    (A) and (B), the breach or failure
                                    has not been cured or is not curable
                                    by September 30, 1996.

                                    Daig may terminate the Merger
                                    Agreement if (i) it is not in
                                    material breach of its obligations
                                    under the Merger Agreement; and
                                    either (A) the Daig Board has
                                    recommended, approved, accepted or
                                    entered into a definitive agreement
                                    regarding, or resolved to recommend,
                                    an Acquisition Proposal, or (B) an
                                    Acquisition Proposal has been made
                                    and the Daig Board has withdrawn or
                                    modified its recommendation regarding
                                    the Merger in a manner adverse to
                                    SJM; (ii) Daig is not in material
                                    breach of its obligations under the
                                    Merger Agreement and there has been
                                    (A) a material breach by SJM of any
                                    of its representations and warranties
                                    under the Merger Agreement, or (B) a
                                    material failure by SJM to perform
                                    any of its obligations under the
                                    Merger Agreement, and, in both case
                                    (A) and (B), the breach or failure
                                    has not been cured or is not curable
                                    by September 30, 1996; (iii) the
                                    average of the closing sale prices
                                    (in thousandths) on Nasdaq of a share
                                    of SJM Common Stock as reported in
                                    THE WALL STREET JOURNAL for the
                                    twenty trading days immediately
                                    preceding the fifth trading day prior
                                    to the Effective Time is less than
                                    $34 (as adjusted for certain events
                                    with regard to such Common Stock); or
                                    (iv) SJM has entered into a written
                                    agreement under which SJM will be
                                    acquired by or merge with another
                                    entity and, after such transaction,
                                    the persons who were members of the
                                    SJM Board prior to such transaction
                                    would not constitute a majority of
                                    the Board of Directors of the
                                    acquiring or surviving corporation.
                                    See "CERTAIN PROVISIONS OF THE MERGER
                                    AGREEMENT -- TERMINATION."



TERMINATION FEE                     If the Merger Agreement is terminated
AND EXPENSES                        by SJM or Daig upon the occurrence of
                                    certain events (including in
                                    connection with certain third party
                                    offers to acquire Daig), then Daig
                                    will be required to pay to SJM within
                                    five business days of a demand by
                                    SJM, a termination fee of $10
                                    million. This termination fee may
                                    have the effect of discouraging
                                    competing offers to acquire or merge
                                    with Daig. The Merger Agreement
                                    provides that all expenses incurred
                                    in connection with such agreement and
                                    the transactions contemplated thereby
                                    will be paid by the party incurring
                                    such expenses. See "CERTAIN
                                    PROVISIONS OF THE MERGER AGREEMENT --
                                    EFFECT OF TERMINATION," "--
                                    TERMINATION FEE" AND "-- EXPENSES."


NASDAQ LISTING                      SJM has filed an application to
                                    include the shares of SJM Common
                                    Stock to be issued in connection with
                                    the Merger for quotation on Nasdaq.

REGULATORY APPROVALS                Each of SJM, Daig, Mr. Fleischhacker
                                    and Mr. Starks filed notification and
                                    report forms under the
                                    Hart-Scott-Rodino Antitrust
                                    Improvements Act of 1976, as amended
                                    (the "HSR Act"), with the Federal
                                    Trade Commission ("FTC") and the
                                    Antitrust Division of the Department
                                    of Justice (the "Antitrust Division")
                                    on or about February 20, 1996. SJM
                                    and Daig have received notice of
                                    early termination of the waiting
                                    period under the HSR Act effective
                                    March 5, 1996. SJM and Daig do not
                                    believe that any additional
                                    regulatory approvals are required,
                                    except for the filing and recordation
                                    of appropriate merger documents as
                                    required by the MBCA. See "THE MERGER
                                    -- REGULATORY APPROVALS."

DISSENTING                          If the Merger Agreement is approved
SHAREHOLDERS' RIGHTS                at the Special Meeting and the Merger
                                    is consummated, holders of Daig
                                    Common Stock who file a written
                                    notice of dissent before the vote and
                                    who do not vote for the Merger
                                    Agreement will have the right to
                                    dissent from the Merger and to
                                    receive the "fair value" of their
                                    shares of Daig Common Stock in cash,
                                    if and only if they fully comply with
                                    Sections 302A.471 and 302A.473 of the
                                    MBCA. The full text of these sections
                                    of the MBCA is attached as Exhibit D
                                    to this Proxy Statement/ Prospectus
                                    and is incorporated herein by
                                    reference. See "DISSENTING
                                    SHAREHOLDERS' RIGHTS."

EFFECTIVE TIME                      The Effective Time will occur as soon
                                    as practicable after the requisite
                                    approval of Daig's shareholders has
                                    been obtained and all other
                                    conditions to the Merger have been
                                    satisfied or waived. The Effective
                                    Time will occur upon the filing of
                                    Articles of Merger with the Secretary
                                    of State of the State of Minnesota.

ACCOUNTING TREATMENT                The Merger will be accounted for
                                    using the pooling of interests method
                                    under generally accepted accounting
                                    principles. Under the Merger
                                    Agreement, it is a condition
                                    precedent to the obligation of SJM to
                                    consummate the Merger that it
                                    receives letters as of the Effective
                                    Date from the respective independent
                                    accountants for SJM and Daig in the
                                    form previously received on the date
                                    of the Merger Agreement to the effect
                                    that, with respect to Daig, based on
                                    procedures performed, there have been
                                    no common stock transactions, changes
                                    in equity ownership or ownership
                                    affiliations that would preclude SJM
                                    from accounting for the Merger as a
                                    pooling of interests, and that with
                                    respect to SJM, the Merger will be
                                    treated as a pooling of interests
                                    under applicable accounting standards
                                    and Commission rules and regulations.
                                    Among other things, such letters from
                                    the respective independent
                                    accountants will be subject to the
                                    condition that less than 10% of the
                                    merger consideration will consist of
                                    cash, including (i) cash paid to
                                    holders of outstanding shares of Daig
                                    Common Stock who dissent from the
                                    proposed Merger and receive cash for
                                    their shares of Daig Common Stock,
                                    and (ii) cash paid in the Merger in
                                    lieu of fractional shares of SJM
                                    Common Stock. Daig and SJM are
                                    obligated to use their best efforts
                                    to cause the Merger to qualify, and
                                    to refrain from taking any action
                                    which could prevent the Merger from
                                    qualifying, as a pooling of
                                    interests. See "THE MERGER --
                                    ACCOUNTING TREATMENT," "CERTAIN
                                    PROVISIONS OF THE MERGER AGREEMENT --
                                    CONDITIONS TO CONSUMMATION OF THE
                                    MERGER" and "UNAUDITED PRO FORMA
                                    CONDENSED COMBINED FINANCIAL
                                    STATEMENTS."

CERTAIN FEDERAL TAX                 SJM and Daig expect that the Merger
CONSEQUENCES                        will be treated as a tax-free
                                    reorganization within the meaning of
                                    Section 368 of the Internal Revenue
                                    Code of 1986, as amended (the
                                    "Code"), and that for federal income
                                    tax purposes no gain or loss will be
                                    recognized by any Daig shareholder
                                    upon receipt of SJM Common Stock
                                    pursuant to the Merger (except upon
                                    the receipt of cash by holders who
                                    exercise their dissenters' rights or
                                    by other holders in lieu of
                                    fractional shares of SJM Common
                                    Stock). Furthermore, where cash is
                                    received by holders of Daig Common
                                    Stock pursuant to the Merger,
                                    including cash received by holders
                                    who exercise their dissenters' rights
                                    or by other holders in lieu of
                                    fractional shares of SJM Common
                                    Stock, gain or loss will be
                                    recognized by such holders upon the
                                    exchange of their shares of Daig
                                    Common Stock for cash. This
                                    expectation is based upon the opinion
                                    of Dorsey & Whitney LLP ("Dorsey &
                                    Whitney"), special counsel to Daig,
                                    which itself is based upon various
                                    representations and subject to
                                    various assumptions and
                                    qualifications. EACH HOLDER OF DAIG
                                    COMMON STOCK IS URGED TO CONSULT SUCH
                                    HOLDER'S OWN TAX ADVISOR AS TO THE
                                    FEDERAL INCOME TAX CONSEQUENCES OF
                                    THE MERGER, AND ALSO AS TO ANY STATE,
                                    LOCAL, FOREIGN OR OTHER TAX
                                    CONSEQUENCES, BASED ON SUCH HOLDER'S
                                    OWN PARTICULAR FACTS AND
                                    CIRCUMSTANCES. See "THE MERGER --
                                    CERTAIN FEDERAL TAX CONSEQUENCES."

COMPARATIVE MARKET PRICES AND       The following tables set forth, for
DIVIDENDS -- SJM AND DAIG           the calendar quarters indicated, the
                                    high and low closing sales prices per
                                    share of SJM Common Stock and Daig
                                    Common Stock as quoted on Nasdaq.
                                    SJM's fiscal year ends on the
                                    Saturday nearest December 31 and
                                    Daig's fiscal year ends on September
                                    30. Shares of SJM Common Stock and
                                    shares of Daig Common Stock are
                                    quoted on Nasdaq under the symbols
                                    "STJM" and "DAIG", respectively.

                                    On January 29, 1996, the last full
                                    trading day preceding the public
                                    announcement of the execution of the
                                    Merger Agreement, the last reported
                                    sale price per share of SJM Common
                                    Stock was $44.25 and the last
                                    reported sale price per share of Daig
                                    Common Stock was $24.00. Under the
                                    terms of the Merger Agreement, each
                                    share of Daig Common Stock
                                    outstanding immediately prior to the
                                    Effective Time (other than any shares
                                    as to which dissenters' rights have
                                    been perfected under the MBCA) will
                                    be converted into the right to
                                    receive .651733 of a share of SJM
                                    Common Stock. Based on the closing
                                    sales price of SJM Common Stock on
                                    January 29, 1996, the market price of
                                    .651733 of a share of SJM Common
                                    Stock was $28.84.


                                    Based on the closing sales price of
                                    SJM Common Stock on April   , 1996,
                                    the market price of .651733 of a
                                    share of SJM Common Stock was $ .


                                             SJM                 DAIG
                                        COMMON STOCK         COMMON STOCK
                                       HIGH       LOW       HIGH       LOW

               CALENDAR YEAR 1993
                 1st Quarter          $28.33     $19.17    $ 3.31    $    2.25
                 2nd Quarter           26.00      18.17      5.50         2.13
                 3rd Quarter           26.33      17.00      5.50         4.13
                 4th Quarter           19.83      16.67      7.25         4.38
               CALENDAR YEAR 1994
                 1st Quarter           20.33      17.33      7.25         6.00
                 2nd Quarter           21.67      16.50      7.00         5.13
                 3rd Quarter           24.17      20.00      8.50         5.50
                 4th Quarter           27.33      22.50      9.88         7.50
               CALENDAR YEAR 1995
                 1st Quarter           28.83      23.67     15.50         9.50
                 2nd Quarter           35.67      27.08     18.00        12.25
                 3rd Quarter           42.67      32.58     25.75        18.50
                 4th Quarter           43.25      32.50     24.75        19.50
               CALENDAR YEAR 1996
                 1st Quarter (1)       46.00      36.38     28.38        20.75
                 2nd Quarter (2)       39.50      35.25     25.38        22.38


                                    (1) The high and low sales prices per
                                        share of SJM Common Stock
                                        reported on Nasdaq during the
                                        period January 1, 1996 through
                                        January 29, 1996, the last full
                                        trading day prior to the public
                                        announcement of the execution of
                                        the Merger Agreement, were $46.00
                                        and $39.25, respectively. The
                                        high and low sales prices per
                                        share of Daig Common Stock as
                                        reported on Nasdaq during the
                                        period January 1, 1996 through
                                        January 29, 1996, were $25.50 and
                                        $19.75, respectively.
                                        (2) Through April 18, 1996.



                                    Daig shareholders are urged to obtain
                                    current market quotations for shares
                                    of SJM Common Stock and Daig Common
                                    Stock.

                                    SJM has never paid cash dividends,
                                    other than during the period from
                                    April 1992 through August 1994, when
                                    SJM paid quarterly dividends of $.067
                                    per share to holders of SJM Common
                                    Stock. SJM currently intends to
                                    retain all of its earnings to finance
                                    the continued growth of SJM's
                                    business. Although SJM may consider
                                    declaring and paying a dividend in
                                    the future, there can be no assurance
                                    that it will do so. No cash dividends
                                    have been declared or paid on Daig
                                    Common Stock since Daig's inception.


SELECTED HISTORICAL AND PRO FORMA   The following tables set forth
FINANCIAL DATA -- SJM AND DAIG      selected historical consolidated
                                    financial data of SJM and Daig and
                                    combined pro forma financial data
                                    giving effect to the Merger using the
                                    pooling of interests method of
                                    accounting and reflecting the
                                    Conversion Ratio and the pro forma
                                    adjustments described in the
                                    accompanying notes. The selected
                                    consolidated financial data for the
                                    five fiscal years ended December 31,
                                    1995 for SJM and for the five fiscal
                                    years ended September 30, 1995 for
                                    Daig, has been obtained from the
                                    consolidated financial statements of
                                    SJM and Daig, which statements have
                                    been audited by Ernst & Young LLP and
                                    Grant Thornton LLP, respectively,
                                    independent public accountants. The
                                    selected financial data for Daig for
                                    the three-month periods ended
                                    December 31, 1995 and 1994 have been
                                    obtained from Daig's unaudited
                                    financial statements and include, in
                                    the opinion of Daig management, all
                                    adjustments necessary to present
                                    fairly the data for such periods.


                                    Daig's fiscal year ends on September
                                    30 of each calendar year; therefore,
                                    Daig's results for the fiscal years
                                    ended September 30, 1995, 1994, and
                                    1993, have been combined with SJM's
                                    results for the years ended December
                                    31, 1995, 1994 and 1993. It is
                                    anticipated that, upon consummation
                                    of the Merger, the fiscal year end of
                                    the Surviving Corporation will be
                                    changed to the Saturday nearest
                                    December 31.



                                    In addition, the pro forma combined
                                    financial data for 1994 reflects the
                                    acquisition by SJM of substantially
                                    all the worldwide assets of the
                                    cardiac rhythm management operations
                                    of Siemens AG ("Pacesetter") as if it
                                    had occurred as of the beginning of
                                    1994. The acquisition of Pacesetter
                                    was effective September 30, 1994, and
                                    was accounted for as a purchase. The
                                    historical SJM results for 1994
                                    include the results of Pacesetter
                                    only from October 1, 1994 to December
                                    31, 1994.


                                    This data should be read in
                                    conjunction with the separate
                                    consolidated financial statements and
                                    notes thereto of SJM and Daig
                                    incorporated by reference in this
                                    Proxy Statement/Prospectus.


                                    The pro forma information set forth
                                    below is presented for illustrative
                                    purposes only and is not necessarily
                                    indicative of the operating results
                                    or financial position that would have
                                    resulted had the Merger been
                                    consummated prior to the periods
                                    indicated, nor is it necessarily
                                    indicative of the operating results
                                    for future periods or future
                                    financial position. Total
                                    Merger-related direct expenses
                                    are expected to approximate $5.5
                                    million, substantially all of which
                                    are reflected in the unaudited pro
                                    forma condensed combined financial
                                    statements. A one-time charge
                                    associated with the Merger of
                                    approximately $5.5 million was
                                    recognized by SJM in the first
                                    quarter of 1996. The unaudited pro
                                    forma condensed combined financial
                                    statements exclude any benefits from
                                    synergies that may result from the
                                    Merger. The unaudited pro forma
                                    combined selected financial
                                    statements should be read in
                                    conjunction with "UNAUDITED PRO FORMA
                                    CONDENSED COMBINED FINANCIAL
                                    STATEMENTS." There were no material
                                    transactions between SJM and Daig
                                    during any of the periods presented.


                                    Pro forma combined net income per
                                    share is derived from the pro forma
                                    combined statements presented in
                                    "UNAUDITED PRO FORMA CONDENSED
                                    COMBINED FINANCIAL STATEMENTS," which
                                    gives effect to the Merger under the
                                    pooling of interests accounting
                                    method as if the Merger had occurred
                                    at the beginning of each period and
                                    combines the results of SJM and Daig
                                    for the periods presented. Pro forma
                                    combined dividends per share reflect
                                    SJM's cash dividends paid in the
                                    periods indicated. The per share
                                    equivalent pro forma combined data
                                    presentation is based upon the
                                    Conversion Ratio. Book value per
                                    share for the pro forma combined
                                    presentation is based upon the number
                                    of common shares outstanding of SJM
                                    Common Stock, adjusted to include the
                                    shares of SJM Common Stock to be
                                    issued as a result of the Merger.

                                    Comparative per share data for net
                                    income, dividends and book value of
                                    SJM and Daig is also set forth below
                                    on both a historical and pro forma
                                    combined basis and on a per share
                                    equivalent pro forma basis for Daig.


                            ST. JUDE MEDICAL, INC.
                      SELECTED HISTORICAL FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                        DECEMBER 31,
                                                  1995       1994 (a)       1993         1992         1991

OPERATING DATA:
 Net sales                                      $723,513     $359,640     $252,642     $239,547     $209,837
 Gross profit                                    500,717      258,684      191,300      179,297      149,043
 Selling, general and administrative
  expenses                                       237,569       97,577       49,040       45,561       40,286
 Research and development expenses                68,970       21,008       10,972       11,478        8,110
 Purchased research and development charge                     40,800
 Total operating expenses                        306,539      159,385       60,012       57,039       48,396
 Operating profit                                194,178       99,299      131,288      122,258      100,647
 Net income                                     $129,418     $ 79,234     $109,643     $101,658     $ 83,968
 Net earnings per common share                  $   1.82     $   1.13     $   1.55     $   1.41     $   1.17
 Dividends per common share                     $   0.00     $   0.20     $   0.27     $   0.20     $   0.00
 Weighted average number of common shares         71,067       70,169       70,834       71,897       72,104

                                                        DECEMBER 31,
                                  1995          1994         1993         1992         1991
BALANCE SHEET DATA:
 Working capital               $  327,526     $321,402     $408,998     $377,321     $301,094
 Total assets                   1,015,934      919,898      526,817      469,750      375,093
 Long-term obligations            120,000      255,000            0            0            0
 Shareholders' equity             703,306      552,218      484,241      429,039      344,727
 Book value per common
  share                             10.05         7.92         6.96         6.02         4.85


SEE ACCOMPANYING NOTES TO SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA OF
                                 SJM AND DAIG



                               DAIG CORPORATION
                      SELECTED HISTORICAL FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                    (UNAUDITED)
                                                    THREE MONTHS
                                                 ENDED DECEMBER 31,                    YEAR ENDED SEPTEMBER 30,
                                                  1995        1994       1995        1994        1993        1992        1991
OPERATING DATA:
 Net sales                                       $10,119    $ 8,639     $38,322     $32,309     $25,678     $19,186     $11,227
 Gross profit                                      7,065      5,809      26,288      21,178      16,587      11,711       6,204
 Selling, general and administrative
  expenses                                         2,520      2,308       9,820       8,394       6,932       5,238       3,757
 Research and development expenses                   799        608       3,335       2,463       1,897       1,631       1,447
 Total operating expenses                          3,319      2,916      13,155      10,857       8,829       6,869       5,204
 Operating profit                                  3,746      2,893      13,133      10,321       7,758       4,842       1,000
 Net income                                      $ 2,717    $ 2,054     $ 9,898     $ 7,574     $ 5,229     $ 3,575     $   477
 Net earnings per common share                   $  0.18    $  0.14     $  0.65     $  0.50     $  0.35     $  0.25     $  0.04
 Dividends per common share                      $  0.00    $  0.00     $  0.00     $  0.00     $  0.00     $  0.00     $  0.00
 Weighted average number of common shares         15,236     15,204      15,223      15,215      14,829      14,279      13,217

                                   DECEMBER 31,                             SEPTEMBER 30,
                                 1995        1994        1995        1994        1993        1992       1991
BALANCE SHEET DATA:
 Working capital                $28,370     $18,441     $25,869     $16,344     $10,283    $ 5,952     $2,966
 Total assets                    37,882      26,924      34,055      24,299      17,117     11,645      6,969
 Long-term obligations                0           0           0           0         284        571      1,166
 Shareholders' equity            34,192      23,631      31,475      21,577      14,056      7,587      3,627
 Book value per common
  share                            2.24        1.55        2.07        1.42        0.92       0.55       0.30


SEE ACCOMPANYING NOTES TO SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA OF
                                 SJM AND DAIG



              SELECTED PRO FORMA FINANCIAL DATA OF SJM AND DAIG
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                 (UNAUDITED)



                                                        PRO FORMA COMBINED FINANCIAL DATA
                                                             YEAR ENDED DECEMBER 31,
                                                              ADJUSTED
                                                   1995       1994 (b)     1994 (c)       1993
OPERATING DATA:
 Net sales                                       $761,835     $696,739     $391,949     $278,320
 Gross profit                                     527,005      468,190      279,862      207,887
 Selling, general and administrative
  expenses                                        247,389      241,435      105,971       55,972
 Research and development expenses                 72,305       49,318       23,471       12,869
 Purchased research and development charge.                     40,800       40,800
 Total operating expenses                         319,694      331,553      170,242       68,841
 Operating profit                                 207,311      136,637      109,620      139,046
 Net income                                      $138,848     $ 92,082     $ 86,450     $114,573
 Net earnings per common share (d)               $   1.71     $   1.15     $   1.08     $   1.42
 Dividends per common share                      $   0.00     $   0.20     $   0.20     $   0.27
 Weighted average number
  of common shares                                 80,988       80,085       80,085       80,499

                                     DECEMBER 31,
                                  1995          1994
BALANCE SHEET DATA:
 Working capital               $  349,271     $332,241
 Total assets                   1,053,816      944,197
 Long-term obligations            120,000      255,000
 Shareholders' equity             730,873      568,290
 Book value per common
  share                              9.14         7.22


                            SEE ACCOMPANYING NOTES



                          COMPARATIVE PER SHARE DATA

                                           YEAR ENDED DECEMBER 31,
                                           1995      1994     1993
OPERATING DATA:
    Income Per Common Share:
    SJM -- historical                      $1.82    $1.13    $1.55
    Daig -- historical                      0.65     0.50     0.35
    SJM and Daig pro forma (d)              1.71     1.08     1.42
    Daig pro forma equivalent (e)           1.11     0.70     0.93
    SJM and Daig adjusted pro forma (f)     1.71     1.15     1.42
    Daig adjusted pro forma equivalent
     (f)                                    1.11     0.75     0.93
    Dividends Declared Per Common
     Share:
    SJM -- historical                       0.00     0.20     0.27
    Daig -- historical                      0.00     0.00     0.00
    SJM and Daig pro forma                  0.00     0.20     0.27
    Daig pro forma equivalent               0.00     0.00     0.00

                                   DECEMBER 31,
                                       1995
BALANCE SHEET DATA:
    Book Value Per Common
     Share:
    SJM -- historical                 $10.05
    Daig -- historical                  2.24
    SJM and Daig pro forma (d)          9.14
    Daig pro forma equivalent
     (e)                                5.96

                       NOTES TO SELECTED FINANCIAL DATA
                            (DOLLARS IN THOUSANDS)


(a) Results are not directly comparable due to the Pacesetter acquisition effective September 30, 1994. Results for 1994 include a $40,800 pre-tax ($25,300 after-tax) one-time charge for purchased research and development associated with the Pacesetter acquisition.



(b) Represents the combined results as if the acquisition of Pacesetter had occurred as of the beginning of 1994.



(c) The acquisition of Pacesetter was effective September 30, 1994, and was accounted for under the purchase accounting method. Accordingly, Pacesetter's results are included from the effective date of the acquisition.


(d) The pro forma amounts per SJM common share have been derived from the historical consolidated financial statements of SJM and Daig, incorporated by reference herein, and give effect to the Merger under the pooling of interests method of accounting as if the Merger occurred on the first day of the earliest period presented with .651733 of a share of SJM Common Stock issued for each share of Daig Common Stock.

(e) Reflects the pro forma amounts per SJM common share multiplied by the Conversion Ratio of .651733.

(f) Same as (d) and (e) above, except includes the results of Pacesetter as if the acquisition had occurred as of the beginning of 1994.


                                 RISK FACTORS


SHAREHOLDERS OF DAIG SHOULD CONSIDER CAREFULLY ALL THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS AND, IN PARTICULAR, THE FOLLOWING FACTORS.


RAPID TECHNOLOGICAL CHANGE AND INTENSE COMPETITION
The medical device market is highly competitive. SJM and Daig both compete with many companies, some of which have access to greater financial and other resources than SJM or Daig. Furthermore, the medical device market is characterized by intensive development efforts and rapidly advancing technology. SJM's and Daig's present and future products could be rendered obsolete or uneconomical by technological advances by one or more of SJM's and Daig's current or future competitors or by alternative therapies, including drug therapies. The future success of the combined company will depend, in large part, on its ability to anticipate technology advances and keep pace with other developers of medical devices and therapies. Competitive market forces may also adversely affect the prices at which the combined company sells its products. In particular, there has been significant consolidation in the medical device industry in recent years, partly in response to the increasing emphasis on cost containment in the industry, the emergence of large managed-care buying groups and hospital consolidations and the potential for increased federal regulation. Given these factors, there can be no assurance that the combined company resulting from the Merger will have the size or ability to compete successfully in the industry.


COSTS OF AND RISKS ASSOCIATED WITH FDA AND OTHER GOVERNMENTAL REGULATION
The medical devices manufactured and marketed by SJM and Daig are subject to rigorous regulation by the U.S. Food and Drug Administration ("FDA") and numerous other federal, state and foreign governmental authorities. The process of obtaining regulatory approvals to market a medical device, particularly from the FDA, can be costly and time-consuming, and there can be no assurance that such approvals will be granted for future products on a timely basis, if at all. Delays in receipt of, or failure to obtain, approvals for future products could result in delays in realizing product revenues or in substantial additional costs or have other material adverse effects on the combined company's business or results of operations. In addition, there can be no assurance that the combined company will be or will continue to be in compliance with applicable FDA and other material regulatory requirements. If the FDA were to conclude that the combined company was not in compliance with applicable laws or regulations, it could institute proceedings to detain or seize the combined company's products, issue a recall, impose operating restrictions, enjoin future violations and assess civil penalties against the combined company, its officers or its employees and could recommend criminal prosecution to the Department of Justice. Furthermore, the FDA could proceed to ban, or request recall, repair, replacement or refund of the cost of, any device manufactured or distributed by the combined company. Moreover, foreign governmental regulations have become increasingly stringent, and the combined company may be subject to more rigorous regulation by foreign governmental authorities in the future. SJM and Daig cannot predict whether any U.S. or foreign governmental regulation may be imposed in the future that may have a material adverse effect on the combined company.



For a description of a consent decree applicable to SJM's Pacesetter Systems, Inc. subsidiary, see "THE COMPANIES -- ST. JUDE MEDICAL, INC. -- LITIGATION AND OTHER PROCEEDINGS."



RISK OF PRODUCT LIABILITY LOSSES AND INADEQUATE OR UNAVAILABLE INSURANCE
COVERAGE
The medical devices industry is subject to significant product liability claims and litigation, and the combined company will face an inherent risk of exposure to product liability claims alleging that the use of its products (or of products previously manufactured by SJM or Daig) has resulted in adverse effects to a patient or patients. Such claims could be asserted in the future against the combined company for past or future events not known to management of SJM or Daig at this time. Any such claim could have an adverse effect on the combined company. As part of their respective risk management policies, SJM has obtained third party product liability insurance coverage, while Daig has elected to self-insure with respect to product liability risks. There can be no assurance that the combined company will continue to be able to obtain product liability insurance on commercially reasonable terms, if at all. Furthermore, there can be no assurance that product liability claims against the combined company will not exceed the coverage limits of any insurance policies or cause the combined company to record a self-insured loss. A product liability claim in an amount in excess of applicable insurance could have a material adverse effect on the combined company.



For a description of certain litigation involving SJM related to product liability claims and insurance coverage, see "THE COMPANIES -- ST. JUDE MEDICAL, INC. -- LITIGATION AND OTHER PROCEEDINGS."



POSSIBLE CHALLENGES TO PATENTS AND PROPRIETARY RIGHTS
SJM and Daig are, and the combined company will be, dependent upon proprietary intellectual property. Both SJM and Daig rely on a combination of patents, trade secrets and nondisclosure agreements to protect their respective proprietary intellectual property, and the combined company will continue to do so. There can be no assurance that pending patent applications owned by SJM or Daig will result in patents issuing to SJM, Daig or the combined company, that patents issued to or licensed by SJM, Daig or the combined company in the past or in the future will not be challenged or circumvented by competitors or that such patents will be found to be valid or sufficiently broad to protect the combined company's technology or to provide the combined company with any competitive advantage. Third parties could also obtain patents that may require the combined company to negotiate licenses to conduct its business, but there can be no assurance that the required licenses would be available on reasonable terms or at all. The combined company will also rely on confidentiality agreements with certain employees, consultants and other parties to protect, in part, trade secrets and other proprietary technology. There can be no assurance that these agreements will not be breached, that the combined company will have adequate remedies for any breach, that others will not independently develop substantially equivalent proprietary information or that third parties will not otherwise gain access to the combined company's trade secrets or proprietary knowledge.


There has been substantial litigation regarding patent and other intellectual property rights in the medical device industry generally. In the future, the combined company may be forced to defend itself against claims and legal actions alleging infringement of the intellectual property rights of others. Additionally, the combined company may find it necessary to initiate litigation in order to enforce its patent rights, to protect its trade secrets or know-how and to determine the scope and validity of the proprietary rights of others. Intellectual property litigation can be costly and time-consuming, and there can be no assurance that the combined company's intellectual property litigation expenses will not be significant in the future or that the outcome of such litigation will be favorable to the combined company. Adverse determinations in any such litigation could subject the combined company to significant liabilities to third parties, could require the combined company to seek licenses from third parties and could, if such licenses are not available, prevent the combined company from manufacturing, selling or using certain of its products, any of which could have a material adverse effect on the combined company.

POSSIBLE DENIAL OF THIRD-PARTY REIMBURSEMENT
SJM and Daig currently sell their products, and the combined company will sell its products, to hospitals, doctors and other health care providers, who receive reimbursement for the health care services provided to their patients from third-party payors, such as governmental programs (i.e., Medicare and Medicaid), private insurance plans and managed care programs. These third-party payors may deny reimbursement if they determine that a device used in a procedure was not used in accordance with cost-effective treatment methods, as determined by such third-party payor, or was used for an unapproved indication. Also, third-party payors are increasingly challenging the prices charged for medical products and services. There can be no assurance that the combined company's products will be considered cost-effective by third-party payors, that reimbursement will be available or, if available, that the third-party payors' reimbursement policies will not adversely affect the combined company's ability to sell its products profitably.

GOVERNMENT INVESTIGATIONS

INVESTIGATION BY OFFICE OF THE INSPECTOR GENERAL OF REIMBURSEMENT CLAIMS MADE BY CERTAIN CUSTOMERS. The Office of the Inspector General (the "OIG") of the United States Department of Health and Human Services ("HHS") is currently conducting an investigation regarding the possible submission of improper claims to the Medicare/Medicaid programs for reimbursement for procedures using cardiovascular medical devices that were not approved for marketing by the FDA at the time of use. Beginning in June 1994, approximately 130 hospitals received subpoenas from HHS seeking information with respect to reimbursement for procedures using cardiovascular medical devices (including certain products manufactured by SJM and Daig, as well as numerous other manufacturers) that were subject to investigational exemptions or may not have been approved for marketing by the FDA at the time of use. The subpoenas also sought information regarding various types of remuneration, including payments, gifts, stock and stock options, received by the hospitals or their employees from manufacturers of medical devices. The OIG's investigation and any related change in Medicare/Medicaid reimbursement practices may discourage hospitals from participating in clinical trials or from including Medicare and Medicaid patients in clinical trials, which could lead to increased costs in the development of new products. In addition, civil and criminal sanctions may be imposed against any person found to have participated in an improper claim for reimbursement under Medicare/Medicaid, including possibly SJM, Daig or the combined company. Both SJM and Daig believe that it is too early to predict the possible outcome of this matter or when it will be resolved. There can be no assurance that the OIG's investigation or any resulting or related changes in third-party payors' reimbursement practices will not materially adversely affect the medical device industry in general or the combined company in particular.


GERMAN GOVERNMENT INVESTIGATION. In 1994 a state prosecutor in Germany began an investigation of allegations of corruption in connection with the sale of heart valves. As part of that investigation, the prosecutor seized documents from SJM's offices in Germany as well as documents from certain competitors' offices. In December 1995, the state prosecutor announced that the investigation was continuing and had been broadened to include other medical devices. Subsequently, the United States Securities and Exchange Commission issued a formal order of private investigation covering sales practices of SJM and other manufacturers in Germany.


POSSIBLE ADVERSE IMPACT OF HEALTH CARE REFORM PROPOSALS
From time to time health care reform proposals have been introduced in the United States Congress that generally attempt to expand health care coverage and reduce total health care expenditures. Different proposals use various techniques to achieve these goals. Proposals often include such features as universal health care coverage, mandatory employer health insurance premiums, global expenditure limits, procedures for the review of new technologies, portability of insurance coverage and the creation of large buying groups intended to have considerable purchase power. Currently, legislative attention is focused particularly on certain proposed Medicare and Medicaid reforms. The ultimate scope of these reforms, if any, cannot yet be ascertained. Certain states have already made significant changes to their Medicaid programs and have adopted other health care reforms. Other states have reform proposals under consideration. In addition, such health care reform initiatives may accelerate the growing trend toward involvement by hospital administrators, purchasing managers and buying groups in purchasing decisions. This trend is expected to lead to increased emphasis on the cost-effectiveness of any treatment regimen. Regardless of whether any additional reform proposals are ultimately adopted, the trend toward cost controls and the requirement of more efficient utilization of medical therapies and procedures is expected to continue. Health care reform and the trend toward managed care may adversely affect the prices for, or the levels at which reimbursement is provided for, the combined company's products and the volume of products sold. In addition, certain health care reform initiatives, if enacted, may cause the combined company to incur increased expenses or reduced revenue in connection with bringing new products to market, which may adversely affect the combined company's business and results of operations. Similar initiatives to limit the growth of health care costs, including price regulation, are also underway in several other countries in which SJM and Daig currently do, or the combined company is expected to do, business. SJM and Daig are unable to predict at this time whether any such U.S. or foreign health care reform initiatives will be enacted or, if enacted, the final form such reforms would take or when such reforms would be implemented. Similarly, SJM and Daig are unable to predict what effect, if any, the enactment of any current or future U.S. or foreign health care reform initiatives might have on the combined company's business and results of operations.


POTENTIAL FOR SUPPLY INTERRUPTIONS
SJM purchases raw materials and other items from numerous suppliers for use in its products. SJM maintains sizeable inventories of up to three years of its projected requirements for certain materials, some of which are available only from a single vendor. SJM has been advised from time to time that certain of these vendors may terminate sales of products to customers that manufacture implantable medical devices in an effort to reduce their potential products liability exposure. Some of these vendors have modified their positions and have indicated a willingness to either temporarily continue to provide product until such time as an alternative vendor or product can be qualified or to reconsider the supply relationship. While SJM believes that alternative sources of raw materials are available and that there is sufficient lead time in which to qualify such other sources, any supply interruption could have a material adverse effect on SJM's ability to manufacture its products.



DEPENDENCE ON KEY PERSONNEL
The combined company's continued success will depend in large part on its ability to attract and retain highly qualified scientific, management, marketing and sales personnel. The competition for skilled personnel in SJM's and Daig's industry is intense. There is an inherent risk in transactions like the Merger that the combination process could result in the departure of key employees. There can be no assurance that the announcement of the proposed Merger will not adversely affect the combined company's ability to attract and retain personnel. The loss of a significant group of skilled personnel could adversely affect the combined company.



PROPOSAL TO INCREASE AUTHORIZED SHARES OF SJM COMMON STOCK; OTHER ANTITAKEOVER CONSIDERATIONS
At the SJM Annual Meeting of Shareholders scheduled to be held on May 9, 1996, holders of SJM Common Stock will be asked to consider and vote upon a proposal to approve and adopt a proposed amendment to the SJM Articles of Incorporation to increase the number of authorized shares of SJM Common Stock from 100,000,000 to 250,000,000 (the "Amendment"). The Amendment is being sought because, following the consummation of the Merger and absent the Amendment, there would remain only approximately 11.4 million shares of authorized, unissued and unreserved shares of SJM Common Stock. The Amendment, if adopted, will make available to SJM additional authorized, unissued and unreserved shares of SJM Common Stock without the delay and cost of calling a special shareholders' meeting. The additional authorized SJM Common Stock could also be issued to make any attempt to acquire control of SJM more difficult and costly and thereby discourage attempts to acquire SJM or deprive holders of SJM Common Stock of the opportunity to sell their shares at a premium above market price. If an issuance of additional shares of SJM Common Stock is made on other than a pro rata basis to all shareholders, dilution of ownership interest and voting power of existing shareholders may occur and, depending on the consideration for which the shares were issued, could dilute earnings per share. If any plans or arrangements are made concerning the issuance of any such shares, holders of the then outstanding shares of SJM Common Stock may or may not be given the opportunity to vote thereon, depending upon the nature of any such transaction, the law applicable thereto, the policy of any stock exchange upon which the SJM Common Stock may be listed at such time and the judgment of the SJM Board.


SJM is, and the combined company will continue to be, subject to a shareholders' rights plan which could in certain circumstances serve as a deterrent against a possible change of control not approved by the SJM Board. In addition, SJM is, and the combined company will be, subject to certain provisions of the Minnesota Business Corporation Act that limit the voting rights of shares acquired in "control share acquisitions" and restrict certain "business combinations." See "MATERIAL DIFFERENCES IN RIGHTS OF DAIG SHAREHOLDERS -- BUSINESS COMBINATIONS" and "-- SHAREHOLDERS' RIGHTS PLAN." These provisions and the rights plan could, in themselves or in connection with the foregoing factors, have the effect of discouraging certain attempts to acquire the combined company that could deprive the combined company's shareholders of opportunities to sell their shares of SJM Common Stock at prices higher than prevailing market prices.


CONFLICTS OF INTEREST
In considering the recommendation of the Daig Board with respect to the Merger Agreement, holders of Daig Common Stock should be aware that certain members of Daig's management and the Daig Board have interests in the Merger that are in addition to, and different from, the interests of Daig shareholders generally. As described above, pursuant to the Shareholders' Agreement, Messrs. Fleischhacker and Starks have (i) agreed to vote certain of the shares of Daig Common Stock held by them in favor of approval of the Merger Agreement, (ii) granted irrevocable proxies to SJM to vote such shares accordingly, and (iii) agreed not to sell such shares except pursuant to the Merger. In addition, each of Mr. Fleischhacker and Mr. Starks has entered into an employment agreement with Daig that will become effective at the Effective Time. The employment agreements provide that Messrs. Fleischhacker and Starks will be employed as Chairman and Chief Executive Officer and President and Chief Operating Officer, respectively, of Daig. These agreements, which have a term of two years each, set the annual base salary for each individual ($300,000 for Mr. Fleischhacker and $250,000 for Mr. Starks), provide that each individual shall be eligible to participate in SJM's bonus, stock option and benefits programs, and contain certain provisions regarding confidential information, assignment of inventions, non-competition and non-solicitation. Each of Mr. Fleischhacker and Mr. Starks has also entered into an agreement with SJM, similar to the agreements currently provided to SJM executives, with regard to the treatment to be accorded such executives upon the occurrence of certain events that result in a "change in control" (as defined in such agreements) of SJM. In addition, it is a condition to Daig's obligation to consummate the Merger that Mr. Starks (the "Designated Director") shall have been appointed to fill a newly created directorship on the SJM Board having a term expiring at the SJM annual meeting of shareholders to be held in 1997. Mr. Heinmiller, Daig's Vice President -- Finance and Administration, has entered into an employment agreement with Daig having a term of one year from the Effective Time of the Merger, unless earlier terminated. The agreement provides that Mr. Heinmiller will be employed as Daig's Vice President -- Finance and Administration at a base salary of $137,000 per annum together with a guaranteed annual bonus equal to 30% of this base salary, will receive an option to purchase 4,500 shares of SJM Common Stock at the fair market value on the date of grant (the "Stock Option"), will have the right to participate in SJM's benefit programs and will be subject to certain provisions regarding confidential information, assignment of inventions, non-competition and non-solicitation. The Stock Option will vest at the rate of 25% per year over a period of four years provided Mr. Heinmiller remains continuously employed by Daig. If the employment agreement terminates under conditions other than those certain ones specifically described in the agreement, Mr. Heinmiller will be entitled to receive a bonus payment of $322,000. If the payment is not made and Mr. Heinmiller is not employed by Daig or an affiliate within one year after expiration of the term of the employment agreement, Mr. Heinmiller will be entitled to a bonus payment of $20,833.33 per month for each month in the one-year period following the expiration of the employment agreement in which he is not employed by Daig or an affiliate. In addition, SJM has agreed to allow a $440,000 interest-free loan from Daig to Mr. Heinmiller to remain outstanding after the Effective Time. SJM has also agreed with Mr. Heinmiller that, in the event the Daig Option has not been exercised prior to the Closing Date, SJM will file an amendment to a registration statement covering shares of its stock to permit Mr. Heinmiller to exercise the option and receive registered shares of SJM Common Stock. SJM is obligated under the Merger Agreement to indemnify and hold harmless directors, officers, employees and agents of Daig under certain circumstances, from claims, actions, suits or proceedings, and also has certain obligations with respect to employee benefit matters. The Daig Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement. See "THE MERGER -- CONFLICTS OF INTEREST" and "CERTAIN PROVISIONS OF THE MERGER AGREEMENT -- CONDITIONS TO CONSUMMATION OF THE MERGER."



                                THE COMPANIES

ST. JUDE MEDICAL, INC.


GENERAL. SJM designs, manufactures and markets medical devices and services for the cardiovascular segment of the medical device market. The Company's products are distributed in more than 70 countries worldwide through a combination of direct sales personnel and independent manufacturers' representatives. SJM's principal products are valve disease management products, including mechanical and tissue heart valves and annuloplasty ring products, and pacemaker products, including bradycardia pulse generators, leads and programmers. The main markets for SJM's products are the United States, Western Europe and Japan.


Prior to the acquisition of Pacesetter from Siemens in September 1994, SJM derived the substantial majority of its revenues from heart valve products. SJM acquired substantially all of its pacemaker operations in the Pacesetter acquisition, which significantly expanded SJM's product offering and provided a platform for potential further diversification of its business. In 1995 almost 63% of SJM's net sales were derived from pacemaker products, approximately 36% from heart valve products and the balance from cardiac assist products. Effective January 19, 1996, the Company sold its Cardiac Assist Division assets to C.R. Bard.

Pacesetter pulse generators and leads treat patients with heart beats that are too slow or irregular, a condition known as bradycardia. Various models of bradycardia pulse generators and leads are produced by Pacesetter. Pulse generators can sense and produce impulses in both the upper and lower chambers of the heart, in appropriate relation to heart activity, and can be non-invasively programmed by the physician to adjust sensing, electrical pulse intensity, duration, rate, and other characteristics. The pulse generator, generally referred to as a pacemaker, contains a battery and electronic circuitry. It generates pacing pulses and monitors the heart's activity to sense abnormalities requiring correction. It is most often implanted pectorally in the upper chest just below the collarbone. The leads are insulated wires that carry the pulses to the heart and information from the heart back to the pacemaker. A pacemaker uses electrical currents equivalent to those in a healthy heart.

Heart valves facilitate the one-way flow of blood in the heart and prevent significant backflow of blood into the heart and between the heart's chambers. Heart valve replacement or repair may be necessary because the natural heart valve has deteriorated due to congenital defects or disease. SJM offers both mechanical and tissue heart valves. The St. Jude Medical(R) mechanical heart valve is the most widely implanted valve in the world with over 650,000 valves implanted to-date. Also, in 1996, the Company executed an agreement to provide services relating to homografts.

Annuloplasty rings are prosthetic devices used to repair diseased or damaged mitral heart valves. The ring can be adjusted either symmetrically or asymmetrically before, during or after placement to produce the desired valve annulus size and configuration.


MERGER AGREEMENT WITH CYBERONICS, INC. In April 1996, SJM entered into a Merger Agreement with respect to the possible acquisition of Cyberonics, Inc. ("Cyberonics") by SJM. Cyberonics designs, develops and markets medical devices for the treatment of epilepsy and other debilitating neurological disorders through vagus nerve stimulation. Under the terms of the merger agreement, if SJM elects to proceed with the merger, SJM would pay approximately $72 million in cash (approximately $7 per share) for the currently outstanding shares of Cyberonics. The merger agreement gives SJM the unilateral option to terminate the merger prior to closing (currently anticipated to occur in October 1996). The merger is subject to approval by a majority of the shareholders of Cyberonics and certain regulatory reviews. SJM has agreed that, upon approval of the merger by the shareholders of Cyberonics and regardless of whether it elects to proceed with the merger, it will purchase from Cyberonics $12 million in newly issued Cyberonics common stock at a price of $5.50 per share.



Cyberonics' approach to the treatment of epilepsy utilizes "neuropacing" or the use of a pacemaker-like device to stimulate the vagus nerve intermittently and reduce the incidence of seizures. The Cyberonics device consists of an implantable pulse signal generator and a nerve stimulation lead. This system has been implanted in over 700 patients worldwide and has been approved for use in 23 countries, including the countries in the European Union. Cyberonics filed a pre-market approval ("PMA") application with the FDA in June 1993, which was amended in January 1995 following a request from the FDA for a second double-blind placebo-controlled study. Cyberonics has completed the enrollment phase of this confirmatory trial. The treatment phase of this trial is expected to be completed in mid-1996, and the submission of the final PMA to the FDA is expected before the end of 1996.



LITIGATION AND OTHER PROCEEDINGS. On February 28, 1994, the predecessor organization to SJM's Pacesetter Systems, Inc. subsidiary entered into a consent decree in settlement of a lawsuit brought by the United States in U.S. District Court for the District of New Jersey. The consent decree, which remains in effect indefinitely, requires that Pacesetter's operations comply with the FDA's Good Manufacturing Practice regulations, including certain specific provisions of such regulations identified in the consent decree. The consent decree provides for FDA inspections and for the payment by the inspected facility of certain costs of the inspections.



From 1987 to 1991, Siemens AG ("Siemens"), through its Pacesetter division and other affiliates, manufactured and sold approximately 32,000 model 1016T and 1026T pacemaker leads of which approximately 25,000 were sold in the United States. In 1991, Siemens ceased selling these products and issued a safety alert to physicians explaining that these pacemaker leads had a higher than expected failure rate due to an inner insulation problem. The safety alert recommended monitoring steps to minimize any risk posed by the devices. The FDA treated this notice as a Class I recall. In March 1993, Siemens was sued in federal district court in Cincinnati, Ohio (the "Wilson case"). The suit alleged that the model 1016T leads were negligently designed and manufactured. The suit sought class action status for patients whose 1016T leads had malfunctioned up to that time. The class status was granted by the court in September 1993. When SJM acquired Pacesetter from Siemens as of September 30, 1994, the purchase agreement specifically provided that Siemens retain all liability for the Wilson case as well as all other litigation that was pending or threatened before October 1, 1994. The purchase agreement also provided that SJM would assume liability for other product liability claims which arose after September 30, 1994.



Siemens and SJM were named defendants in a class action suit filed in March 1995 in federal district court in Houston, Texas for alleged defects in models 1016T and 1026T pacing leads (the "Hann case"). The suit sought class action status for patients who had inner insulation failures of these leads after March 22, 1993 and who were not members of the Wilson class. Siemens and SJM settled the Wilson and Hann cases in November 1995. SJM's anticipated financial responsibility for the settlement is approximately $7 million. The precise number of class members, and the corresponding financial liability, could increase or decrease as the process for filing claims is completed. The settlement agreement has an "opt out" provision for class members. Apart from this class action settlement, additional claims could be made or lawsuits brought by patients with these leads whose leads fail at a later date or whose leads fail for reasons outside the class definition.



SJM's product liability insurance carrier, Steadfast, a wholly owned subsidiary of Zurich Insurance Company ("Zurich"), has denied coverage for these cases and has filed suit against SJM in federal district court in Minneapolis seeking rescission of the policy covering Pacesetter business retroactive to the date SJM acquired Pacesetter. Zurich alleges that SJM made material negligent misrepresentations to Zurich, including failure to disclose the Wilson case in order to procure the insurance policy. SJM has filed an answer denying Zurich's claim and has alleged that Zurich specifically had knowledge of the Wilson case. The terms of the product liability insurance policy which Zurich is seeking to rescind provide that SJM would be entitled to $10 million in coverage for the 1016T and 1026T pacemaker lead claims after payment by SJM of a self insured retention. SJM is investigating whether it may have claims against any entities, in addition to Zurich, arising from this situation.


PARTNER ACQUISITION CORP.
Merger Subsidiary, a wholly owned subsidiary of SJM, was formed in January 1996 by SJM solely for the purpose of effecting the Merger. Upon consummation of the Merger, Merger Subsidiary will be merged with and into Daig, and Merger Subsidiary's separate corporate existence will thereupon cease.

DAIG CORPORATION

GENERAL. Daig designs, manufactures and markets specialized disposable cardiovascular devices for the electrophysiology and interventional cardiology markets, including percutaneous catheter introducers, diagnostic guidewires, electrophysiology catheters and bipolar temporary pacing catheters (used with external pacemakers). Daig employs direct sales representatives and independent distributors to sell its products to hospitals, hospital purchasing groups and OEMs worldwide. Daig packages its products both under its own label and under third-party private labels.


CURRENT DAIG PRODUCTS. Percutaneous catheter introducers are used to create passageways for cardiovascular catheters from outside the human body through the skin into a vein, artery or other location inside the body. Daig's percutaneous catheter introducer products consist primarily of peel-away sheaths, sheaths with and without hemostasis valves, dilators, guidewires, repositioning sleeves, obturators and needles. All of these products are offered in a variety of sizes and packaging configurations.

Diagnostic guidewires are used in conjunction with percutaneous catheter introducers to aid in the introduction of intravascular catheters. Daig's diagnostic guidewires are available in multiple lengths and incorporate a proprietary surface finish for lasting lubricity.

Electrophysiology catheters are placed into the human body percutaneously (through the skin) to aid in the diagnosis and treatment of cardiac arrhythmias (abnormal heart rhythms). Between two and four electrophysiology catheters are generally used in each electrophysiology procedure. Daig's electrophysiology catheters are available in multiple configurations.

Bipolar temporary pacing catheters are inserted percutaneously (through the skin) for temporary use (less than one hour to a maximum of one week) with external pacemakers to provide patient stabilization prior to implantation of a permanent pacemaker, following a heart attack, or during surgical procedures. Daig produces and markets several designs of bipolar temporary pacing catheters.

In addition to these current products, Daig continually explores the possibility for new products and for new or expanded applications for existing products. Daig has received marketing clearance for a diagnostic angiography catheter and plans to launch this product commercially during the next year. Daig is also involved in various research and development efforts, including two related to its Livewire(tm) steerable electrophysiology catheter. One of these efforts aims to expand the approved diagnostic labeling of the Livewire(tm) steerable electrophysiology catheter to include certain ablation therapies. The other, which is being conducted pursuant to an FDA Investigational Device Exemption ("IDE"), involves a clinical trial to gather data in support of the use of the Livewire(tm) steerable electrophysiology catheter in combination with specialized guiding introducers as a cure for atrial fibrillation (a heart rhythm disorder). There can be no assurance that Daig (or the combined company if the Merger is consummated) will be successful in obtaining FDA clearance for such labeling or in commercially launching any such product or new product application. See "RISK FACTORS -- FDA AND OTHER GOVERNMENTAL REGULATION."

                             THE SPECIAL MEETING


GENERAL
This Proxy Statement/Prospectus is being furnished to shareholders of Daig in connection with the solicitation of proxies by Daig for use at the Special Meeting to be held on May 30, 1996 at 9:00 a.m. local time at The Kelly Inn, 2705 Annapolis Lane, Plymouth, Minnesota 55441, and any adjournments or postponements thereof.


MATTERS TO BE CONSIDERED
At the Special Meeting, the holders of record of Daig Common Stock as of the Record Date will consider and vote upon a proposal to approve the Merger Agreement. See "THE MERGER" and "CERTAIN PROVISIONS OF THE MERGER AGREEMENT."


RECORD DATE; PROXIES
The Daig Board has fixed the close of business on April 26, 1996 as the Record Date for determining the shareholders of Daig entitled to notice of and to vote at the Special Meeting. At the close of business on the Record Date, there were 15,236,144 shares of Daig Common Stock outstanding and
entitled to vote, held of record by       holders. Holders of Daig Common
Stock entitled to vote at the Special Meeting (including any adjournments or postponements thereof) may be represented by proxy at the Special Meeting by properly completing, executing and returning a proxy in the form enclosed with this Proxy Statement/Prospectus. Unless revoked between the date of such proxy and the date of the Special Meeting, such proxies will be voted at the Special Meeting and will be voted in accordance with the instructions indicated in such proxies. To the extent instructions are not indicated, such proxies will be voted and will be voted IN FAVOR of approval of the Merger Agreement. A Daig shareholder who has given a proxy may revoke such proxy at any time prior to its exercise at the Special Meeting by (i) giving written notice of revocation bearing a later date than the proxy to the Secretary of Daig, (ii) properly submitting to Daig a duly executed proxy card relating to the same shares bearing a later date or (iii) attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in and of itself revoke a proxy. All written notices of revocation and other communications with respect to revocation of proxies by Daig shareholders should be addressed as follows: Daig Corporation, 14901 DeVeau Place, Minnetonka, MN 55345, Attention: Secretary, or hand-delivered to the Secretary of Daig before the vote is taken at the Special Meeting.


HOLDERS OF DAIG COMMON STOCK SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARD. IF THE MERGER AGREEMENT IS APPROVED, HOLDERS OF DAIG COMMON STOCK WILL BE SENT A LETTER OF TRANSMITTAL WITH INSTRUCTIONS FOR SURRENDERING THEIR CERTIFICATES REPRESENTING SHARES OF DAIG COMMON STOCK.


SOLICITATION OF PROXIES
In addition to mailing this material to Daig shareholders, Daig has asked banks and brokers to forward copies to persons for whom they hold Daig Common Stock and to request authority for execution of proxies. Daig will reimburse the banks and brokers for their reasonable out-of-pocket expenses in doing so. Officers and regular employees of Daig may, without being additionally compensated, solicit proxies by mail, telephone, telegram or personal contact. All proxy solicitation expenses will be paid by Daig in connection with the solicitation of proxies for the Special Meeting. Daig has engaged Proxy Communications, Inc. to assist in proxy solicitation for a fee based on the number of items mailed that is not expected to exceed $1,000 plus postage and other customary expenses.


VOTE REQUIRED AND QUORUM
Approval of the Merger Agreement requires the affirmative vote of at least a majority of the shares of Daig Common Stock outstanding and entitled to vote at the Special Meeting. A vote by shareholders of Daig to approve the Merger Agreement will constitute a vote to approve the terms of, and the transactions contemplated by, the Merger Agreement (including the Merger). Holders of Daig Common Stock are entitled to one vote at the Special Meeting for each share of Daig Common Stock held of record at the close of business on the Record Date. A majority of the shares entitled to vote at the Special Meeting, represented in person or by proxy, constitutes a quorum for the transaction of business. Under the MBCA, abstentions and broker nonvotes will be considered present for purposes of determining a quorum. If an executed proxy card is returned and the shareholder has affirmatively abstained from voting on the Merger Agreement, the shares represented by such proxy will be considered present at the Special Meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have voted in favor of approval of the Merger Agreement. If an executed proxy card is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on the Merger Agreement, such shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such matter. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL OF THE MERGER AGREEMENT.


At the close of business on April 26, 1996, directors and executive officers of Daig, in the aggregate, were entitled to vote 8,370,800 shares of Daig Common Stock, representing approximately 54.9% of the total shares entitled to vote at the Special Meeting. Daig expects that such directors and executive officers will vote all of such shares for approval of the Merger Agreement; to the extent that such directors and executive officers vote in accordance with Daig's expectations, approval of the Merger Agreement is assured. The two principal shareholders of Daig have entered into an agreement with SJM pursuant to which such shareholders have agreed to vote a portion of the shares of Daig Common Stock beneficially owned by each of them (and have given irrevocable proxies with respect to such shares), representing approximately 20% of the outstanding shares of Daig Common Stock entitled to vote at the Special Meeting, in favor of approval of the Merger Agreement. See "THE MERGER -- CONFLICTS OF INTEREST."


The Daig Board has determined that the terms of the Merger Agreement are fair to, and in the best interests of, Daig and its shareholders. The Daig Board recommends unanimously that shareholders of Daig vote FOR approval of the Merger Agreement.

                                  THE MERGER

GENERAL
The discussion in this Proxy Statement/Prospectus of the Merger and the description of the principal terms of the Merger are subject to and qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this Proxy Statement/Prospectus as Exhibit A and is incorporated herein by reference.

BACKGROUND OF THE MERGER
Management of Daig has from time to time in the past several years considered whether a strategic alliance with another corporation or the acquisition of Daig by another corporation might be in the best interests of Daig and its shareholders. Management considered this possibility in the past because of developing trends in the medical device industry as well as the healthcare industry generally. Included within these trends were the consolidation in the healthcare industry that was resulting in larger hospital systems with consolidated buying power for products like Daig's products, merger activity in the medical device industry and increased "bundling" of products within companies in the medical device industry as a result of mergers, strategic alliances, and distribution or licensing arrangements. Prior to 1995, management had concluded that, notwithstanding these factors, it was in the best interests of Daig to remain independent in order to further the growth of Daig's products and distribution capabilities.


As a result of the acceleration of these industry factors, on September 19, 1995, Mr. Fleischhacker (Daig's Chief Executive Officer), Mr. Starks (Daig's President) and Mr. Heinmiller (Daig's Vice President -- Finance and Administration) met with a representative of Dorsey & Whitney, special counsel to Daig, to consider their obligations as Daig renewed consideration of all of Daig's strategic opportunities. In particular, the parties discussed directors' and executive officers' fiduciary duties in the context of a strategic alliance or an acquisition of Daig, the steps involved, the role that a financial advisor could play, the importance of confidentiality and other matters relating to how the Daig Board and Daig management should proceed with regard to a potential transaction. Thereafter, Daig retained Goldman Sachs to act as Daig's financial advisor in relation to such a possible transaction. Through September and October, Goldman Sachs representatives met with Daig officers to review Daig's business, to develop information on Daig and to assist Daig in developing a preliminary list of approximately eight potential transaction partners. Thereafter, Goldman Sachs, on behalf of Daig, approached these potential partners on a preliminary basis to determine the level of interest in a potential transaction with Daig. Following Goldman Sachs' preliminary inquiries, management of Daig, together with Goldman Sachs, had further discussions with certain of these potential partners. Certain of these potential partners expressed varying degrees of interest, but with the exception of SJM, none of these expressions of interest resulted in a firm proposal. Furthermore, these expressions of interest seemed less desirable to the management of Daig because they involved anticipated price ranges that were too low, unfavorable accounting treatment for Daig and its shareholders, proposed timing that was too slow or breaking up Daig's business. SJM, on the other hand, expressed a significant level of interest following a meeting with management of Daig on October 23, 1995, at which Mr. Fleischhacker, Mr. Starks and Mr. Matricaria (SJM's Chief Executive Officer) discussed Daig's business, products and strategies. As the result of this expression of interest on SJM's part, which included pricing parameters, accounting treatment, timing and provisions regarding continuity of Daig's business that were acceptable to management of Daig, management of SJM and Daig met on November 1, November 21, and December 1, 1995, to present information with respect to their respective companies and to discuss a potential SJM acquisition of Daig. On December 1, 1995, Mr. Starks also discussed possible per share prices with Mr. Matricaria .



On December 8, 1995, the Daig Board held a meeting with all directors and representatives of Goldman Sachs and Dorsey & Whitney present. At this meeting management presented a review of the preliminary steps it had taken. A representative of Goldman Sachs gave a presentation regarding recent dynamics within the medical device industry, Daig's performance compared to the performance of other companies in the industry, SJM and information regarding other transactions within the industry. A representative of Dorsey & Whitney gave a presentation regarding the Daig Board's fiduciary duties. Following questions and answers and discussion among the directors, the Daig Board unanimously authorized management to continue with its negotiations. Management did so, responding to SJM's due diligence requests and engaging in negotiations regarding potential acquisition terms throughout December 1995.



On December 18, 1995, a regular meeting of the SJM Board was held at which Mr. Matricaria and members of SJM's business development group discussed with the SJM Board the strategic fit between the two companies, as well as Daig's profit margins and growth rate. Management also described the progress of negotiations and that the transaction would likely have the structure of a stock-for-stock merger.



On January 5, 1996, Mr. Starks and a representative of Goldman Sachs held a telephone conference with Mr. Matricaria regarding the pricing formula for the proposed acquisition and other matters, including the elimination of post-closing indemnity and a position on the SJM Board for a representative of Daig. On January 11, 1996, the Daig Board met again, with all directors present, to review progress since the December 8 meeting. Representatives of Goldman Sachs and Dorsey & Whitney also participated in this meeting. Following a presentation by Goldman Sachs, a further presentation by a representative of Dorsey & Whitney regarding directors' fiduciary duties, management's review of negotiations and a thorough discussion of possible approaches, the Daig Board unanimously authorized management to continue negotiations in an attempt to reach a satisfactory conclusion regarding the terms of a potential acquisition. On January 12, 1996, Mr. Fleischhacker and Mr. Starks again met with Mr. Matricaria to discuss transaction terms, including the pricing formula, Daig representation on the SJM Board and the future operation of Daig's business. After the January 12th meeting, management of Daig continued to discuss the possibility of a transaction with SJM. On January 18, 1996, management of Daig determined that a transaction on the terms discussed with SJM would be in the best interests of the Daig shareholders. Between January 18 and January 29, 1996, Daig and SJM completed their due diligence reviews and negotiated the terms of the Merger Agreement.



On January 29, 1996, the Daig Board held a meeting to consider the proposed Merger Agreement with all directors and representatives of Goldman Sachs and Dorsey & Whitney present. Mr. Starks first reviewed the actions taken by management since January 11, 1996. The Daig Board then reviewed and discussed the terms of the Merger Agreement and the associated agreements with the representatives of Goldman Sachs and Dorsey & Whitney. A representative of Goldman Sachs updated their presentation regarding current industry conditions, SJM and Daig's performance. Following this presentation, the representative of Goldman Sachs delivered the opinion of Goldman Sachs to the Daig Board that, as of such date, the Conversion Ratio pursuant to the Merger Agreement was fair to the holders of Daig Common Stock. See "-- OPINION OF FINANCIAL ADVISOR TO DAIG." After an extended discussion of the matters presented at the meeting, the Daig Board unanimously concluded that it was in the best interests of Daig and its shareholders for Daig to enter into the Merger Agreement and to consummate the Merger, and voted unanimously to recommend that the Daig shareholders approve the Merger and the Merger Agreement.


On January 29, 1996, the SJM Board held a meeting to consider the proposed Merger. Officers of SJM reviewed and discussed with the Board the background of the Merger, the terms of the Merger Agreement and the industry factors to be considered in connection with evaluating the Merger. After extensive discussion, the directors of SJM, among other things, unanimously (i) determined that it would be in the best interests of SJM to consummate the Merger, (ii) approved the form and terms of the Merger Agreement, (iii) authorized SJM's officers to undertake all acts necessary or desirable to effectuate the Merger and (iv) appointed American Stock Transfer & Trust Company as the exchange agent for the exchange of shares of SJM Common Stock and shares of Daig Common Stock in the Merger.

Following the meetings of the Daig Board and the SJM Board on January 29, 1996, Daig and SJM entered into the Merger Agreement.

SJM'S REASONS FOR THE MERGER
The SJM Board has determined that the terms of the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, SJM. Accordingly, the SJM Board has unanimously approved the Merger Agreement, In reaching its determination, the SJM Board consulted with SJM's management, as well as its legal counsel and financial advisor, and considered a number of factors, including, without limitation, the following:

       1. The SJM Board believes that its customers are seeking to do business with fewer vendors and only those suppliers that can deliver a high volume of broad-based technologies that are truly cost-effective and, where possible, improve outcomes. The Merger responds to the changing needs of this evolving customer base by filling gaps in SJM's existing cardiac rhythm management (CRM) products, thus allowing the combined company to offer an expanded product line.

       2. The SJM Board believes that combining SJM and Daig will create a company that is better positioned than either company would be separately to adapt to, and benefit from, technological and other developments in the treatment of cardiac disease resulting in acceleration of product and technological innovation.

       3. The SJM Board believes that the Merger will offer potential cost advantages through the consolidation and integration of certain distribution, sales and administrative operations and functions. The SJM Board also believes that the Merger will result in greater sales of Daig's products due to the combined company's more extensive marketing and sales organization and its larger network of established customers.

       4. The SJM Board believes that the changing health care environment, including the increasing emphasis on cost containment, the emergence of large managed-care buying groups and hospital consolidations and the potential for increased federal regulation, requires that a successful medical device company have a certain critical mass to compete effectively in the market and to absorb the pressures of the managed-care structure. This belief is supported by the consolidation and refocusing taking place among manufacturers and suppliers of pharmaceuticals and medical devices.

       5. The SJM Board believes that SJM and Daig each have an extremely capable management team with an established track record. The SJM Board expects the health care industry to continue to be characterized by uncertainty and the likelihood of continuing consolidation and believes that by combining the expertise of the two management teams, the combined company will be better able to respond to these changes and to take advantage of the opportunities that these changes may create.

       6. The SJM Board believes that by bringing together two companies which have substantial cash flow and relatively little long-term debt, the Merger will result in a combined company that will have a financial condition superior to that of SJM alone, resulting in an enhanced ability to secure financing on favorable terms and thereby increasing the combined company's ability to pursue future growth through acquisition or the development of existing, new or complementary businesses and technologies.

       7. The SJM Board considered the terms of the Merger Agreement, including the dilutive impact of the issuance of SJM Common Stock in connection with the Merger, and determined, based in part on the advice of SJM's financial advisor, that the terms were fair to existing holders of SJM Common Stock.

       8. The SJM Board considered the premium being paid in the Merger over the historical market prices for Daig Common Stock in light of the consideration being paid in connection with other acquisitions in the medical device industry for companies that had displayed a high degree of revenue and profitability growth, considering that Daig had also shown strong profitability in recent periods.

In view of the wide variety of factors considered by the SJM Board, it did not find it practicable to quantify or otherwise attempt to assign relative weights to the specific factors considered in making its determination. Consequently, the SJM Board did not quantify the assumptions and results of its analysis in reaching its determination that the Merger is fair to, and in the best interest of, SJM.

DAIG'S REASONS FOR THE MERGER; RECOMMENDATION OF THE DAIG BOARD
The Daig Board has determined that the terms of the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, Daig and its shareholders. Accordingly the Daig Board has unanimously approved the Merger Agreement and recommends unanimously that the shareholders of Daig vote FOR approval of the Merger Agreement. In reaching its determination, the Daig Board consulted with Daig's management, as well as its legal counsel and financial advisor, and considered a number of factors. As described above, over the past two years Daig's management has monitored trends and competitive conditions in the medical device industry. In particular, management has noted a recent move toward increased consolidation in the medical device industry, which it understands to be driven largely by the need to broaden product lines, to gain market share, to increase international market penetration (given lengthy FDA approval times) and to enable bundling and capitation arrangements with hospitals and managed care organizations, which are increasingly taking actions that favor medical device companies offering large and cost-effective product portfolios. As the result of concern over the possible impact of these trends, Daig retained Goldman Sachs and, following discussions with Goldman Sachs, initiated the contacts described above that led to the execution of the Merger Agreement. See "THE MERGER -- BACKGROUND OF THE MERGER."


In addition, the Daig Board considered other factors including: (i) the fact that three of Daig's competitors in the electrophysiology market have already been acquired by large medical device companies; (ii) potential revenue synergies, including the ability to market Daig's products through SJM's international distribution channels and to sell Daig's products together with SJM's products; (iii) potential cost synergies, through consolidation and integration of certain manufacturing, distribution, sales and administrative operations and functions; (iv) public and non-public information concerning the financial performance and condition, business operations and prospects of each of SJM and Daig on the basis of which the Daig Board considered the potential value of Daig as a stand-alone entity and as a part of SJM and the value of the SJM Common Stock as merger consideration; (v) the fact that the consideration per share of Daig Common Stock that may be received under the Merger Agreement represents a premium over recent historical trading prices of Daig Common Stock; (vi) the fact that the Merger would allow holders of Daig Common Stock to retain an equity interest in the combined company and to achieve substantially greater liquidity than could be achieved by continuing to hold Daig Common Stock; (vii) the Conversion Ratio and recent trading prices for Daig Common Stock and SJM Common Stock; (viii) the likelihood of consummation of the Merger including the terms and conditions of the Merger Agreement; (ix) the expectation that the Merger will be nontaxable to the shareholders of Daig for federal income tax purposes; (x) the opportunity to participate in the management of SJM through the representation on the SJM Board of the Designated Director; and (xi) the financial analyses of Goldman Sachs described herein and the oral opinion of Goldman Sachs subsequently confirmed in writing, that as of January 29, 1996, the Conversion Ratio pursuant to the Merger Agreement was fair to the holders of Daig Common Stock (see "THE MERGER -- OPINION OF FINANCIAL ADVISOR TO DAIG").



The Daig Board also considered the following potentially negative material factors in its deliberations concerning the Merger: (i) the loss of control over the future operations of Daig following the Merger; (ii) the risk that the benefits sought to be achieved in the Merger may not be achieved; (iii) the fact that SJM Common Stock was trading at or near historical highs and that recent price/earnings multiples of SJM Common Stock are high relative to its historical price/earnings multiples; (iv) certain interests in the Merger of members of Daig's management and the Daig Board (see "THE MERGER -- CONFLICTS OF INTEREST"); and (v) the other risks described above under "RISK FACTORS." The Daig Board discussed with Daig's management and Daig's advisors the prospects for combinations with companies other than SJM and whether the benefits described above could be achieved through any such combination, as well as the risks and benefits of a stand-alone strategy. After reviewing these potentially negative factors, the Daig Board concluded that they were outweighed by the positive factors described above and accordingly determined that the Merger is fair to, and in the best interests of, Daig and its shareholders.


In view of the wide variety of factors considered by the Daig Board, it did not find it practicable to quantify, or otherwise attempt to assign relative weights to the specific factors considered in making its determination. Consequently, the Daig Board did not quantify the assumptions and results of its analysis in reaching its determination that the Merger is fair to, and in the best interests of, Daig and its shareholders. THE DAIG BOARD UNANIMOUSLY RECOMMENDS THAT THE DAIG SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

EFFECTIVE TIME
If the Merger Agreement is approved by the requisite vote of Daig's shareholders and all other conditions to the Merger are satisfied or waived, the Merger will be consummated and effected at the time of the filing of the Articles of Merger with the Secretary of State of the State of Minnesota (or such later time as agreed to by the parties to the Merger Agreement and specified in such Articles of Merger). The Merger Agreement provides that SJM and Daig will cause the Effective Time to occur as soon as practicable, but in no event later than the second business day following the satisfaction or waiver of all of the conditions set forth in the Merger Agreement. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by either SJM or Daig under certain circumstances, whether before or after approval of the Merger Agreement by the Daig shareholders. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT -- TERMINATION."

CONVERSION OF SHARES OF DAIG COMMON STOCK
If the required approval of Daig's shareholders is obtained and all other conditions to the Merger are satisfied or waived, then Merger Subsidiary will be merged with and into Daig, which will be the Surviving Corporation and which will thereupon become a wholly owned subsidiary of SJM. In the Merger, each share of Daig Common Stock outstanding immediately prior to the Effective Time (other than shares as to which dissenters' rights have been perfected) will be converted into the right to receive .651733 of a share of SJM Common Stock together with cash in lieu of any fractional share of SJM Common Stock to which a holder of Daig Common Stock would otherwise be entitled (after aggregating all fractional shares of SJM Common Stock to be received by such holder). In the event that the average closing sale price of SJM Common Stock as quoted on Nasdaq for the 20 trading days immediately preceding the fifth trading day prior to the Effective Time is less than $34.00, Daig will be entitled to terminate the Merger Agreement without penalty to Daig.

OPINION OF FINANCIAL ADVISOR TO DAIG
On January 29, 1996, Goldman Sachs delivered its oral opinion to the Board of Directors of Daig that as of the date of such opinion, the Conversion Ratio pursuant to the Merger Agreement was fair to the holders of Daig Common Stock. Such oral opinion was subsequently confirmed in writing.

THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS DATED JANUARY 29, 1996, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED HERETO AS EXHIBIT C TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS OF DAIG ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY.


In connection with its opinion, Goldman Sachs reviewed, among other things,
(i) the Merger Agreement; (ii) Annual Reports on Form 10-K of Daig for the five fiscal years ended September 30, 1995; (iii) Annual Reports to Stockholders and Annual Reports on Form 10-K of SJM for the five years ended December 31, 1994; (iv) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Daig and SJM; (v) certain other communications from Daig and SJM to their respective stockholders; and (vi) certain internal financial analyses and forecasts for Daig and SJM prepared by their respective managements. Goldman Sachs also held discussions with members of the senior management of Daig and SJM regarding the past and current business operations, financial condition, and future prospects of their respective companies and Goldman Sachs reviewed financial forecasts prepared for each business by their respective managements. In addition, Goldman Sachs reviewed the reported price and trading activity for the Daig Common Stock and SJM Common Stock, compared certain financial and stock market information for Daig and SJM with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the medical device and hospital supply industries specifically and in other industries generally and performed such other studies and analyses as it considered appropriate, of which the material analyses are described below.


Goldman Sachs relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by it for purposes of its opinion. In that regard, Goldman Sachs assumed, with Daig's consent, that the financial forecasts, including, without limitation, projected cost savings and operating synergies resulting from the Merger had been reasonably prepared on a basis reflecting the best currently available judgments and estimates of Daig and SJM and that such forecasts will be realized in the amounts and at the times contemplated thereby. In addition, Goldman Sachs had not made an independent evaluation or appraisal of the assets and liabilities of Daig or SJM or any of their respective subsidiaries, and Goldman Sachs had not been furnished with any such evaluation or appraisal. Goldman Sachs had assumed with Daig's consent that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles.

The following is a summary of the material financial analyses used by Goldman Sachs in connection with providing its oral opinion to Daig's Board of Directors on January 29, 1996, which oral opinion was subsequently confirmed in writing.


       (i) SELECTED COMPANIES ANALYSIS. Goldman Sachs reviewed and compared certain financial information relating to Daig and SJM to corresponding financial information, ratios and public market multiples for seven publicly-traded corporations, including SJM, with large market capitalizations: Arrow International Inc., Boston Scientific Corporation, C.R. Bard Inc., Guidant Corporation, Medtronic, Inc., Thermo Cardiosystems Inc. and SJM (the "Selected Companies"). The Selected Companies were chosen because they are publicly-traded companies with operations that for purposes of analysis may be considered similar to Daig and SJM. Goldman Sachs calculated and compared various financial multiples and ratios. The multiples of Daig and SJM were calculated using a price of $23.25 per share of Daig Common Stock and $44.63 per share of SJM Common Stock, the closing price of such shares on January 26, 1996, and the multiples of the Selected Companies were calculated using closing market prices for such companies on January 26, 1996. Except as set forth below, the multiples and ratios for Daig, SJM and each of the Selected Companies were based on the most recent publicly available information. With respect to the Selected Companies, Goldman Sachs considered levered market capitalization (i.e., market value of common equity plus estimated market value of debt less cash) as a multiple of latest twelve months ("LTM") revenues and as a multiple of LTM earnings before interest and taxes ("EBIT"). Goldman Sachs' analyses of the Selected Companies indicated levered multiples of LTM revenues, which ranged from a low of 2.0x to a high of 136.5x, with a mean of 23.8x and a median of 4.5x, and LTM EBIT, which ranged from a low of 12.9x to a high of 27.7x, with a mean of 16.9x and a median of 16.8x, compared to levered multiples of 8.8x and 25.5x, respectively, for Daig and levered multiples of 4.4x and 16.6x, respectively, for SJM. Goldman Sachs also considered for the Selected Companies LTM and estimated calendar year 1995 and 1996 price/earnings ratios (based on Institutional Broker Estimate System ("IBES") estimates as of January 15, 1996), which for the Selected Companies ranged from a low of 22.5x to a high of 54.5x, with a mean of 29.9x and a median of 26.8x, for LTM, a low of 16.8x to a high of 42.8x, with a mean of 25.5x and a median of 24.7x, for estimated calendar year 1995, and a low of 14.9x to a high of 30.7x, with a mean of 20.1x and a median of 21.1x, for estimated calendar year 1996, compared to 35.8x, 29.1x and 23.7x, respectively, for Daig and 25.4x, 24.7x and 21.1x, respectively, for SJM; LTM net margins and LTM EBIT margins for the Selected Companies, ranged from a low of 7.1% to a high of 26.3%, with a mean of 15.6% and a median of 16.2%, and a low of 5.6% to a high of 30.7%, with a mean of 21.6% and a median of 25.0%, respectively, compared to 25.8% and 34.3%, respectively, for Daig and 17.4% and 26.5%, respectively, for SJM; and five-year earnings per share ("EPS") growth rate (based on IBES estimates) for the Selected Companies ranged from a low of 12.0% to a high of 50.0%, with a mean of 22.2% and a median of 19.0%, compared to 25.0% for Daig and 14.6% for SJM. IBES is a data service which monitors and publishes a compilation of earnings estimates produced by selected research analysts on companies of interest to investors. The estimated calendar year 1996 price/earnings ratio to five-year EPS growth rate for the Selected Companies ranged from a low of 0.9x to a high of 1.6x, with a mean of 1.2x and a median of 1.3x, compared to 0.9x for Daig and 1.4x for SJM. The review also indicated that total debt to capitalization for the Selected Companies ranged from a low of 2.9% to a high of 57.0%, with a mean of 22.6% and a median of 18.7%, compared to 0.0% for Daig and 17.3% for SJM.

       Goldman Sachs reviewed and compared certain financial information relating to Daig and SJM to corresponding financial information, ratios and public market multiples for three publicly traded corporations with small market capitalizations: Endosonics Corp., InControl, Inc. and Ventritex Inc. (the "Small Cap Selected Companies"). Goldman Sachs calculated and compared various financial multiples and ratios. The multiples of Daig and SJM were calculated using a price of $23.25 per share of Daig Common Stock and $44.63 per share of SJM Common Stock, the closing price of such shares on January 26, 1996, and the multiples of the Small Cap Selected Companies were calculated using the closing market prices for such companies on January 26, 1996. Except as set forth below, the multiples and ratios for Daig, SJM and each of the Small Cap Selected Companies were based on the most recent publicly available information. With respect to the Small Cap Selected Companies, Goldman Sachs considered levered market capitalization as a multiple of LTM revenues. Goldman Sachs' analyses of the Small Cap Selected Companies indicated levered multiples of LTM revenues for the two companies for which such data was available, which ranged from a low of 3.2x to a high of 9.6x, compared to a levered multiple of 8.8x for Daig and 4.4x for SJM. Goldman Sachs also considered for the Small Cap Selected Companies estimated calendar year 1995 price/earnings ratios (based on IBES estimates as of January 15, 1996), which for the one company for which such data was available was 40.8x, compared to 29.1x for Daig and 24.7x for SJM; and five-year EPS growth rate (based on IBES estimates) for the two Small Cap Selected Companies for which such information was available ranged from a low of 30.0% to a high of 50.0%, compared to 25.0% for Daig and 14.6% for SJM. The estimated calendar year 1996 price/earnings ratio to five-year EPS growth rate for the two Small Cap Selected Companies for which such information was available was 0.0x, compared to 0.9x for Daig and 1.4x for SJM. The review also indicated that total debt to capitalization for the Small Cap Selected Companies ranged from a low of 0.0% to a high of 14.5%, compared to 0.0% for Daig and 17.3% for SJM.

       (ii) DISCOUNTED CASH FLOW ANALYSIS. Goldman Sachs performed a discounted cash flow analysis under the following four scenarios: (a) using Daig's managements forecasts (the "Management Case"), (b) using Daig's managements forecasts, but assuming only 90% of the revenues forecasted are achieved and margins remain constant (the "Second Case"),
    (c) using Daig's managements forecasts, but assuming only 75% of the revenues forecasted are achieved and margins remain constant (the "Third Case"), and (d) using IBES earnings estimates through 1997 and assuming 25% growth rate per year thereafter, depreciation and capital expenditures increase by 25% per year and working capital remains the same (the "Fourth Case"). Goldman Sachs calculated a net present value of free cash flows for the years 1996 through 2000 using discount rates ranging from 20.0% to 30.0%. Goldman Sachs calculated Daig's terminal values in the year 2000 based on multiples ranging from 8.0x EBIT to 20.0x EBIT. These terminal values were then discounted to present value using discount rates ranging from 20.0% to 30.0%.

       Using Daig's terminal values in the year 2000 based on multiples ranging from 8.0x EBIT to 20.0x EBIT and discounting these terminal values to present value using discount rates ranging from 20.0% to 30.0%, the implied per share values (which is the present value of cash flows plus the terminal value, less net debt, divided by the number of Shares outstanding) ranged from a low of $18 to a high of $60 in the Management Case, from a low of $16 to a high of $54 in the Second Case, from a low of $13 to a high of $45 in the Third Case and from a low of $8 to a high of $26 in the Fourth Case.

       (iii) SELECTED TRANSACTIONS ANALYSIS. Goldman Sachs analyzed certain information relating to thirty-four selected transactions in the medical device and hospital supply industries since 1982 where the aggregate merger consideration exceeded $200 million (the "Selected Transactions"). The comparisons to Daig referred to below assume a conversion ratio of
    0.653 (which is higher than the 0.651733 Conversion Ratio for the Merger) and aggregate equity merger consideration of $444.0 million (the approximate amount of the merger consideration is based on the closing price of SJM Common Stock on January 26, 1996). Such analysis indicated that for the Selected Transactions aggregate consideration as a multiple of (i) LTM sales ranged from a low of 0.4x to a high of 8.1x, with a mean of 2.7x and a median of 1.8x, as compared to 11.1x for Daig (based on actual 1995 net sales), (ii) LTM EBIT ranged from a low of 8.3x to a high of 39.1x, with a mean of 17.7x and a median of 16.0x, as compared to 32.6x for Daig (based on actual 1995 EBIT), and (iii) LTM net income ranged from a low of 13.3x to a high of 58.5x, with a mean of 34.2x and a median of 31.9x, as compared to 45.5x for Daig (based on actual 1995 EPS). Such analysis also indicated that for the Selected Transactions, the percentage of premium paid (based on the stock price of the companies four weeks prior to the announcement of the transaction) ranged from a low of 1.0% to a high of 132.4%, with a mean of 55.9% and a median of 55.6%, as compared to 25.3% for Daig.

       (iv) PRO FORMA MERGER ANALYSIS. Goldman Sachs prepared pro forma analyses of the financial impact of the Merger. Using earnings estimates for Daig (adjusted to reflect a December 31 fiscal year end) and SJM prepared by their respective managements for the years 1996, 1997 and 1998, Goldman Sachs compared the EPS of SJM Common Stock, on a standalone basis, to the EPS of the common stock of the combined companies on a pro forma basis. These comparisons were based on the following assumptions:
    (i) a conversion ratio of 0.653 (which is higher than the 0.651733 Conversion Ratio for the Merger), (ii) aggregate merger consideration of $444.0 million, and (iii) price to be paid in the Merger per Share of Daig Common Stock of $29.14 (assumes a market value of $44.63 per share of SJM Common Stock at the Effective Time of the Merger). Based on such analyses, the proposed transaction would be dilutive to SJM's stockholders on an earnings per share basis in 1996 and accretive to SJM's stockholders on an earnings per share basis in 1997 and 1998.

       Goldman Sachs also prepared a pro forma merger analysis of the financial impact of the Merger using earnings estimates for Daig (adjusted to reflect a December 31 fiscal year end) and SJM prepared by IBES for the years 1996, 1997 and 1998. Goldman Sachs compared the EPS of SJM Common Stock, on a standalone basis, to the EPS of the common stock of the combined companies on a pro forma basis. These comparisons were based on the following assumptions: (i) a conversion ratio of 0.653 (which is higher than the 0.651733 Conversion Ratio for the Merger), (ii) aggregate merger consideration of $444.0 million, and (iii) price to be paid in the Merger per Share of Daig Common Stock of $29.14 (assumes a market value of $44.63 per share of SJM Common Stock at the Effective Time of the Merger). Based on such analyses, the proposed transaction would be dilutive to SJM's stockholders on an earnings per share basis in 1996, 1997 and 1998.


       (v) CONTRIBUTION ANALYSIS. Goldman Sachs reviewed certain historical and estimated future operating and financial information (including, among other things, revenues, research and development expenses, selling, general and administrative expenses, EBIT, net income, net cash and total assets) for Daig, SJM and the combined entity resulting from the Merger based on historical figures, IBES estimates, Daig's management's estimates (adjusted to reflect a December 31 fiscal year end) and Goldman Sachs' research as of November 1995 regarding SJM. The analysis indicated that, using a price of $23.25 per share of Daig Common Stock and $44.63 per share of SJM Common Stock, the closing price of such shares on January 26, 1996, the Daig stockholders would contribute 10.2% of the equity market capitalization and 9.7% of the levered market capitalization of the combined entity. Goldman Sachs analyzed the relative contribution of Daig and SJM to the combined companies based on actual 1994 and estimated years 1995, 1996 and 1997. This analysis indicated that (i) in 1994 Daig would have contributed 8.6% to combined revenues, 11.4% to combined research and development expenses, 8.2% to combined selling, general and administrative expenses, 7.3% to combined EBIT and 9.3% to combined net income, (ii) in estimated calendar year 1995 Daig would contribute 5.5% to combined revenues, 5.1% to combined research and development expenses, 4.4% to combined selling, general and administrative expenses, 6.9% to combined EBIT and 7.5% to combined net income, (iii) in estimated calendar year 1996 Daig would contribute 7.2% to combined revenues, 7.3% to combined research and development expenses, 5.9% to combined selling, general and administrative expenses, 8.9% to combined EBIT, 8.9% to combined net income and 8.0% to combined net income based on IBES estimates, and (iv) in estimated calendar year 1997 Daig would contribute 10.5% to combined revenues, 10.4% to combined research and development expenses, 8.6% to combined selling, general and administrative expenses, 12.9% to combined EBIT, 12.5% to combined net income and 8.6% to combined net income based on IBES estimates. The analysis also indicated that Daig would contribute 11.0% of net cash of the combined companies and 3.4% of total assets to the combined companies.

       (vi) ANALYSIS AT VARIOUS PRICES. Goldman Sachs prepared a financial analysis of the Merger and calculated various financial multiples assuming a conversion ratio of 0.653 (which is higher than the 0.651733 Conversion Ratio for the Merger) and based upon (i) the following amounts of aggregate equity consideration (assuming 15,236,144 shares of Daig Common Stock outstanding on September 30, 1995): $398.0 million, $422.8 million, $444.0 million, $447.7 million and $472.6 million and (ii) the following amounts of aggregate levered consideration: $379.1 million, $404.0 million, $425.1 million, $428.9 million and $453.7 million. Since the total value of the aggregate equity consideration and aggregate levered consideration will fluctuate with increases or decreases in the market value of the SJM Common Stock, Goldman Sachs performed this analysis assuming the foregoing range. Goldman Sachs calculated multiples of the aggregate levered consideration to: (a) net sales; (b) earnings before interest, taxes, depreciation and amortization ("EBITDA"); and (c) EBIT. This analysis indicated that multiples of (i) 1995 net sales ranged from a low 9.9x to a high of 11.8x; (ii) estimated 1996 net sales ranged from a low of 7.1x to a high of 8.5x; and (iii) estimated 1997 net sales ranged from a low of 4.5x to a high of 5.4x. This analysis also indicated that multiples of (i) 1995 EBITDA ranged from a low of 26.6x to a high of 31.8x, (ii) estimated 1996 EBITDA ranged from a low of 19.2x to a high of 23.0x and (iii) estimated 1997 EBITDA ranged from a low of 11.8x to a high of 14.1x. This analysis also indicated that multiples of (i) 1995 EBIT ranged from a low of 29.1x to a high of 34.8x, (ii) estimated 1996 EBIT ranged from a low of 20.6x to a high of 24.7x and (iii) estimated 1997 EBIT ranged from a low of 12.4x to a high of 14.8x. Goldman Sachs also calculated multiples of the aggregate equity consideration to: (a) EPS and
    (b) book value. This analysis indicated that multiples of (i) 1995 EPS ranged from a low of 40.8x to a high of 48.5x, (ii) estimated 1996 EPS (based on Daig's management estimates) ranged from a low of 32.2x to a high of 38.3x, (iii) estimated 1997 EPS (based on Daig's management estimates) ranged from a low of 19.5x to a high of 23.1x, (iv) estimated 1996 EPS (based on IBES estimates) ranged from a low of 32.7x to a high of 38.8x and (v) estimated 1997 EPS (based on IBES estimates) ranged from a low of 26.7x to a high of 31.7x. This analysis also indicated that multiples of 1995 book value ranged from a low of 12.5x to a high of 14.9x.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is identical to Daig or SJM or the contemplated transaction. The analyses were prepared solely for purposes of Goldman Sachs' providing its opinion to the Daig Board of Directors as to the fairness of the Conversion Ratio pursuant to the Merger Agreement to the holders of Daig Common Stock and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control the parties or their respective advisors, none of Daig, SJM, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

As described above, Goldman Sachs' opinion to the Board of Directors of Daig was one of many factors taken into consideration by the Daig Board of Directors in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analysis performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs set forth in Exhibit C hereto.

Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Daig selected Goldman Sachs as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Goldman Sachs has provided certain investment banking services to SJM from time to time.

Goldman Sachs provides a full range of financial, advisory and brokerage services and in the course of its normal trading activities may from time to time effect transactions and hold positions in the securities or options on securities of Daig and/or SJM for its own account and for the account of customers. As of January 25, 1996, Goldman Sachs had a long position of 91,786 shares of SJM Common Stock.

Pursuant to a letter agreement dated September 25, 1995 (the "Engagement Letter"), Daig engaged Goldman Sachs to act as its financial advisor in connection with the possible sale of all or a portion of Daig. Upon execution of the Engagement Letter, Daig paid Goldman Sachs a fee of $150,000, such fee to be credited toward the payment of the transaction fee set forth below. Pursuant to the terms of the Engagement Letter, Daig has agreed to pay Goldman Sachs (i) upon the purchase of 50% or more of the Daig Common Stock or the assets (based on book value thereof) of Daig in one or a series of transactions, including, but not limited to, private or open market purchases of stock, a tender offer, a merger or a sale by Daig of its stock or assets, a transaction fee of 1.0% of the aggregate consideration paid in such transactions and (ii) if less than 50% of the outstanding Daig Common Stock or assets (based on the book value thereof) of Daig is acquired in the manner set forth in (i) above, a transaction fee to be mutually agreed upon by Goldman Sachs and Daig but in no event less than 1.0% of the aggregate consideration paid in such transactions. Daig has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws. SJM and Daig estimate that Goldman Sachs will receive a transaction fee of between $4.0 million and $4.4 million in connection with the consummation of the Merger and will receive reimbursement for approximately $75,000 in out-of-pocket expenses.

CERTAIN FEDERAL TAX CONSEQUENCES
SJM and Daig expect that the Merger will be treated as a tax-free reorganization within the meaning of Section 368 of the Code and that for federal income tax purposes no gain or loss will be recognized by any Daig shareholder upon receipt of SJM Common Stock pursuant to the Merger (except upon the receipt of cash by holders who exercise their dissenters' rights or by other holders in lieu of fractional shares of SJM Common Stock). The Internal Revenue Service (the "Service") has not been and will not be asked to rule upon the tax consequences of the Merger. Instead, Daig will rely upon the opinion of Dorsey & Whitney, its special counsel, as to certain federal income tax consequences of the Merger to the Daig shareholders. The opinion of Dorsey & Whitney is based upon the facts described herein, various representations and covenants made by Daig, SJM and certain shareholders of Daig, and subject to various assumptions and qualifications. The opinion of Dorsey & Whitney is also based upon the Code, regulations now in effect thereunder, current administrative rulings and practice, and judicial authority, all of which are subject to change. Unlike a ruling from the Service, an opinion of counsel is not binding on the Service and there can be no assurance, and none is hereby given, that the Service will not take a position contrary to one or more positions reflected herein or that the opinion will be upheld by the courts if challenged by the Service. EACH HOLDER OF DAIG COMMON STOCK IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR AS TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER, AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES, BASED ON SUCH HOLDER'S OWN PARTICULAR FACTS AND CIRCUMSTANCES.

Based upon the facts described herein, various representations and covenants made by Daig, SJM and certain shareholders of Daig, and subject to various assumptions and qualifications, Dorsey & Whitney has delivered its opinion that the following federal income tax consequences will result from the
Merger:

(i) The Merger will qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code and Daig, SJM and Merger Subsidiary each will be a party to the reorganization within the meaning of
Section 368(b) of the Code;

(ii) No income, gain or loss will be recognized by Daig or SJM as a result of the consummation of the Merger;

(iii) Subject to items (vi) and (vii) below, no gain or loss will be recognized by the holders of Daig Common Stock upon the exchange of Daig Common Stock solely for the SJM Common Stock pursuant to the Merger;

(iv) The basis of the SJM Common Stock received by a shareholder of Daig pursuant to the Merger, including any fractional shares deemed received as described in item (vi) below, will be the same as the basis of the Daig Common Stock surrendered in exchange therefor;

(v) The holding period of the SJM Common Stock received by a shareholder of Daig pursuant to the Merger will include the period during which the Daig Common Stock surrendered therefor was held, provided the Daig Common Stock is a capital asset in the hands of the shareholder of Daig at the time of the Merger;

(vi) Where cash is received by a holder of Daig Common Stock pursuant to the Merger in lieu of fractional shares of SJM Common Stock, the cash payment will be treated as received by the holder of Daig Common Stock as a distribution in redemption of the fractional share interest and such shareholder will recognize gain or loss, subject to the provisions and limitations of Section 302 of the Code; and

(vii) Where cash is received by a holder of Daig Common Stock who exercises dissenters' rights, the cash payment will be treated as received by the holder of Daig Common Stock as a distribution in redemption of such shareholder's Daig Common Stock and such shareholder will recognize gain or loss, subject to the provisions and limitations of Section 302 of the Code.

The opinion described above is based upon certain assumptions, including the assumption that the holders of Daig Common Stock do not have any plan or intention to sell, exchange or otherwise dispose of a number of shares of SJM Common Stock received pursuant to the Merger that would reduce the ownership of SJM Common Stock by all of the pre-Merger holders of Daig Common Stock to a number of shares having a value, as of the date of the Merger, of less than 50% of the value of all of the formerly outstanding Daig Common Stock as of the same date.

The foregoing is only a general description of certain anticipated federal income tax consequences of the Merger without regard to the particular facts and circumstances of the tax situation of each shareholder of Daig. It does not discuss all of the consequences that may be relevant to Daig shareholders entitled to special treatment under the Code (such as insurance companies, dealers in securities, exempt organizations or foreign persons) or to shareholders of Daig who acquired their Daig Common Stock pursuant to the exercise of employee stock options or otherwise as compensation. The summary set forth above does not purport to be a complete analysis of all potential tax effects of the transactions contemplated by the Merger Agreement or the Merger itself. No information is provided herein with respect to the tax consequences, if any, of the Merger under state, local or foreign tax laws.

ACCOUNTING TREATMENT
The Merger will be accounted for using the pooling of interests method under generally accepted accounting principles. The pooling of interests method of accounting is intended to present as a single interest two or more common stockholder interests which were previously independent. The pooling of interests method of accounting assumes that the combining companies have been merged from inception. Consequently, the historical financial statements for periods prior to consummation of the Merger are restated as though the companies had been combined. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT
- -- CONDITIONS TO CONSUMMATION OF THE MERGER" and "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."

Under the Merger Agreement, neither SJM nor any of its subsidiaries may take any action that would prevent the Merger from qualifying for pooling of interests accounting treatment. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT -- CONDUCT OF BUSINESS PENDING THE MERGER." In addition, it is a condition precedent to the obligation of SJM to consummate the Merger that SJM receives from each of Grant Thornton LLP and Ernst & Young LLP a letter, dated as of the Effective Date, confirming their respective reports dated January 29, 1996, that with respect to Daig, based upon procedures performed, there have been no common stock transactions, changes in equity ownership or ownership affiliations that would preclude SJM from accounting for the Merger as a pooling of interests, and that with respect to SJM, the Merger will be treated as a pooling of interests under applicable accounting standards and Commission rules and regulations. Among other things, such letters will be subject to the condition that less than 10% of the merger consideration will consist of cash, including (i) cash paid to holders of outstanding shares of Daig Common Stock who dissent from the proposed Merger and receive cash for their shares of Common Stock, and (ii) cash paid in the Merger in lieu of fractional shares of SJM Common Stock. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT -- CONDITIONS TO CONSUMMATION OF THE MERGER."

RESALE OF SJM COMMON STOCK; AGREEMENTS WITH AFFILIATES OF DAIG AND SJM
The shares of SJM Common Stock to be issued in the Merger will be registered under the Securities Act on a registration statement of which this Proxy Statement/Prospectus is a part, thereby allowing such shares of SJM Common Stock to be traded without restriction by all holders not deemed to be affiliates of Daig prior to the consummation of the Merger.

Prior to the execution of the Merger Agreement, Daig caused each principal executive officer, each director and each other person whom Daig deemed, in its reasonable judgment, to be an affiliate of Daig to deliver to SJM an agreement (each a "Daig Affiliate Agreement") pursuant to which, among other things, each such person agreed not to sell, transfer or otherwise dispose of any shares of Daig Common Stock or SJM Common Stock during the period immediately preceding the Effective Time and until such time after the Effective Time as SJM has publicly released a report including the combined financial results of SJM and Daig for a period of at least 30 days of post-Effective Time combined operations of SJM and Daig within the meaning of Commission Accounting Series Release No. 130, as amended. Furthermore, pursuant to the Daig Affiliate Agreements, each of such persons will agree to refrain from the sale or transfer of any SJM Common Stock received in connection with the Merger except in accordance with the provisions of the Securities Act and the general rules and regulations promulgated thereunder. Compliance with Daig Affiliate Agreements is an element required for SJM to account for the Merger as a pooling of interests.

Affiliates of SJM will also be subject to certain limitations on their ability to sell, transfer or otherwise dispose of shares of SJM Common Stock during the period preceding the Merger. SJM will, at least 30 days prior to the Effective Date, enter into an agreement with each person SJM believes to be an affiliate of SJM relating to the restrictions on transfer resulting from the Merger being accounted for as a pooling of interests in accordance with generally accepted accounting principles and all published rules, regulations and policies of the Commission.


REGULATORY APPROVALS
The Merger is subject to the requirements of the HSR Act and the rules promulgated thereunder by the FTC, which prohibit consummation of the Merger unless notice has been given and certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied.


Each of SJM, Daig, Mr. Fleischhacker and Mr. Starks filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on or about February 20, 1996. SJM and Daig received notice of early termination of the waiting period under the HSR Act effective March 5, 1996. Nevertheless, at any time before or after the Effective Time, the FTC or the Antitrust Division could take such action under federal antitrust laws as it should deem necessary or desirable in the public interest, including seeking to enjoin the Merger or seeking the divestiture of Daig or SJM, in whole or in part, or the divestiture of substantial assets of SJM, its subsidiaries or Daig. State Attorneys General and private parties may also bring legal actions under the federal or state antitrust laws under certain circumstances. Based on an examination of information available to SJM and Daig relating to the businesses in which SJM, its subsidiaries and Daig are engaged, SJM and Daig believe that consummation of the Merger will not violate any antitrust laws. There can be no assurance, however, that a challenge to the proposed Merger on antitrust grounds will not be made or, if such a challenge is made, that SJM and Daig will prevail.

Neither SJM nor Daig is aware of any other governmental approvals or actions that may be required for consummation of the Merger, except for the filing and recordation of appropriate Merger documents as required by the MBCA. Pursuant to the Merger Agreement, SJM and Daig each have agreed to use commercially reasonable efforts to do all things necessary to consummate the transactions contemplated by the Merger Agreement.

NASDAQ NATIONAL MARKET LISTING
SJM has filed an application to list the shares of SJM Common Stock to be issued in connection with the Merger for quotation on Nasdaq. The approval of such listing is a condition to consummation of the Merger.

CERTAIN EXCHANGE PROCEDURES
As of the Effective Time, SJM will deposit, or will cause to be deposited with American Stock Transfer & Trust Company or such other bank or trust company as may be designated by SJM (the "Exchange Agent"), for the benefit of the holders of Daig Common Stock, certificates representing the shares of SJM Common Stock (such certificates for shares of SJM Common Stock, together with any dividends or distributions with respect thereto and any cash in lieu of fractional shares of SJM Common stock, being hereinafter referred to as the "Exchange Fund") issuable as of the Effective Time in exchange for outstanding shares of Daig Common Stock. The Exchange Agent will, pursuant to irrevocable instructions, deliver the SJM Common Stock contemplated to be issued out of the Exchange Fund.

As promptly as practicable after the Effective Time, SJM will cause the Exchange Agent to mail to each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Daig Common Stock (the "Certificates") (i) a letter of transmittal (which shall specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Exchange Agent, and shall be in customary form) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of SJM Common Stock. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly executed, and such other documents as may be required pursuant to such instructions, the holder of such Certificate will be entitled to receive in exchange therefor a certificate representing that number of whole shares of SJM Common Stock which such holder has the right to receive in respect of the Daig Common Stock formerly represented by such Certificate after taking into account all Daig Common Stock then held by such holder, together with cash in lieu of any fractional share of SJM Common Stock to which such holder is entitled (after aggregating all fractional shares of SJM Common Stock to be received by the holder) and which have become payable with respect to such whole number of shares of SJM Common Stock and which have not previously been paid. In the event of a transfer of ownership of Daig Common Stock that is not registered in the transfer records of Daig, a certificate representing the proper number of shares of SJM Common Stock may be issued to a transferee if the Certificate representing such Daig Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT -- EXCHANGE PROCEDURES."

PLEASE DO NOT SEND ANY CERTIFICATES REPRESENTING SHARES OF DAIG COMMON STOCK UNTIL YOU RECEIVE THESE MATERIALS.


CONFLICTS OF INTEREST
In considering the recommendation of the Daig Board with respect to the Merger Agreement, holders of Daig Common Stock should be aware that certain members of Daig's management and its Board of Directors have interests in the Merger that are in addition to, and different from, the interests of Daig shareholders generally.



SHAREHOLDERS' AGREEMENT. Mr. Fleischhacker, Daig's Chairman of the Board, Chief Executive Officer and a director of Daig, and Mr. Starks, Daig's President and a director of Daig, have entered into a Shareholders' Agreement, dated January 29, 1996, with SJM. Under the terms of the Shareholders' Agreement, which is attached as Exhibit B to this Proxy Statement/Prospectus and incorporated herein by reference, Mr. Fleischhacker and Mr. Starks are required to vote certain of their shares of Daig Common Stock, equal to approximately 20% of the outstanding shares of Daig Common Stock, in favor of the Merger and the Merger Agreement and against certain other actions. Messrs. Fleischhacker and Starks have further agreed to certain other restrictions, including a restriction on the sale, pledge or other transfer of the shares subject to the Shareholders' Agreement other than pursuant to the terms of the Merger Agreement. Each of Mr. Fleischhacker and Mr. Starks has executed an irrevocable proxy in connection with the Shareholders' Agreement, appointing each of Mr. Matricaria, SJM's President and Chief Executive Officer, and Kevin T. O'Malley, SJM's Vice President and General Counsel, as proxy with power to vote the shares subject to the Shareholders' Agreement in the manner described in the Shareholders' Agreement.



In addition, Daig expects that the directors and executive officers of Daig, including Mr. Fleischhacker and Mr. Starks, will vote all of the 8,370,800 shares of Daig Common Stock they beneficially own at the Record Date (approximately 54.9% of the total number of outstanding shares of Daig Common Stock at such date) for approval of the Merger Agreement. To the extent that such directors and executive officers vote in accordance with Daig's expectation, approval of the Merger Agreement is assured.


DESIGNATED DIRECTOR. It is a condition to Daig's obligation to consummate the Merger that Mr. Starks shall have been appointed to fill a newly created directorship on the SJM Board having a term expiring at the SJM annual meeting of shareholders to be held in 1997. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT -- CONSUMMATION OF THE MERGER."

EMPLOYMENT AGREEMENTS. Each of Mr. Fleischhacker and Mr. Starks has entered into an employment agreement with Daig that will become effective at the Effective Time. The employment agreements provide that Messrs. Fleischhacker and Starks will be employed as Chairman and Chief Executive Officer and President and Chief Operating Officer, respectively. These agreements, which have a term of two years each, set the annual base salary for each individual ($300,000 for Mr. Fleischhacker and $250,000 for Mr. Starks), provide that each individual shall be eligible to participate in SJM's bonus, stock option and benefits programs, and contain certain provisions regarding confidential information, assignment of inventions, non-competition and non-solicitation. In addition, each of Mr. Fleischhacker and Mr. Starks has entered into an agreement with SJM, similar to the agreements currently provided to SJM executives, with regard to the treatment to be accorded such executives upon the occurrence of certain events that result in a "change in control" (as defined in such agreements) of SJM. SJM has entered into employment agreements with substantially all of its executive officers. In the event of any "change in control" as defined in the agreements and for a period of three years thereafter, if an officer's employment is terminated (i) by SJM for reasons other than death, retirement, disability or "cause," or (ii) or the officer for "good reason," then SJM shall pay a severance payment, generally equal to two times the prior twelve months' compensation if the officer's employment with SJM has exceeded three years and one times the prior twelve months' compensation if such employment was less than three years. "Cause" means conviction by a court of competent authority for felony criminal conduct. "Good reason" means substantial and material reduction of principal duties, responsibilities and reporting obligations or a reduction in annual compensation. In general, a change in control occurs when there has been any change in the controlling persons reported in the Company's proxy statements, when 40% or more of the Company's outstanding voting stock is acquired by any person, or when current members of the Board of Directors or their successors elected or nominated by such members cease to be a majority of the Board of Directors.

Mr. Heinmiller, Daig's Vice President -- Finance and Administration, has entered into an employment agreement with Daig having a term of one year from the Effective Time of the Merger, unless earlier terminated. The agreement provides that Mr. Heinmiller will be employed as Daig's Vice President -- Finance and Administration at a base salary of $137,000 per annum together with a guaranteed annual bonus equal to 30% of this base salary, will receive an option to purchase 4,500 shares of SJM Common Stock at the fair market value on the date of grant (the "Stock Option"), will have the right to participate in SJM's benefit programs and will be subject to certain provisions regarding confidential information, assignment of inventions, non-competition and non-solicitation. The Stock Option will vest at the rate of 25% per year over a period of four years provided Mr. Heinmiller remains continuously employed by Daig. If the employment agreement terminates under conditions other than those certain ones specifically described in the agreement, Mr. Heinmiller will be entitled to receive a bonus payment of $322,000. If the payment is not made and Mr. Heinmiller is not employed by Daig or an affiliate within one year after expiration of the term of the employment agreement, Mr. Heinmiller will be entitled to a bonus payment of $20,833.33 per month for each month in the one-year period following the expiration of the employment agreement in which he is not employed by Daig or an affiliate. In addition, SJM has agreed to allow a $440,000 interest-free loan from Daig to Mr. Heinmiller to remain outstanding after the Effective Time. SJM has also agreed with Mr. Heinmiller that, in the event the Daig Option has not been exercised prior to the Closing Date, SJM will file an amendment to a registration statement covering shares of its stock to permit Mr. Heinmiller to exercise the option and receive registered shares of SJM Common Stock.

EMPLOYEE BENEFITS. The Merger Agreement provides that following the Effective Time, SJM will provide benefits to Daig's employees and officers that are comparable to those such employees and officers had prior to the Effective Time or comparable to the benefits provided to similarly situated employees of SJM and its other subsidiaries and will grant all such employees and officers credit for all service with Daig prior to the Effective Time for all purposes. SJM has agreed to provide employees and officers (other than Messrs. Fleischhacker, Starks and Heinmiller, whose compensation is covered by their employment agreements) comparable compensation, taken as a whole, to the compensation such employees received prior to the Effective Time.

INDEMNIFICATION; INSURANCE AND INDEMNIFICATION AGREEMENTS. Under the Merger Agreement, SJM has agreed to cause the Surviving Corporation, for the six-year period following the Effective Time, to indemnify the present and former officers and directors of Daig for acts or omissions occurring prior to the Effective Time to the extent provided under Daig's Articles of Incorporation and Bylaws, and indemnification agreements between Daig and such persons in effect on January 29, 1996. The Merger Agreement also provides that SJM and the Surviving Corporation will enter into indemnification agreements similar to those indemnification agreements currently provided to SJM executives and directors with those Daig employees and officers holding positions comparable to the SJM recipients of the SJM indemnification agreements. The indemnification agreements that SJM has entered into with each of its directors and officers provide for indemnification against certain costs incurred by each director and officer made or threatened to be made a party to a proceeding because of his or her official capacity as a director or officer. Such indemnification agreements, together with SJM's Bylaws, provide for indemnification to the full extent permitted by Minnesota law.

                  CERTAIN PROVISIONS OF THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement not summarized elsewhere in this Proxy Statement/Prospectus. The following summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Exhibit A to this Proxy Statement/Prospectus and is incorporated herein by reference. All Daig shareholders are urged to read the Merger Agreement and the other Exhibits hereto in their entirety.

CONVERSION OF SECURITIES
At the Effective Time, by virtue of the Merger and without any action on the part of Merger Subsidiary, Daig or the holders of any of the following securities, each share of Daig Common Stock outstanding immediately prior to the Effective Time (other than (i) any shares of Daig Common Stock owned by SJM, Merger Subsidiary or Daig, which will be canceled and retired without any conversion or the payment or delivery of any consideration; (ii) fractional shares; and (iii) shares for which dissenters' rights have been perfected) shall be canceled and converted into the right to receive .651733 of a share (the "Conversion Ratio") of SJM Common Stock.

Each share of Common Stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each such share shall be owned by SJM.

EXCHANGE PROCEDURES
After the Effective Time, each holder of an outstanding certificate or certificates theretofore representing shares of Daig Common Stock ("Certificates"), upon surrender thereof to American Stock Transfer & Trust Company or such other banking institution as may be designated by SJM (the "Exchange Agent"), will be entitled to receive in exchange therefor a certificate representing that number of whole shares of SJM Common Stock into which the shares of Daig Common Stock formerly represented by such Certificate shall have been converted, together with cash in lieu of any fractional share of SJM Common Stock to which such holder is entitled (after aggregating all fractional shares of SJM Common Stock to be received by the holder) and the amount, without interest, of any dividends or other distributions to which such holder is entitled which have become payable with respect to such whole number of shares of SJM Common Stock and which have not previously been paid. Until surrendered as described herein, each Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the number of whole shares of SJM Common Stock into which the shares of Daig Common Stock theretofore represented thereby shall have been converted together with cash in lieu of any fractional share of SJM Common Stock to which such holder is entitled and any dividends or other distributions to which such holder is entitled. Until so surrendered, SJM may, at its option, refuse to pay any dividend or other distribution payable to holders of SJM Common Stock.

Any shares of SJM Common Stock deposited with the Exchange Agent that remain unclaimed twelve months after the Effective Time shall be returned to SJM upon demand. Thereafter, the holder of a Certificate who has not exchanged such Certificate prior to such time will be able to look only to SJM for any claim for shares of SJM Common Stock, cash in lieu of fractional shares and any distributions or dividends. SJM shall not be liable to any holder of SJM Common Stock for any amounts paid to a public official pursuant to applicable abandoned property laws. See "THE MERGER -- CERTAIN EXCHANGE PROCEDURES."

NO FURTHER RIGHTS IN DAIG COMMON STOCK
Whether or not a Certificate is surrendered, from and after the Effective Time it shall under no circumstances evidence, represent or otherwise constitute any stock or other interest whatsoever in Daig, the Surviving Corporation or any other person, firm or corporation other than SJM and SJM's successors.

NO FRACTIONAL SHARES
No fraction of a share of SJM Common Stock will be issued upon the surrender for exchange of Certificates, but in lieu thereof, each holder of shares of Daig Common Stock will be entitled to receive an amount in cash equal to the product obtained by multiplying (i) such fractional share (after aggregating all fractional shares of SJM Common Stock to be received by such holder) by
(ii) the Reference Market Value. For purposes of the Merger Agreement, the Reference Market Value of SJM Common Stock shall mean the average of the closing sale prices (in thousandths) on Nasdaq of SJM Common Stock as reported in THE WALL STREET JOURNAL for the 20 trading days immediately preceding the fifth trading day prior to the Effective Time.

DAIG STOCK OPTION
On execution of the Merger Agreement, the Daig Option became exercisable in accordance with its terms. At the Effective Time, the Daig Option, an option to purchase 128,000 shares of Daig Common Stock held by Mr. Heinmiller, an officer and director of Daig, shall, if then unexercised, by virtue of the Merger and without any further action on the part of Daig or the holder thereof, be assumed by SJM and shall be exercisable upon the same terms and conditions as under the Daig Option prior to the Effective Time, except that it shall be exercisable for that whole number of shares of SJM Common Stock into which the number of shares of Daig Common Stock subject to the Daig Option immediately prior to the Effective Time would have been converted pursuant to the Merger, at a price per share of SJM Common Stock equal to the per share Daig Option exercise price divided by the Conversion Ratio. The Daig Option will terminate 30 days after the Effective Time. SJM has agreed that, if the Daig Option has not been exercised prior to the Closing Date, SJM will file an amendment to a registration statement covering shares of its stock to permit the shares of SJM Common Stock issuable upon exercise of the Daig Option to be sold to the public following such exercise.

CERTAIN REPRESENTATIONS AND WARRANTIES
The Merger Agreement contains various representations and warranties of SJM, Merger Subsidiary and Daig relating to, among other things, the following matters (which representations and warranties are subject, in certain cases, to specified exceptions): (i) the due organization, corporate power and authority and good standing of, and similar corporate matters with respect to, each of SJM, Daig and Merger Subsidiary; (ii) each of SJM's and Daig's capitalization; (iii) the authorization, execution, delivery and consummation of the Merger Agreement by each party thereto and the enforceability against each such party of the Merger Agreement; (iv) the absence of the need for approvals, consents or waivers other than certain specified ones; (v) the absence of conflict with Daig's Articles of Incorporation, Daig's Bylaws, SJM's Articles of Incorporation, SJM's Bylaws, with applicable law or with any contracts to which Daig, SJM or Merger Subsidiary, as the case may be, is a party; (vi) reports and other documents filed with the Commission and other regulatory authorities and the accuracy of the information contained therein;
(vii) the absence of certain changes or events between the date of the most recent audited financial statements filed with the Commission by SJM or Daig and the date of the Merger Agreement; (viii) the absence of actions taken by SJM, SJM's affiliates, Daig or Daig's affiliates that would prevent the Merger from qualifying as a tax-free reorganization; and (ix) opinions of Piper Jaffray Inc. (for SJM) and Goldman Sachs (for Daig) as to the Merger consideration and the fairness of the Conversion Ratio to the respective shareholders of SJM and Daig. In addition, the Merger Agreement contains certain additional representations and warranties of Daig relating to (i) title (including leasehold title) to, and the absence of liens against, real property and assets material to Daig's business, results of operation or financial condition; (ii) the absence of litigation and other claims and proceedings; (iii) filing of tax returns, the absence of tax audits, payment of taxes and related tax matters; (iv) certain employee benefit plans and ERISA matters; (v) compliance with laws and possession of permits required for the conduct of Daig's business as now conducted; (vi) the absence of finder's fees based upon arrangements made by or on behalf of Daig, other than fees due to Goldman Sachs; (vii) Daig's rights in certain intellectual property; (viii) certain matters related to environmental laws and the Occupational Safety and Health Act of 1970 ("OSHA"); (ix) certain Daig contracts; (x) the possession of certain licenses and absence of certain notices and proceedings with regard to Daig's products; (xi) inventory; (xii) accounts and notes receivable; (xiii) employee relations and certain other matters related to Daig's employees; (xiv) insurance; (xv) the absence of certain potential conflicts of interest; and (xvi) bank accounts.

CONDUCT OF BUSINESS PENDING THE MERGER
In the Merger Agreement, Daig has agreed that, between January 29, 1996 and the Effective Time, Daig shall conduct its business in the ordinary course consistent with past practice and will use reasonable efforts to preserve intact its business organization and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, in the Merger Agreement Daig has agreed not to: (i) declare, set aside or pay any dividend or other distribution with respect to any shares of its capital stock; (ii) amend or alter any term of any outstanding Daig securities; (iii) without the consent of SJM (A) incur, assume or guarantee any debt other than in the ordinary course of business consistent with past practices; (B) issue or sell any securities convertible into or exchangeable for debt securities; or (C) issue or sell any options or other rights to acquire from Daig, directly or indirectly, any debt securities or any securities convertible into or exchangeable for any such debt securities; (iv) create, assume or incur any "lien" (as defined in the Merger Agreement) on any of its material assets;
(v) except for the issuance of shares pursuant to the exercise of the Daig Option, (A) issue or sell, or authorize for issuance or sale, any shares of capital stock of any class or any other securities; or (B) redeem, repurchase or otherwise acquire any Daig securities; (vi) except in the ordinary course of business, relinquish any material contract or other material right, make any payment (direct or indirect) of any material liability before the same becomes due in accordance with its terms or make any material change in its operations; (vii) adopt any change in any method of accounting or accounting practice used by Daig other than by reason of a concurrent change in generally accepted accounting principles and upon the recommendation of Daig's independent public accountants; (viii) without the prior written consent of SJM (A) grant or make any severance or termination payments to any officer, director or employee of Daig, except pursuant to written agreements in effect on January 29, 1996 and disclosed to SJM except for normal payments in the ordinary course of business consistent with past practice; (B) enter into any employment, deferred compensation or other similar agreement (or enter into any amendment to any such existing agreement) with any officer, director or employee; (C) increase benefits payable under any existing severance or termination pay policies or employment agreements, except for normal increases in the ordinary course of business consistent with past practice; or (D) pay or provide for any increase in compensation, bonus, or other benefits payable to any current or former officer, director, salesperson, distributor, agent or employee of Daig, other than any grants or increases in the ordinary course of business consistent with past practice except to the extent required under existing employment and labor agreements;
(ix) amend its Articles of Incorporation or Bylaws; (x) merge or consolidate with any person, acquire any stock or other ownership interest in any person or the assets of any business as an entity or liquidate, dissolve or otherwise reorganize or seek protection from creditors; (xi) except for those transactions which constitute an Acquisition Proposal (as defined in the Merger Agreement), take any action, the taking of which, or omit to take any action, the omission of which, would reasonably be expected to cause any of Daig's representations and warranties in the Merger Agreement to be inaccurate in any respect at or as of any time prior to the Effective Time;
(xii) except for the sale of inventory and the disposition of obsolete or defective equipment, without the prior written consent of SJM sell, transfer, mortgage, or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage or otherwise dispose of or encumber, any assets or properties, real, personal or mixed, other than in the ordinary course of business consistent with past practice; (xiii) either (A) enter into any other agreements, commitments or contracts (including without limitation joint venture agreements or material license agreements) which, individually or in the aggregate, are material to Daig, except agreements, commitments or contracts for the purchase, sale or lease of goods or services, consistent with past practice; or (B) otherwise make any material change in any existing material agreement, commitment or arrangement; (xiv) without the prior written consent of SJM make any investment of a capital nature with a maturity in excess of 180 days either by purchase of stock or securities, contributions to capital, property transfers or otherwise, or by the purchase of any property or assets of any other individual, firm or corporation; (xv) without the prior written consent of SJM purchase any capital items which singly have an installed purchase price greater than $100,000, or in the aggregate have a purchase price in excess of $600,000; or (xvi) agree or commit to do any of the matters set forth in (i) through (xv) above.

In the Merger Agreement Daig has also agreed to do the following: (i) take certain actions with regard to this Proxy Statement/Prospectus, the Special Meeting and the solicitation of proxies; (ii) provide SJM, its counsel, financial advisors, auditors and other authorized representatives with access to certain information regarding Daig; (iii) notify SJM of the occurrence of certain events and the receipt of certain documents; (iv) use its reasonable efforts as promptly as possible to obtain necessary approvals, authorizations, consents, etc. relating to the Merger; (v) subject to the fiduciary duties of the Daig Board, use its reasonable efforts to cause to be fulfilled and satisfied all of the conditions to the Merger to be fulfilled and satisfied by Daig, to cause to be performed all of the matters required of Daig at or prior to the Effective Time and to comply with applicable law; and (vi) exercise certain rights under confidentiality agreements to retrieve certain confidential information provided to third parties.


In the Merger Agreement, SJM has also agreed: (i) that neither SJM nor any of its subsidiaries will, without the prior written approval of Daig, intentionally take any action that would prevent SJM from accounting for the Merger as a pooling of interests or that would prevent the Merger from qualifying as a tax-free reorganization; (ii) subject to the fiduciary duties of the SJM Board, to use its reasonable efforts to cause to be fulfilled and satisfied all of the conditions to the Merger to be fulfilled and satisfied by SJM and to cause to be performed all of the matters required of SJM at or prior to the Effective Time and to comply with applicable law; (iii) to use its reasonable efforts as promptly as possible to obtain all approvals, authorizations, consents, etc. necessary for SJM to perform its obligations under the Merger Agreement; (iv) to advise Daig orally and in writing of the occurrence of certain events and the receipt of certain documents; (v) to take certain actions with regard to indemnification of Daig officers and directors, including the execution at the Effective Time of the Indemnification Agreements; (vi) to prepare and submit a Nasdaq listing application for the shares of SJM Common Stock to be issued in the Merger;
(vii) to take such action as shall be necessary to have Mr. Starks appointed to fill a newly created directorship on the SJM Board, to have a term expiring at the SJM annual meeting of shareholders to be held in 1997; (viii) to take certain actions with regard to employee benefits and compensation;
(ix) to take all action necessary to cause the Merger Subsidiary to perform its obligations under the Merger Agreement and to consummate the Merger upon the terms and subject to the conditions contained in the Merger Agreement;
(x) to provide Daig, its counsel, financial advisors, auditors and other authorized representatives with access to certain information regarding SJM; and (xi) to take certain actions with regard to the registration statement filed with the Commission of which this Proxy Statement/Prospectus is a part. See "THE MERGER -- CONFLICTS OF INTEREST."


In the Merger Agreement, SJM and Daig have also mutually agreed to take certain actions relating to the preparation and distribution of this Proxy Statement/Prospectus and compliance with federal and state securities and other laws.

NO SOLICITATION OF TRANSACTIONS
Pursuant to the Merger Agreement, Daig has agreed that it will not, and shall direct and use its reasonable efforts to cause its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it) not to, directly or indirectly, (i) take any further action to solicit, initiate or encourage any offer or indication of interest from any person with respect to any Acquisition Proposal (as defined below), including without limitation, any such further action through any investment banker, broker, finder or other intermediary previously engaged or which may be engaged for the purpose of soliciting, initiating or encouraging such offer or indication of interest; or (ii) engage in negotiations with, or disclose any non-public information relating to Daig's businesses, assets or operations or afford access to its properties, books or records to, any person that has made, or that Daig has good reason to believe may be considering making, an Acquisition Proposal. Subject to the fiduciary duties of the Daig Board, Daig (i) will promptly notify SJM after receipt of any Acquisition Proposal or indication, in writing, that any person is considering making an Acquisition Proposal and will keep SJM reasonably informed of any such offer or indication; and (ii) will not enter into any agreement relating to any such Acquisition Proposal for a period of seven days following receipt by SJM of such notification by Daig.

"Acquisition Proposal" means any proposal to (i) effect a merger or consolidation or similar transaction involving Daig or any of its subsidiaries; (ii) purchase, lease, or otherwise acquire 10% or more of the assets of Daig or any of its subsidiaries; (iii) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or similar transaction) beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of securities representing 10% or more of the voting power of Daig or any of its subsidiaries; or (iv) the assignment, transfer, licensing or other disposition of, in whole or in part, the patents, patent rights, trade secrets or other technology of Daig or any of its subsidiaries, other than in the ordinary course of business. In the event Daig takes action or fails to take action required under the exclusivity provisions of the Merger Agreement due to a belief that to do otherwise would result in a breach of the fiduciary duties of its Board of Directors, it may do so only after receipt of a written opinion of its legal counsel or upon advice of its legal counsel confirmed by a written opinion of such counsel, and a copy of such opinion must be furnished to SJM.

CONDITIONS TO CONSUMMATION OF THE MERGER
The obligations of Daig, SJM and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions: (i) the Merger Agreement shall have been approved by the affirmative vote of the shareholders of Daig in accordance with the MBCA and Daig's Articles of Incorporation and Bylaws; (ii) all necessary authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any governmental authority shall have been filed, expired or obtained, including any applicable waiting period under the HSR Act; (iii) no order, preliminary or permanent injunction, statute, rule or regulation shall have been enacted, issued, promulgated or deemed applicable by any governmental authority or a court of competent jurisdiction which has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger; and (iv) the Registration Statement shall have been declared effective, and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC.

The obligations of SJM and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions, unless waived by SJM: (i) Daig shall have performed in all material respects all of its obligations under the Merger Agreement required to be performed by it at or prior to the Closing Date; (ii) the representations and warranties of Daig, without regard to any qualification or reference to immateriality or "Material Adverse Effect," shall be true and correct in all respect as of the Closing Date, as though made on and as of such date (provided that those representations or warranties made as of a particular date need only be true and correct as of such date), except for any inaccuracies which, individually or in the aggregate, have not had, and would not have, a material adverse effect; provided, however, that there shall be deemed not to be such a material adverse effect to the extent that such effect is the result of conditions or factors affecting the economy generally or the industry in which Daig operates or the result of the announcement of the Merger or actions taken in contemplation thereof; (iii) receipt by SJM of a certificate signed by both the Chairman and the President of Daig to the effect set forth in (i) and (ii) above; (iv) copies of resolutions of Daig's Board of Directors authorizing the Merger Agreement, as certified by Daig's Secretary;
(v) receipt by SJM, without expense to it, of executed originals (or facsimiles thereof) of any and all consents, approvals, waivers and/or acknowledgments required under any of certain identified agreements to which Daig is a party, in order to permit the consummation of the Merger without causing or resulting in a default, event of default, acceleration event or termination event under any of such documents and without entitling any party to any of such documents to exercise any other right or remedy adverse to the interests of SJM, except for such consents, approvals, waivers and/or acknowledgments with respect to which the failure to obtain would not have a "material adverse effect"; (vi) receipt by SJM of a letter from each of Grant Thornton LLP and Ernst & Young LLP, respectively, dated as of the Closing Date, stating that with respect to Daig, there have been no common stock transactions, changes in equity ownership or ownership affiliations that would preclude SJM from accounting for the Merger as a pooling of interests, and that with respect to SJM, the Merger will qualify as a pooling of interests under applicable accounting standards and Commission rules and regulations; (vii) there shall have been no breach of the Shareholders' Agreement by any shareholder signatory thereof, which breach would have a material adverse effect on the consummation of the Merger; (viii) SJM shall have received from any person who is as of January 29, 1996, or at any time between January 29, 1996 and the Effective Time, an affiliate of Daig (pursuant to Rule 145 under the Securities Act or otherwise under applicable Commission accounting releases with respect to pooling of interests accounting treatment) a signed agreement substantially in the form provided as Exhibit 10.2 to the Merger Agreement; and (ix) SJM shall have received, on or prior to the time that the Registration Statement shall have become effective, the opinion of Dorsey & Whitney, addressed to SJM, regarding certain federal income tax matters, which opinion shall not have been withdrawn.

The obligations of Daig to consummate the Merger are subject to the satisfaction of the following further conditions, unless waived by Daig: (i) SJM and the Merger Subsidiary shall have performed in all material respects all of their obligations under the Merger Agreement required to be performed by them at or prior to the Closing Date; (ii) the representations and warranties of SJM and the Merger Subsidiary, without regard to any qualification, materiality threshold or reference to immateriality or "Material Adverse Effect," shall be true and correct in all respect as of the Closing Date, as though made on and as of such date (provided that those representations or warranties made as of a particular date need only be true and correct as of such date), except for any inaccuracies which, individually or in the aggregate, have not had, and would not have, a material adverse effect; provided, however, that there shall be deemed not to be such a material adverse effect to the extent that such effect is the result of conditions or factors affecting the economy generally or the industry in which SJM operates or the result of the announcement of the Merger or actions taken in contemplation thereof; (iii) receipt by Daig of a certificate signed by the President of SJM and the Merger Subsidiary to the effect set forth in
(i) and (ii) above; (iv) the shares of SJM Common Stock to be issued in the Merger shall have been authorized for listing on Nasdaq; (v) Daig shall have received, on or prior to the time that the Registration Statement shall have become effective, the opinion of Dorsey & Whitney, regarding certain federal income tax matters, which opinion shall not have been withdrawn; and (vi) the Designated Director (Mr. Starks) shall have been elected to the SJM Board.

TERMINATION
The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding the approval of Merger Agreement and the Merger by the shareholders of Daig: (i) by mutual written consent of SJM, the Merger Subsidiary and Daig duly authorized by the Boards of Directors of each of SJM and Daig; (ii) by either of SJM or Daig if (A) the Effective Time shall not have occurred on or before September 30, 1996;
(B) a court of competent jurisdiction or an administrative, governmental or regulatory authority has issued a final non-appealable order, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; provided that the party seeking to terminate the Merger Agreement shall have used its reasonable efforts to obtain the necessary approvals, authorizations, consents, etc.; or (C) at the Special Meeting (including any adjournment or postponement thereof) the requisite vote of the shareholders of Daig is not obtained.

The Merger Agreement may be terminated by Daig if (i) it is not in material breach of its obligations under the Merger Agreement; and either (A) the Board of Directors of Daig has recommended, approved, accepted or entered into a definitive agreement regarding or resolved to recommend, an Acquisition Proposal, or (B) an Acquisition Proposal has been made and the Board of Directors of Daig has withdrawn or modified (in a manner adverse to SJM) its recommendation of the Merger; (ii) Daig is not in material breach of its obligations under the Merger Agreement and there has been (A) a material breach by SJM of any of its representations and warranties under the Merger Agreement, or (B) a material failure by SJM to perform any of its obligations under the Merger Agreement, and, in both case (A) and (B), the breach or failure has not been cured or is not curable by September 30, 1996; (iii) if the average of the closing sale prices (in thousandths) on Nasdaq of a share of SJM Common Stock as reported in THE WALL STREET JOURNAL for the twenty trading days immediately preceding the fifth trading day prior to the Effective Time is less than $34 (as adjusted for certain events with regard to such Common Stock); or (iv) if SJM has entered into a written agreement under which SJM will be acquired by or merge with any other entity and, after such transaction, the persons who were members of the SJM Board prior to such transaction would not constitute a majority of the Board of Directors of the acquiring or surviving corporation.

The Merger Agreement may be terminated by SJM if (i) it is not in material breach of its obligations under the Merger Agreement and either (A) Daig has breached its obligations regarding no solicitation of transactions in any material respect, (B) the Daig Board has recommended, approved, accepted or entered into a definitive agreement regarding an Acquisition Proposal, or (C) an Acquisition Proposal has been made and the Daig Board has withdrawn or modified (in a manner adverse to SJM) its recommendation of the Merger; or
(ii) if SJM is not in material breach of its obligations under the Merger Agreement and there has been (A) a material breach by Daig of any of its representations and warranties under the Merger Agreement or (B) a material failure by Daig to perform any of its obligations under the Merger Agreement, and, in both case (A) and (B), the breach or failure has not been cured or is not curable by September 30, 1996.

EFFECT OF TERMINATION; TERMINATION FEE
Except as otherwise provided in the Merger Agreement, in the event of the termination of the Merger Agreement as described above, the obligation of the parties to consummate the Merger will expire, the provisions of the Merger Agreement regarding confidentiality obligations (and the related confidentiality agreement) shall survive for a period of 3 years and each party will bear its own expenses incurred in connection with the Merger Agreement.

Pursuant to the Merger Agreement, in addition to the provisions described above, Daig will be required to pay SJM a fee of $10 million within five business days of a demand by SJM (the "Termination Fee") if (i) the Merger Agreement is terminated by SJM in the event SJM is not in material breach of its obligations under the Merger Agreement and (A) Daig shall have breached its obligations regarding no solicitations of transactions in any material respect, (B) the Daig Board has either recommended, approved, accepted or entered into a definitive agreement regarding an Acquisition Proposal, or (C) an Acquisition Proposal has been made and the Daig Board has withdrawn or modified (in a manner adverse to SJM) its recommendation of the Merger; (ii) the Merger Agreement is terminated by Daig if it is not in material breach of its obligations under the Merger Agreement and either (A) the Daig Board has recommended, approved, accepted or entered into a definitive agreement regarding, or resolved to recommend, an Acquisition Proposal or (B) an Acquisition Proposal has been made and the Daig Board has withdrawn or modified (in a manner adverse to SJM) its recommendation of the Merger; (iii) the Officer/Shareholders shall have (A) voted any of their Daig Common Stock against the Merger Agreement and the Merger, (B) demanded and perfected dissenters' rights on any of their shares, or (C) failed or otherwise abstained from voting their Daig Common Stock at the Special Meeting, and the requisite vote of the shareholders of Daig to approve the Merger Agreement and the Merger is not obtained; or (iv) (A) any third party makes an Acquisition Proposal or acquires 10% or more of the outstanding Daig Common Stock prior to the Special Meeting, (B) the requisite vote of the shareholders of Daig is not obtained, (C) the Merger Agreement is terminated, and (D) within six months after the execution of the Merger Agreement, (x) Daig enters into an agreement relating to an Acquisition Proposal or (y) an Acquisition Proposal is consummated.

EXPENSES
All expenses incurred in connection with the Merger Agreement and the transactions contemplated by it are to be paid by the party incurring such expenses, whether or not the Merger is consummated.

AMENDMENT AND WAIVER
The Merger Agreement may be amended, modified or supplemented by the parties thereto by mutual consent of their respective Boards of Directors, or by their respective officers duly authorized by their respective Boards of Directors, by an appropriate written instrument executed at any time prior to the Effective Time.

At any time prior to the Effective Time, any party to the Merger Agreement may by an instrument in writing (a) extend the time for or waive the performance of any of the obligations of any other party thereto, (b) waive compliance with any of the covenants, or (c) waive any of the conditions of its obligations (other than Daig shareholder approval).


                  MANAGEMENT; OWNERSHIP OF DAIG COMMON STOCK

DIRECTORS AND EXECUTIVE OFFICERS
Information concerning the directors and executive officers of Daig is set forth in Daig's Proxy Statement dated January 29, 1996, incorporated herein by reference to Daig's Annual Report on Form 10-K for the fiscal year ended September 30, 1995. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

Pursuant to the Merger Agreement, the directors of Daig immediately prior to the Effective Time will, as of the Effective Time, no longer be directors of the Surviving Corporation. The six individuals currently serving as directors of Daig are John J. Fleischhacker, Daniel J. Starks, John C. Heinmiller, Dennis A. Stowers, Dale L. Harris and Edward F. Fox.

Pursuant to the Merger Agreement, the directors of Merger Subsidiary immediately prior to the Effective Time shall become the directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation then in effect and until the successor of each is duly elected and qualified. The individuals currently serving as directors of Merger Subsidiary are
                                       .

In accordance with the Merger Agreement, at the Effective Time, Daniel J. Starks, President, Chief Operating Officer and a current director of Daig, will be appointed to the SJM Board for a term expiring at SJM's annual meeting of shareholders to be held in 1997.

Pursuant to the Merger Agreement, the officers of Daig immediately prior to the Effective Time shall become the officers of the Surviving Corporation until the successor of each is duly appointed and qualified.

PRINCIPAL SHAREHOLDERS
As of the Record Date, Mr. Fleischhacker owned 5,375,000 shares of Daig Common Stock (35.2% of the outstanding shares) and Mr. Starks owned 2,789,600 shares of Daig Common Stock (18.2% of the outstanding shares). Information related to the other principal shareholders of Daig is set forth in Daig's Proxy Statement dated January 29, 1996, incorporated herein by reference to Daig's Annual Report on Form 10-K for the fiscal year ended September 30, 1995. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

                                CAPITALIZATION
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


The following table sets forth the historical capitalization of SJM as of December 31, 1995 and the pro forma capitalization of SJM adjusted to give effect to the Merger. The adjustments made to SJM's historical consolidated capitalization to arrive at the adjusted consolidated capitalization are described under "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."


                                                         SJM AS            PRO FORMA
                                                        REPORTED          DECEMBER 31,
                                                    DECEMBER 31, 1995         1995
Borrowings due within one year                          $      0            $      0
Obligations under capital leases                               0                   0
Long-term debt                                           120,000             120,000
Shareholders' Equity:
  Common Stock, $.10 par value -- authorized
    100,000,000 shares, 69,991,700 shares issued;
    79,921,598 shares issued, as adjusted                  6,999               7,992
Additional paid-in capital                                31,782              34,769
Retained earnings                                        650,515             674,542
Cumulative translation adjustment                          4,319               4,319
Unrealized gain on available-for-sale securities           9,691               9,691
Amount receivable for shares issued                            0                (440)
Total Shareholders' Equity                               703,306             730,873
   Total Capitalization                                 $823,306            $850,873

                             UNAUDITED PRO FORMA
                   CONDENSED COMBINED FINANCIAL STATEMENTS


The following Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 1995, and the related Unaudited Pro Forma Condensed Combined Statements of Income for each of the three years in the period ended December 31, 1995, give effect to the Merger as if it had occurred on the first day of the earliest period presented. In addition, the Unaudited Pro Forma Condensed Combined Statement of Income for the year ended December 31, 1994 includes the results of the Pacesetter acquisition as if it had occurred as of the beginning of 1994. The acquisition of Pacesetter was effective September 30, 1994, and was accounted for as a purchase. The historical SJM results include the results of Pacesetter only from October 1, 1994 to December 31, 1994. This pro forma information has been prepared utilizing the historical consolidated financial statements of SJM and Daig, and should be read in conjunction with the historical financial statements and notes thereto, which are incorporated by reference herein. Daig's fiscal year ends on September 30 each calendar year; therefore, Daig's results for the fiscal years ended September 30, 1995, 1994 and 1993, have been combined with SJM's results for the years ended December 31, 1995, 1994 and 1993. It is anticipated that, upon consummation of the Merger, the fiscal year end of Daig will be changed to the Saturday closest to December 31. These unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated, nor are they necessarily indicative of future operating results or financial position.


These unaudited pro forma condensed combined financial statements are based on the pooling of interests method of accounting for the Merger. The pro forma adjustments are described in the accompanying notes.

                             UNAUDITED PRO FORMA
                       CONDENSED COMBINED BALANCE SHEET
                                (IN THOUSANDS)

                                                                      DECEMBER 31, 1995
                                                           HISTORICAL                   PRO FORMA
                                                      ST. JUDE
                                                      MEDICAL        DAIG      ADJUSTMENTS      COMBINED
                      ASSETS
Cash and cash equivalents                            $   13,438     $21,329                    $   34,767
Marketable securities                                   152,615           0                       152,615
Accounts receivable, net                                164,492       5,198                       169,690
Inventories                                             158,411       4,892                       163,303
Prepaid expenses                                         31,198         641                        31,839
Property, plant and equipment, net                      156,248       5,822                       162,070
Other assets                                            339,532           0                       339,532
   TOTAL ASSETS                                      $1,015,934     $37,882                    $1,053,816
                 LIABILITIES AND
               SHAREHOLDERS' EQUITY
Accounts payable and accrued expenses.               $  192,628     $ 3,690      $ 1,125 (a)   $  202,943
                                                                                   5,500 (c)
Long-term debt                                          120,000                                   120,000
   TOTAL LIABILITIES                                    312,628       3,690        6,625          322,943
Preferred stock                                               0           0                             0
Common stock                                              6,999         152          841 (b)        7,992
Additional paid-in-capital                               31,782       3,828         (841)(b)       34,769
Retained earnings                                       650,515      30,652       (1,125)(a)      674,542
                                                                                  (5,500)(c)
Cumulative translation adjustment.                        4,319           0                         4,319
Unrealized gain on available-for-sale securities          9,691           0                         9,691
Amount receivable for shares issued                           0        (440)                         (440)
   TOTAL SHAREHOLDERS' EQUITY                           703,306      34,192       (6,625)         730,873
   TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY        $1,015,934     $37,882      $     0       $1,053,816

         The accompanying notes are an integral part of the unaudited pro forma condensed combined balance sheet.

                         NOTES TO UNAUDITED PRO FORMA
                       CONDENSED COMBINED BALANCE SHEET

(a) To reflect the combined tax position as if the Merger had occurred at the beginning of the earliest period presented. This adjustment is based on the evaluation of a variety of factors including the combined companies' statutory and state tax rates, reductions to research and development tax credits and reductions to net operating loss carryforwards.

(b) To record the exchange of Daig Common Stock for SJM Common Stock.

(c) To adjust the pro forma condensed combined balance sheet to reflect one-time merger-related charges which will be expensed at the time the merger is consummated as required under the "pooling of interests" accounting method. These charges are presently estimated to be approximately $5.5 million. Direct merger expenses include financial advisor fees, outside legal and accounting fees, and various other costs and filing fees.

                             UNAUDITED PRO FORMA
                    CONDENSED COMBINED STATEMENT OF INCOME


                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                          YEAR ENDED DECEMBER 31, 1995
                                                     HISTORICAL                 PRO FORMA
                                                ST. JUDE
                                                MEDICAL       DAIG       ADJUSTMENTS     COMBINED
Net sales                                       $723,513     $38,322        $            $761,835
Cost of sales                                    222,796      12,034                      234,830
Gross profit                                     500,717      26,288                      527,005
Selling, general and administrative expense      237,569       9,820                      247,389
Research and development expense                  68,970       3,335                       72,305
Operating profit                                 194,178      13,133                      207,311
Other income (expense), net                       (6,615)        825                       (5,790)
Income before taxes                              187,563      13,958                      201,521
Income tax provision                              58,145       4,060          468 (a)      62,673
Net income                                      $129,418     $ 9,898        $(468)       $138,848
Earnings per share                              $   1.82     $  0.65                     $   1.71
Weighted average shares outstanding               71,067      15,223                       80,988

         The accompanying notes are an integral part of the unaudited pro forma condensed combined statement of income.


                             UNAUDITED PRO FORMA
                    CONDENSED COMBINED STATEMENT OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           YEAR ENDED DECEMBER 31, 1994
                                        HISTORICAL                                      PRO FORMA
                            ST. JUDE                                SUBTOTAL        (b)           (c)        PRO FORMA
                            MEDICAL       DAIG      ADJUSTMENTS    PRO FORMA    PACESETTER    ADJUSTMENTS     COMBINED
Net sales                   $359,640     $32,309       $            $391,949     $330,527       $(25,737)     $696,739
Cost of sales                100,956      11,131                     112,087      133,680        (17,218)      228,549
Gross profit                 258,684      21,178                     279,862      196,847         (8,519)      468,190
Selling, general and
 administrative expense       97,577       8,394                     105,971      120,789         14,675       241,435
Research and
 development expense          21,008       2,463                      23,471       25,847                       49,318
Purchased research and
 development charge           40,800                                  40,800                                    40,800
Operating profit              99,299      10,321                     109,620       50,211        (23,194)      136,637
Other income, net              7,056         624                       7,680          947        (17,604)       (8,977)
Income before taxes          106,355      10,945                     117,300       51,158        (40,798)      127,660
Income tax provision          27,121       3,371         358 (a)      30,850       19,733        (15,005)       35,578
Net income                  $ 79,234     $ 7,574       $(358)       $ 86,450     $ 31,425       $(25,793)     $ 92,082
Earnings per share          $   1.13     $  0.50                    $   1.08                                  $   1.15
Weighted average shares
 outstanding                  70,169      15,215                      80,085                                    80,085

         The accompanying notes are an integral part of the unaudited pro forma condensed combined statement of income.

                             UNAUDITED PRO FORMA
                    CONDENSED COMBINED STATEMENT OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                          YEAR ENDED DECEMBER 31, 1993
                                                     HISTORICAL                 PRO FORMA
                                                ST. JUDE
                                                MEDICAL       DAIG       ADJUSTMENTS     COMBINED
Net sales                                       $252,642     $25,678        $            $278,320
Cost of sales                                     61,342       9,091                       70,433
Gross profit                                     191,300      16,587                      207,887
Selling, general and administrative expense       49,040       6,932                       55,972
Research and development expense                  10,972       1,897                       12,869
Operating profit                                 131,288       7,758                      139,046
Other income, net                                 13,934         192                       14,126
Income before taxes                              145,222       7,950                      153,172
Income tax provision                              35,579       2,721          299 (a)      38,599
Net income                                      $109,643     $ 5,229        $(299)       $114,573
Earnings per share                              $   1.55     $  0.35                     $   1.42
Weighted average shares outstanding               70,834      14,829                       80,499


         The accompanying notes are an integral part of the unaudited pro forma condensed combined statement of income.



                         NOTES TO UNAUDITED PRO FORMA
                   CONDENSED COMBINED STATEMENTS OF INCOME

(a) Reflects the combined tax position as if the Merger had occurred at the beginning of the earliest period presented. This adjustment is based on the evaluation of a variety of factors including the combined companies' statutory and state tax rates, reductions to research and development tax credits and reductions to net operating loss carryforwards.


(b) Represents the results of Pacesetter for the nine months ended September 30, 1994, as if the acquisition had been consummated as of the beginning of 1994. SJM's historical results include Pacesetter only from October 1, 1994 to December 31, 1994.



(c) To reflect the Pacesetter acquisition as if the transaction had occurred at the beginning of the year. These adjustments include the elimination of intercompany sales and cost of sales between the U.S. and non-U.S. Pacesetter entities; the ongoing infrastructure costs related principally to the establishment of sales offices in Western Europe; the amortization expense related to the excess cost over net assets acquired; the lost interest income on the cash used to fund a portion of the acquisition; the interest expense on the average debt balance; and the increase in the effective tax rate by 1.5 percentage points.


(d) The accompanying Unaudited Pro Forma Condensed Combined Statements of Income exclude any merger-related direct expenses. A one-time charge associated with the Merger of approximately $5.5 million is expected to be recognized in the first quarter of 1996. See footnote (c) to the Unaudited Pro Forma Condensed Combined Balance Sheet for additional description of the components of this charge.

             MATERIAL DIFFERENCES IN RIGHTS OF DAIG SHAREHOLDERS

GENERAL

The rights of holders of Daig Common Stock are governed by the Articles of Incorporation of Daig (the "Daig Articles"), the bylaws of Daig (the "Daig Bylaws") and laws of the State of Minnesota (as previously defined, the "MBCA"). The rights of holders of SJM Common Stock are governed by the Articles of Incorporation of SJM (the "SJM Articles"), the bylaws of SJM (the "SJM Bylaws") and the MBCA. After the Merger becomes effective, the rights of holder of Daig Common Stock who become SJM shareholders will be governed by the SJM Articles, the SJM Bylaws and the MBCA. While it is not practical to describe all changes in the rights of Daig shareholders that will result from the differences between the Daig Articles and Bylaws on the one hand and the SJM Articles and Bylaws on the other hand, the following is a summary of material differences.

SIZE AND CLASSIFICATION OF THE BOARD OF DIRECTORS
The MBCA provides that the board of directors of a Minnesota corporation shall consist of one or more directors as fixed by the articles of incorporation or bylaws. The SJM Bylaws provide that the SJM Board shall consist of five directors, and the Board may increase the number of directors without shareholder approval. SJM currently has nine directors. Pursuant to the SJM Articles and as allowed by the MBCA, SJM's Board of Directors is divided into three classes of directors, each director serving a three-year term. Each year only one class of directors is subject to a shareholder vote.

The Daig Bylaws provide that the Daig Board shall consist of six directors, subject to increase or decrease by a vote of the holders of a majority of the shares entitled to vote at any meeting of the shareholders; the Daig Articles provide that the directors may not make, alter or repeal any Bylaw fixing the number, qualifications or term in office of any director. All six directors of Daig are of one class and are elected every year.

The MBCA provides that, unless modified by the articles of incorporation or bylaws of the corporation or by shareholder agreement, the directors may be removed with or without cause by the affirmative vote of that proportion or number of the voting power of the shares of the classes or series the director represents which would be sufficient to elect such director. The SJM Articles provide that any director may be removed from office at any time, but only for cause and only by the affirmative vote of at least 80% of the votes entitled to be cast by holders of all the outstanding shares of voting stock of SJM voting together as a single class.

The Daig Bylaws provide that directors may be removed as provided by statute.

SPECIAL MEETINGS OF SHAREHOLDERS
The SJM Bylaws provide that special shareholders' meetings may be called at any time by the Chief Executive Officer or Chief Financial Officer, or by the President or Secretary upon the request in writing of two or more directors or upon the request in writing of shareholders holding 10% or more of the total outstanding shares of SJM Common Stock.

The Daig Bylaws provide that the Secretary shall call a special meeting of the shareholders upon the request of the Chief Executive Officer, the President, any two of the members of the Daig Board or upon a written request of shareholders holding 10% or more of the voting power of all shares entitled to vote, except that a special meeting for the purpose of considering any action to facilitate or effect, directly or indirectly, a business combination, including any action to change or otherwise affect the composition of the Daig Board for that purpose, must be called by shareholders holding 25% or more of the voting power of all shares entitled to vote.

AMENDMENT OF CHARTER DOCUMENTS
The MBCA provides that a resolution proposing an amendment to a corporation's articles of incorporation will be submitted to shareholders for approval after either being approved by the affirmative vote of the directors or being proposed by shareholders holding 3% or more of the voting shares entitled to vote thereon. Under the MBCA, any such amendment must be approved by the affirmative vote of the holders of a majority of the shares entitled to vote thereon, unless the articles of incorporation provide for a number larger than a majority. The SJM Articles provide that the affirmative vote of the holders of a majority of the outstanding shares of capital stock entitled to vote is required to amend provisions of the SJM Articles, provided, however, that the affirmative vote of 80% of the votes entitled to be cast by the holders of the outstanding shares shall be required to amend or repeal, or adopt any provision inconsistent with Articles IX and XIII, which relate to management and additional powers and to business combinations, respectively.

The Daig Articles provide that they may be amended solely by the affirmative vote of the holders of a majority of the shares entitled to vote.

Under the MBCA, shareholders holding 3% or more of the voting power of the outstanding shares may propose a resolution to adopt, amend or repeal the bylaws adopted, amended or repealed by the board, which resolution must be approved by the affirmative vote of the holders of a majority of the shares entitled to vote thereon. The SJM Bylaws provide that the SJM Board may alter or amend its Bylaws or adopt additional Bylaws, subject to the power of the shareholders to change or repeal the Bylaws, except that the SJM Board shall not make or alter any Bylaws fixing their qualifications, classifications or term of office, or reducing their number.

The Daig Bylaws provide that the Daig Board may make, alter or repeal Bylaws, but only upon a vote of a majority of the entire Daig Board present at any meeting called for that purpose, provided that notice of the proposed amendment shall have been given to the directors in the notice of such meeting. The Daig Articles provide that the directors may not make, alter or repeal any Bylaw fixing the number, qualifications or term in office of any director. The Daig Board's authority to make, alter or repeal Bylaws is subject to the powers of the shareholders to enact, change or repeal Bylaws by majority vote of the shareholders present and represented at any meeting of the shareholders.

BUSINESS COMBINATIONS
The MBCA restricts certain business combination transactions with an interested shareholder for four years after such shareholder has acquired 10% of the voting power of a publicly traded corporation having 50 or more shareholders. The restrictions on business combinations do not apply if the business combination or the acquisition of shares in which the 10% ownership level was exceeded is approved before the date of such share acquisition by a committee of the board of the public corporation. Although permitted by the MBCA, SJM has not elected to opt out of the business combination statute.

Daig has elected in the Daig Bylaws to opt out of the business combination rules of the MBCA.

Article XIII of the SJM Articles includes a "fair price" provision which will make it more difficult for a person to stage a "two-tier" acquisition of SJM if the second tier of the acquisition is at a lower price than the first tier. A 75% shareholder vote is required to approve such a two-tier merger if it is not approved by a majority of the continuing directors. Article XIII is an attempt to assure that shareholders participating in the second "tier" will receive either the same price as received in the first-tier acquisition or a minimum price as determined under the formula contained in the fair price provision. The Daig Articles have no comparable provision.

SHAREHOLDERS' RIGHTS PLAN
SJM is a party to a shareholders' rights agreement which could in certain circumstances serve as a deterrent against a possible change of control not approved by the SJM Board. Under the agreement, upon the occurrence of certain events which result in a change of control as defined by the agreement, registered holders of shares of SJM Common Stock are entitled to purchase one-tenth of a share of Series A Junior Participating Preferred Stock at a stated price, or to purchase shares of capital stock in either SJM or the acquiring entity at half their market value.

Daig has not adopted any comparable shareholders' rights plan.

                       DISSENTING SHAREHOLDERS' RIGHTS

Sections 302A.471 and 302A.473 of the MBCA provide shareholders in a Minnesota corporation with the right to dissent in the event of a merger and obtain payment in cash of the "fair value" (as defined in the statute) of their shares. FAILURE TO COMPLY PROPERLY, FULLY AND IN A TIMELY FASHION WITH THE STATUTORY REQUIREMENTS WILL RESULT IN THE LOSS OF DISSENTERS' RIGHTS, AND ANY DAIG SHAREHOLDER WHO WISHES TO EXERCISE SUCH RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO SHOULD CAREFULLY REVIEW THE FOLLOWING DISCUSSION AND THE FULL TEXT OF SECTIONS 302A.471 AND 302A.473 OF THE MBCA, WHICH ARE ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS EXHIBIT D. ANY SUCH SHAREHOLDER SHOULD ALSO CONSULT WITH SUCH SHAREHOLDER'S LEGAL COUNSEL. The following discussion is not a complete statement of the law pertaining to dissenters' rights under the MBCA and is qualified in its entirety by reference to the full text of Sections 302A.471 and 302A.473, which are attached hereto as Exhibit D.

PROCEDURE TO PRESERVE DISSENTERS' RIGHTS
Any Daig shareholder who wishes to exercise dissenters' rights (a) must file with Daig, before the vote on the Merger, a written notice of intent to demand the fair value of the shares owned by such shareholder if the Merger is approved and (b) must not vote his or her shares in favor of the Merger. Any such notice must be filed at Daig's executive offices at 14901 DeVeau Place, Minnetonka, Minnesota 55345, Attn: Secretary. A vote against the Merger does not in itself constitute the written notice required in (a) above. A shareholder must satisfy the requirement in (b) above by voting his or her shares against the approval of the Merger in person or by proxy or by abstaining from voting his or her shares.

A shareholder may not assert dissenters' rights as to less than all of the shares registered in the name of that shareholder. A shareholder may, however, dissent with respect to shares registered in the name of that shareholder but owned beneficially by someone else if the shareholder (a) dissents with respect to all the shares that are beneficially owned by such other person and (b) discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. Similarly, a beneficial owner of shares who is not the shareholder of record may assert dissenters' rights with respect to all shares held on behalf of such beneficial owner (and will be treated as a dissenting shareholder under the terms of Sections 302A.471 and 302A.473); to do so, the beneficial owner must submit to Daig, concurrently with or prior to asserting such rights, a written consent of the record shareholder holding such beneficial owner's shares. The rights of a dissenting beneficial owner and a non-dissenting registered owner will be determined as if the shares were registered in the names of different shareholders.

If the Merger is approved by the requisite shareholder vote, Daig must send a written notice to all shareholders who have filed a written notice of intent to demand payment and have refrained from voting in favor of approving the Merger. The notice from Daig must contain:

(1) the address to which a demand for payment and stock certificates must be sent in order to obtain payment and the date by which they must be received;

(2) a form to be completed by the shareholder to demand payment and to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them; and

(3) copies of Sections 302A.471 and 302A.473 and a brief description of the procedures to be followed under such sections.

To receive the fair value of the shares, a dissenting shareholder must demand payment and deposit his or her shares within 30 days after the notice is mailed by Daig. A dissenter retains all other rights of a shareholder until the Effective Time.

PROCEDURES FOLLOWING AN ASSERTION OF DISSENTERS' RIGHTS
After the Effective Time, or after the Surviving Corporation receives a valid demand for payment, whichever is later, the Surviving Corporation must remit to each such validly demanding shareholder the amount that the Surviving Corporation estimates to be the fair value of the shares, plus any interest that may have accrued. (Interest accrues from five days after the Effective Time up to and including the date of payment at the rate provided under Minnesota law for interest on verdicts and judgments). The Surviving Corporation shall include with this payment:

(1) certain financial statements of the Surviving Corporation;

(2) an estimate of the fair value of the shares and a brief description of the method used to reach the estimate; and

(3) a copy of Sections 302A.471 and 302A.473 and a brief description of the procedure to be followed in demanding supplemental payment under such sections.

The term "fair value" under Section 302A.473 means the value of the shares immediately before the Effective Time.

If the Surviving Corporation fails to remit payment within 60 days of the deposit of stock certificates, it must return all deposited certificates. However, the Surviving Corporation may require a deposit at a later time and again give notice that contains:

(1) the address to which a demand for payment and stock certificates must be sent in order to obtain payment and the date by which they must be received;

(2) a form to be completed by the shareholder to demand payment and to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them; and

(3) copies of Sections 302A.471 and 302A.473 and a brief description of the procedures to be followed under such sections.

If a dissenter believes that the amount remitted by the Surviving Corporation is less than the fair value of his or her shares plus interest, the dissenter may, within 30 days of the remittance (or the offer of remittance), give written notice to the Surviving Corporation of the dissenter's own estimate of the fair value of the shares, plus interest, and demand payment of the difference (a "Demand"). If a dissenter does not do so, that dissenter is entitled only to the amount remitted (or offered) by the Surviving Corporation.

If the Surviving Corporation receives a Demand, it must, within 60 days after receiving the Demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the Surviving Corporation or file in the appropriate Minnesota state court a petition requesting that the court determine the fair value of the shares, plus interest. The petition must name as parties all dissenters who made a Demand and who have not reached agreement with the Surviving Corporation. The court must determine whether the dissenter or dissenters in question have fully complied with all statutory requirements and must determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the Surviving Corporation or by a dissenter. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment for the amount, if any, by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted by the Surviving Corporation, but shall not be liable to the Surviving Corporation for the amount, if any, by which the amount, if any, remitted to the dissenter exceeds the fair value of the shares as determined by the court, plus interest.

The court must determine the costs and expenses of any proceeding, including the reasonable expenses and compensation of any appraisers appointed by the court, and must assess those costs and expenses against the Surviving Corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose Demand is found to be arbitrary, vexatious or not in good faith. If the court finds that the Surviving Corporation has failed to comply substantially with the statutory requirements, the court may assess against the Surviving Corporation all fees and expenses of any experts or attorneys as the court deems equitable. In addition, fees and expenses may be assessed against any dissenter who has acted arbitrarily, vexatiously or not in good faith in bringing the proceeding.

The court may, in its discretion, award fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

TAX TREATMENT
Cash received pursuant to the exercise of dissenters' rights may be subject to federal or state income tax. See "THE MERGER -- CERTAIN FEDERAL TAX CONSEQUENCES."

                                LEGAL MATTERS

The validity of the SJM Common Stock to be issued to the shareholders of Daig in connection with the Merger will be passed upon for SJM by Lindquist & Vennum P.L.L.P., Minneapolis, Minnesota. Thomas H. Garrett III, a partner of Lindquist & Vennum P.L.L.P., is a director and shareholder of SJM. Certain federal income tax consequences in connection with the Merger will be passed on by Dorsey & Whitney LLP, Minneapolis, Minnesota.

                                   EXPERTS


The consolidated financial statements of SJM at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, incorporated by reference in this Proxy Statement/Prospectus have been audited by Ernst & Young LLP, independent auditors, and the information under the caption "Selected Financial Data" for each of the five years in the period ended December 31, 1995, appearing in this Proxy Statement/Prospectus have been derived from consolidated financial statements audited by Ernst & Young LLP, as set forth in their reports incorporated herein by reference. Such consolidated financial statements and selected financial data are incorporated by reference herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.


The financial statements of Daig as of September 30, 1995 and 1994 and for each of the years in the three-year period ended September 30, 1995 incorporated by reference herein have been audited by Grant Thornton LLP, independent auditors, as set forth in their report incorporated by reference. Such financial statements are incorporated by reference herein in reliance upon such report, given upon the authority of such firm as experts in accounting and auditing.

                            SHAREHOLDER PROPOSALS

If the Merger is not consummated, or is not consummated within the time period currently contemplated, Daig will reschedule and hold its 1996 Regular Meeting of Shareholders, which was originally scheduled to be held on April 12, 1996. The deadline for submitting shareholder proposals for inclusion in Daig's 1996 Proxy Statement and Proxy for shareholder action at the 1996 Regular Meeting of Shareholders was December 1, 1995.


                                                                       EXHIBIT A


                          AGREEMENT AND PLAN OF MERGER

                                      DATED

                                JANUARY 29, 1996

                                      AMONG

                             ST. JUDE MEDICAL, INC.

                            PARTNER ACQUISITION CORP.

                                       AND

                                DAIG CORPORATION







                                       A-1




                                TABLE OF CONTENTS

                                                                                                               Page
ARTICLE I         THE MERGER.....................................................................................1
         Section 1.1                The Merger...................................................................1
         Section 1.2                Conversion of Merger Subsidiary Capital Stock................................2
         Section 1.3                Cancellation or Conversion of Partner Common Stock...........................2
         Section 1.4                Exchange of Shares...........................................................3
         Section 1.5                Dissenting Shares............................................................4
         Section 1.6                Adjustments..................................................................4
         Section 1.7                Partner Option...............................................................5

ARTICLE II                 CLOSING; CLOSING DATE.................................................................5

ARTICLE III                REPRESENTATIONS AND WARRANTIES OF PARTNER.............................................5
         Section 3.1                Corporate Existence and Power................................................6
         Section 3.2                Corporate Authorization......................................................6
         Section 3.3                Subsidiaries ................................................................6
         Section 3.4                Governmental Authorization; Consents.........................................7
         Section 3.5                Non-Contravention............................................................7
         Section 3.6                Binding Effect...............................................................8
         Section 3.7                Capitalization...............................................................8
         Section 3.8                Financial Statements and SEC Filings.........................................8
         Section 3.9                Material Events..............................................................9
         Section 3.10               Properties; Liens...........................................................11
         Section 3.11               Litigation..................................................................11
         Section 3.12               Taxes.......................................................................12
         Section 3.13               ERISA.......................................................................12
         Section 3.14               Compliance with Laws; Permits...............................................15
         Section 3.15               Finders' Fees...............................................................15
         Section 3.16               Patents, Trademarks, Trade Names, Service Marks and Copyrights..............15
         Section 3.17               Environmental Matters; OSHA.................................................17
         Section 3.18               Contracts...................................................................18
         Section 3.19               Partner Products; Regulation................................................19
         Section 3.20               Inventory...................................................................20
         Section 3.21               Accounts and Notes Receivable...............................................20
         Section 3.22               Employee Relations..........................................................21
         Section 3.23               Insurance...................................................................21
         Section 3.24               Potential Conflicts of Interest.............................................21
         Section 3.25               Bank Accounts...............................................................22
         Section 3.26               Opinion of Financial Advisor................................................22



                                       A-2



                                                                                                               Page

         Section 3.27               Full Disclosure ............................................................22
         Section 3.28               Tax Matters.................................................................22

ARTICLE IV        REPRESENTATIONS AND WARRANTIES OF COMPANY AND
                  MERGER SUBSIDIARY.............................................................................23
         Section 4.1                Corporate Existence and Power...............................................23
         Section 4.2                Corporate Authorization.....................................................23
         Section 4.3                Governmental Authorization; Consents........................................23
         Section 4.4                Non-Contravention...........................................................24
         Section 4.5                Binding Effect..............................................................24
         Section 4.6                Capitalization .............................................................24
         Section 4.7                Financial Statements and SEC Filings........................................24
         Section 4.8                Material Events.............................................................25
         Section 4.9                Opinion of Financial Advisor ...............................................25
         Section 4.10               Tax Matters ................................................................25
         Section 4.11               Full Disclosure.............................................................25

ARTICLE V         COVENANTS OF PARTNER..........................................................................25
         Section 5.1                Conduct of Partner..........................................................25
         Section 5.2                Partner Shareholders' Meeting; Proxy Material...............................27
         Section 5.3                Access to Information.......................................................28
         Section 5.4                Notices of Certain Events...................................................28
         Section 5.5                Consents, Approvals and Filings.............................................29
         Section 5.6                Reasonable Efforts..........................................................29
         Section 5.7                Exclusivity.................................................................29
         Section 5.8                Return of Confidential Information..........................................30

ARTICLE VI        COVENANTS OF COMPANY..........................................................................30
         Section 6.1                Conduct of Business by Company..............................................30
         Section 6.2                Reasonable Efforts..........................................................30
         Section 6.3                Consents, Approvals and Filings.............................................30
         Section 6.4                Advice of Changes...........................................................31
         Section 6.5                Director and Officer Liability..............................................31
         Section 6.6                NASDAQ Listing..............................................................31
         Section 6.7                Director....................................................................31
         Section 6.8                Employee Benefits...........................................................32
         Section 6.9                Obligations of Merger Subsidiary............................................32
         Section 6.10               Access to Information.......................................................32
         Section 6.11               Notices of Certain Events...................................................33



                                       A-3



                                                                                                               Page

ARTICLE VII       REGISTRATION STATEMENT AND RELATED MATTERS....................................................33
         Section 7.1                Preparation of Registration Statement.......................................33
         Section 7.2                Accountant Consents.........................................................34
         Section 7.3                State Securities Laws.......................................................34
         Section 7.4                Proxy Statement; Information Supplied by Partner............................34
         Section 7.5                Registration Statement; Information Supplied by Company.....................34
         Section 7.6                Efforts to Close Promptly...................................................35
         Section 7.7                Mailings to Shareholders....................................................35
         Section 7.8                Letters of Partner's Accountants............................................35
         Section 7.9                Letters of Company's Accountants............................................35

ARTICLE VIII      CONDITIONS TO THE MERGER......................................................................35
         Section 8.1                Conditions of Each Party's Obligation to Effect the Merger..................35
         Section 8.2                Conditions to the Obligations of Partner....................................36
         Section 8.3                Conditions to the Obligations of Company and Merger Subsidiary..............37

ARTICLE IX        TERMINATION...................................................................................38
         Section 9.1                Termination.................................................................38
         Section 9.2                Effects of Termination......................................................40

ARTICLE X         OTHER AGREEMENTS..............................................................................41
         Section 10.1               Non-survival of Representations and Warranties..............................41
         Section 10.2               Affiliate Letter............................................................41

ARTICLE XI        MISCELLANEOUS.................................................................................42
         Section 11.1               Notices.....................................................................42
         Section 11.2               Amendment and Modification..................................................43
         Section 11.3               Waiver of Compliance........................................................43
         Section 11.4               No Third Party Rights.......................................................43
         Section 11.5               Confidentiality.............................................................43
         Section 11.6               Expenses....................................................................43
         Section 11.7               Assignment..................................................................43
         Section 11.8               Governing Laws..............................................................43
         Section 11.9               Counterparts................................................................44
         Section 11.10              Headings and References.....................................................44
         Section 11.11              Entire Agreement............................................................44
         Section 11.12              Publicity...................................................................44
         Section 11.13              Interpretation..............................................................44
         Section 11.14              Further Assurance...........................................................44
         Section 11.15              Severability................................................................44



                                       A-4



                            GLOSSARY OF DEFINED TERMS

Acquisition Proposal.................................................Section 5.7
Affected Employees.................................................Section 6.8.1
Affiliates........................................................Section 10.2.1
affiliate.........................................................Section 3.13.1
Articles of Merger.................................................Section 1.1.2
Benefit Arrangements..............................................Section 3.13.5
Closing...............................................................Article II
Closing Date..........................................................Article II
Code....................................................................Preamble
Company.................................................................Preamble
Company Common Stock....................................................Preamble
Company SEC Filings..................................................Section 4.7
Conversion Ratio...................................................Section 1.3.2
Designated Director..................................................Section 6.7
Disclosure Schedule..................................................Article III
Dissenters' Rights.................................................Section 1.5.1
Dissenting Shares..................................................Section 1.5.1
Effective Time.....................................................Section 1.1.2
Employee Plans....................................................Section 3.13.1
Environmental Laws................................................Section 3.17.1
ERISA.............................................................Section 3.13.1
Exchange Agent.....................................................Section 1.4.1
Goldman Sachs.......................................................Section 3.15
HSR Act............................................................Section 3.4.1
Indemnification Agreements.........................................Section 6.5.2
Knowledge..........................................................Section 3.9.7
Licenses .........................................................Section 3.19.2
Lien.................................................................Section 3.5
Material Adverse Effect............................................Section 3.1.2
Merger.............................................................Section 1.1.1
Merger Consideration...............................................Section 1.3.2
Merger Subsidiary.......................................................Preamble
Minnesota Law...........................................................Preamble
Multi-employer Plan...............................................Section 3.13.2
NASDAQ.............................................................Section 1.3.3
Non-Scheduled Proprietary Rights..................................Section 3.16.1
1933 Act...........................................................Section 3.4.1
1934 Act...........................................................Section 3.4.1
Partner.................................................................Preamble
Partner Common Stock....................................................Preamble
Partner Option.......................................................Section 1.7



                                       A-5



Partner Product...................................................Section 3.19.1
Partner SEC Filings..................................................Section 3.8
Partner Securities...................................................Section 3.7
Partner Shareholders Meeting.........................................Section 5.2
Partner Stock Certificates.........................................Section 1.4.1
Partner Subsidiary/Subsidiaries......................................Section 3.3
Pension Plans.....................................................Section 3.13.1
Permits.............................................................Section 3.14
Property..........................................................Section 3.17.1
Proprietary Information...........................................Section 3.16.1
Prospectus and Proxy Statement.......................................Section 7.1
Proxy Statement......................................................Section 5.2
Reference Market Value.............................................Section 1.3.3
Registration Statement...............................................Section 7.1
Regulated Substances..............................................Section 3.17.1
Scheduled Proprietary Rights......................................Section 3.16.1
SEC..................................................................Section 3.8
SEC Effective Date................................................Section 10.2.2
Surviving Corporation..............................................Section 1.1.1
Tax.................................................................Section 3.12
Termination Fee....................................................Section 9.2.2



                                       A-6



                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT dated January 29, 1996, among Daig Corporation, a Minnesota corporation ("Partner"), St. Jude Medical, Inc., a Minnesota corporation ("Company") and Partner Acquisition Corp., a Minnesota corporation and a wholly owned subsidiary of Company ("Merger Subsidiary").

         WHEREAS, the Boards of Directors of Company, Merger Subsidiary and Partner have each determined that it is in the best interests of their respective shareholders for Company to acquire Partner upon the terms and subject to the conditions set forth herein;

         WHEREAS, in furtherance of such acquisition, the Boards of Directors of Company, Merger Subsidiary and Partner have each approved the merger of Merger Subsidiary with and into Partner in accordance with the Minnesota Business Corporation Act ("Minnesota Law") and upon the terms and subject to the conditions set forth herein;

         WHEREAS, as a result of the Merger, all of the outstanding common stock, $.01 par value, of Partner ("Partner Common Stock") will be converted into the right to receive common stock, $.10 par value, of Company ("Company Common Stock");

         WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"); and

         WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a "pooling of interests."

         The parties hereto agree as follows:

                                    ARTICLE I
                                   THE MERGER

         SECTION 1.1 THE MERGER.

                  1.1.1 Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.1.2), Merger Subsidiary shall be merged with and into Partner (the "Merger") in accordance with Minnesota Law, whereupon the separate existence of Merger Subsidiary shall cease, and Partner shall continue as the surviving corporation (the "Surviving Corporation") under the name of Partner as set forth in Section 1.1.3.

                  1.1.2 As soon as practicable after satisfaction of or, to the extent permitted hereunder, waiver of, all conditions to the Merger set forth in
Article VIII, the parties hereto



                                       A-7



shall cause the Merger to be consummated by filing Articles of Merger (the "Articles of Merger") with the Secretary of State of the State of Minnesota, in such form as required by, and executed in accordance with the relevant provisions of, Minnesota Law and the parties hereto shall make all other filings or recordings required by Minnesota Law in connection with the Merger and the transactions contemplated by this Agreement. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State or such later date set forth in the Articles of Merger (the "Effective Time").

                  1.1.3 At the Effective Time, (i) the separate existence of Merger Subsidiary shall cease and Merger Subsidiary shall be merged with and into Partner, which shall be the Surviving Corporation; (ii) the officers of the Surviving Corporation shall initially be the officers of Partner immediately prior to the Merger; (iii) the directors of the Surviving Corporation shall initially be the directors of Merger Subsidiary immediately prior to the Merger;
(iv) the Articles of Incorporation and Bylaws of the Surviving Corporation shall initially be the same as the Articles of Incorporation and Bylaws, respectively, of Merger Subsidiary immediately prior to the Merger, except that Article I of the Articles of Incorporation of Merger Subsidiary shall, at the Effective Time, be amended to read that "The name of the Corporation is Daig Corporation;" and
(v) the Merger shall, from and after the Effective Time, have all of the effects provided by applicable law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Merger Subsidiary and Partner shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Subsidiary and Partner shall become the debts, liabilities and duties of the Surviving Corporation.

         SECTION 1.2 CONVERSION OF MERGER SUBSIDIARY CAPITAL STOCK. At the Effective Time, each share of capital stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of capital stock of the Surviving Corporation with the same rights and privileges as the shares of Merger Subsidiary so converted, which share shall be owned by Company.

         SECTION 1.3 CANCELLATION OR CONVERSION OF PARTNER COMMON STOCK. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of any shareholder:

                  1.3.1 Any shares of Partner Common Stock issued and outstanding immediately prior to the Effective Time which are owned by Company, Merger Subsidiary or Partner shall be canceled and retired without any conversion thereof, and no cash, securities or other consideration shall be paid or delivered in exchange for such Partner Common Stock.

                  1.3.2 Except (i) as provided herein with respect to Dissenting Shares (as defined below in Section 1.5); (ii) fractional shares; and (iii) shares of Partner Common Stock canceled pursuant to Section 1.3.1 hereof, at the Effective Time, each share of Partner



                                       A-8



Common Stock outstanding shall be canceled and converted into the right to receive a fraction of a share of Company Common Stock equal to .651733 (the "Conversion Ratio"), such shares of Company Common Stock, together with the cash in respect of fractional shares to be received pursuant to Section 1.3.3 (the "Merger Consideration").

                  1.3.3 No fraction of a share of Company Common Stock will be issued in the Merger but, in lieu thereof, each holder of shares of Partner Common Stock who would otherwise be entitled to a fraction of a share of Company Common Stock (after aggregating all fractional shares of Company Common Stock to be received by the holder) will be entitled to receive from the Company an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction multiplied by (ii) the Reference Market Value. For purposes of this Agreement, "Reference Market Value" of a share of Company Common Stock shall mean the average of the closing sale prices (in thousandths) on the NASDAQ National Market System (the "NASDAQ") of Company Common Stock as reported in The Wall Street Journal for the twenty trading days immediately preceding the fifth trading day prior to the Effective Time.

         SECTION 1.4 EXCHANGE OF SHARES.

                  1.4.1 After the Effective Time, each holder of an outstanding certificate or certificates theretofore representing shares of Partner Common Stock ("Partner Stock Certificates"), upon surrender thereof to American Stock Transfer & Trust Company, or such other banking institution as shall be designated by Company, as exchange agent (the "Exchange Agent"), shall be entitled to receive the Merger Consideration. Until so surrendered, each outstanding Partner Stock Certificate shall be deemed for all purposes, other than as provided below with respect to the payments of dividends or other distributions, if any, in respect of Company Common Stock, to represent a right to receive the number of whole shares of Company Common Stock into which the shares of Partner Common Stock theretofore represented thereby shall have been converted together with payment for fractional shares. Until so surrendered, Company may, at its option, refuse to pay any dividend or other distribution, if any, payable to the holders of shares of Company Common Stock to the holders of Partner Stock Certificates; provided, however, that upon surrender and exchange of such Partner Stock Certificates, there shall be paid to the record holders of the stock certificate or certificates issued in exchange therefor the amount, without interest, of dividends and other distributions, if any, which have become payable with respect to the number of whole shares of Company Common Stock into which the shares of Partner Common Stock theretofore represented thereby shall have been converted and which have not previously been paid, together with any payment for fractional shares required by Section 1.3.3 hereof. Whether or not a Partner Stock Certificate is surrendered, from and after the Effective Time such certificate shall under no circumstances evidence, represent or otherwise constitute any stock or other interest whatsoever in the Company, the Surviving Corporation or any other person, firm or corporation other than Company or its successors.



                                       A-9



                  1.4.2 Any shares of Company Common Stock deposited with the Exchange Agent that remain unclaimed by the holders of shares of Partner Common Stock twelve months after the Effective Time shall be returned to Company upon demand, and any such holder who has not exchanged his shares of Partner Common Stock for the Merger Consideration prior to that time shall thereafter look only to Company for his claim for Company Common Stock, any cash in lieu of fractional shares of Company Common Stock and any dividends or distributions with respect to Company Common Stock. Notwithstanding the foregoing, Company shall not be liable to any holder of shares of Company Common Stock for any amount paid to a public official pursuant to applicable abandoned property laws.

         SECTION 1.5 DISSENTING SHARES.

                  1.5.1 Notwithstanding any provision of this Agreement to the contrary, any shares of capital stock of Partner held by a holder which has demanded and perfected its right for appraisal of such shares in accordance with Minnesota Law (the "Dissenters' Rights") and who, as of the Effective Time, has not effectively withdrawn or lost such right to appraisal ("Dissenting Shares"), shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 1.3, but the holder thereof shall only be entitled to such rights as are granted by the Dissenters' Rights.

                  1.5.2 Notwithstanding the provisions of Section 1.5.1, if any holder of shares of capital stock of Partner who demands appraisal of such shares under the Dissenters' Rights shall effectively withdraw or lose (through failure to perfect or otherwise) its right to appraisal, then, as of the later of the Effective Time or the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 1.3, without interest thereon, upon surrender of the certificate or certificates representing such shares.

                  1.5.3 Partner shall give Company (i) prompt written notice of any notice of intent to demand fair value for any shares of capital stock of Partner, withdrawals of such notices, and any other instruments served pursuant to the Dissenters' Rights and received by Partner; and (ii) the opportunity to direct and carry on all negotiations and proceedings with respect to demands for fair value for shares of capital stock of Partner under the Dissenters' Rights. Partner shall not, except with the prior written consent of Company, voluntarily make any payment with respect to any demands for fair value for shares of capital stock of Partner or offer to settle or settle any such demands other than by operation of law or pursuant to a final order of a court of competent jurisdiction.

         SECTION 1.6 ADJUSTMENTS. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities and such increase, decrease, change or exchange shall have been effected through a stock dividend, stock split or reverse stock split, then an appropriate and



                                      A-10



proportionate adjustment shall be made to the Conversion Ratio to fully reflect such increase, decrease, change or exchange.

         SECTION 1.7 PARTNER OPTION. The non-qualified stock option to purchase 128,000 shares of Partner Common Stock (the "Partner Option"), outstanding on the date hereof, shall, pursuant to the terms of the Partner Option (i) become exercisable in accordance with its terms and (ii) terminate 30 days after the Effective Time. From and after the Effective Time until the end of such 30-day period, all references to Partner in the Partner Option and the related stock option agreement shall be deemed to refer to Company. During such period, the Partner Option shall be assumed by Company and shall be exercisable upon the same terms and conditions as under the Partner Option and the related option agreement, except that (i) such Partner Option shall be exercisable for that whole number of shares of Company Common Stock (to the nearest whole share) into which the number of shares of Partner Common Stock subject to such Partner Option immediately prior to the Effective Time would be converted under Section 1.3, and (ii) the option price per share of Company Common Stock shall be an amount equal to the option price per share of Partner Common Stock subject to such Partner Option in effect immediately prior to the Effective Time divided by the Conversion Ratio (the option price per share, as so determined, being rounded upward to the nearest full cent).


                                   ARTICLE II
                              CLOSING; CLOSING DATE

         Unless this Agreement shall have been terminated pursuant to a provision of Section 9.1 below, a closing (the "Closing") with respect to the Merger and the transactions contemplated by this Agreement will be held on a date mutually acceptable to Company and Partner, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VIII, at the offices of Partner's legal counsel, commencing at 10:00 a.m. At such time and place, the documents referred to in Articles VII and VIII hereof shall be exchanged by the parties and, immediately thereafter, the Articles of Merger shall be filed by Merger Subsidiary and Partner with the Secretary of State of the State of Minnesota. The date on which the Closing occurs is hereinafter referred to as the Closing Date.


                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF PARTNER

         Partner represents and warrants to Company as follows, except as set forth in the schedule of exceptions to representations and warranties attached hereto as Schedule 3 (the "Disclosure Schedule"):



                                      A-11



         SECTION 3.1 CORPORATE EXISTENCE AND POWER.

                  3.1.1 Partner is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers required to carry on its business as now conducted. Partner is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Partner has heretofore delivered to Company true and complete copies of Partner's Articles of Incorporation and Bylaws, as currently in effect.

                  3.1.2 For purposes of this Agreement, a "Material Adverse Effect," when used with respect to any entity, shall mean a material adverse change in the financial condition, business, assets, liabilities, capitalization, financial position compared to the financial statements as of September 30, 1995, in the case of Partner or as of December 31, 1995 in the case of Company, operations or results of operations of such entity and its subsidiaries taken as a whole or any event described in Schedule 3.1.2 which could, so far as can reasonably be foreseen, have such an effect.

         SECTION 3.2 CORPORATE AUTHORIZATION. Partner has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by Partner's Board of Directors and no other corporate proceedings on the part of Partner are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions so contemplated (except the approval of this Agreement and the transactions contemplated hereby by the shareholders of Partner required in accordance with Minnesota Law and the Articles of Incorporation and Bylaws of Partner).

         SECTION 3.3 SUBSIDIARIES. Schedule 3.3 of the Disclosure Schedule contains a true and complete list of all of Partner's subsidiaries (each such subsidiary shall hereinafter separately be called a "Partner Subsidiary" and all such subsidiaries shall collectively be called the "Partner Subsidiaries") and their jurisdictions of incorporation. All of the shares of capital stock of each of the Partner Subsidiaries are owned directly or indirectly by Partner, are validly issued, fully paid and nonassessable and are owned free and clear of any Liens. There are no existing options, warrants, calls or commitments of any character relating to the issued or unissued capital stock of any of the Partner Subsidiaries. Partner has, and the Partner Subsidiaries have, no material investment in any subsidiary or any material investment in any partnership, joint venture or similar entity, all of which investments are owned free and clear of any Liens. Each of the Partner Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.



                                      A-12



         SECTION 3.4 GOVERNMENTAL AUTHORIZATION; CONSENTS.

                  3.4.1 The execution, delivery and performance by Partner of this Agreement and the consummation of the Merger by Partner require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (i) the filing of Articles of Merger in accordance with Minnesota Law; (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"); (iii) compliance with any applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "1933 Act") and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "1934 Act"); (iv) compliance with the rules and regulations of the NASDAQ National Market System; (v) compliance with any applicable state securities laws; and (vi) any action or filing, the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect.

                  3.4.2 No consent, approval, waiver or other action by any person under any material contract, agreement, indenture, lease, instrument or other material document to which Partner is a party or by which it is bound is required or necessary for the execution, delivery and performance of this Agreement by Partner or the consummation of the transactions contemplated hereby.

         SECTION 3.5 NON-CONTRAVENTION. The execution, delivery and performance by Partner of this Agreement do not, and the consummation by Partner of the transactions contemplated hereby will not (i) contravene or constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Partner or to a loss of any benefit to which Partner is entitled under (A) any provision of applicable law or regulation (assuming compliance with the matters referred to in Section 3.4.1), other than such contraventions, defaults or rights of termination, cancellation or acceleration which would not, individually or in the aggregate, have a Material Adverse Effect; (B) the Articles of Incorporation or Bylaws of Partner; (C) any agreement, contract, plan, lease, arrangement or commitment, other than such contraventions, defaults or rights of termination, cancellations or acceleration which would not, individually or in the aggregate, have a Material Adverse Effect; or (D) any judgment, injunction, order, decree, administrative interpretation, award or other instrument binding upon Partner, other than such contraventions, defaults or rights of termination, cancellations or acceleration which would not, individually or in the aggregate, have a Material Adverse Effect, or (ii) result in the creation or imposition of any Lien on any asset of Partner. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, restriction on transfer or encumbrance of any kind in respect of such asset; provided, however, "Lien" does not include liens for taxes or statutory liens, not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings.



                                      A-13



         SECTION 3.6 BINDING EFFECT. This Agreement constitutes a valid and binding agreement of Partner enforceable against Partner in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies.

         SECTION 3.7 CAPITALIZATION. The authorized capital stock of Partner consists of 40,000,000 shares of Partner Common Stock. As of the date hereof (i) 15,236,144 shares of Partner Common Stock were outstanding, and (ii) stock options to purchase an aggregate of 128,000 shares of Partner Common Stock under the Partner Option were outstanding. All outstanding shares of capital stock of Partner have been duly authorized and validly issued and are fully paid and nonassessable. Except for the Partner Option, there are no plans, agreements or other arrangements pursuant to which any options, warrants or other rights to acquire shares of capital stock of Partner are outstanding. An aggregate of 128,000 shares of Partner Common Stock have been reserved for issuance under the Partner Option. Except as set forth in this Section, there are outstanding (i) no shares of capital stock or other voting securities of Partner, (ii) no securities of Partner convertible into or exchangeable for shares of capital stock or voting securities of Partner, and (iii) no options or other rights to acquire from Partner, and no obligation of Partner to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Partner (collectively "Partner Securities"). There are no outstanding obligations of Partner to repurchase, redeem or otherwise acquire any Partner Securities.

         SECTION 3.8 FINANCIAL STATEMENTS AND SEC FILINGS. Partner has delivered to Company true and complete copies of (i) its annual reports on Form 10-K for its fiscal years ended September 30, 1993, 1994 and 1995; (ii) its quarterly reports on Form 10-Q for its fiscal quarters commencing October 1, 1993; (iii) its proxy or information statements relating to all meetings of, or actions taken without a meeting by, the shareholders of Partner held since September 30, 1993; and (iv) all of its other reports or registration statements filed with the Securities and Exchange Commission (the "SEC") since October 1, 1993. The reports and statements so delivered are referred to collectively in this Agreement as the "Partner SEC Filings." As of their respective dates, the Partner SEC Filings (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. Partner has delivered to Company's counsel copies of any statements on Schedule 13D and Schedule 13G known to Partner which had been filed with the SEC with respect to capital stock of Partner pursuant to the 1934 Act. The audited financial statements and unaudited interim financial statements of Partner included or incorporated by reference in the Partner SEC Filings (i) have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the 1934 Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto); (ii) complied as of their respective dates in all material respects with



                                      A-14



applicable accounting requirements and the published rules and regulations of the SEC with respect thereto; and (iii) fairly present the financial position of Partner as of the dates thereof and the income and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments).

         SECTION 3.9 MATERIAL EVENTS. Except as disclosed in the Partner SEC Filings, and except as expressly contemplated by this Agreement, since the date of the most recent audited financial statements included in the Partner SEC Filings there has not been:

                  3.9.1 Any event, occurrence or development of a state of circumstances or facts which has had a Material Adverse Effect.

                  3.9.2 Any discharge or satisfaction of any Lien, other than those then required to be discharged or satisfied, or any payment of any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than the payment of current liabilities shown on the financial statements and included in the Partner SEC Filings and current liabilities incurred since the date of the most recent audited financial statements included in the Partner SEC Filings in the ordinary course of business and consistent with its prior practice and other than payments which, individually and in the aggregate, would not exceed $50,000.

                  3.9.3 Any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Partner, or any repurchase, redemption or other acquisition by Partner of any outstanding shares of capital stock or other ownership interests in or other securities of Partner.

                  3.9.4 Any alteration in any material term of any outstanding security of Partner.

                  3.9.5 Any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of Partner which, in the aggregate, has resulted in or might reasonably be expected to result in a loss in excess of $250,000.

                  3.9.6 Any change in any method of accounting or accounting practice by Partner, except for any such change required by reason of a concurrent change in generally accepted accounting principles.

                  3.9.7 Any labor dispute, other than routine individual grievances, or, to Partner's knowledge, any activity or proceeding by a labor union or representative thereof to organize any employees of Partner or any lockouts, strikes, slowdowns, or work stoppages. For purposes of this Agreement, "knowledge" of a party means, unless otherwise specifically qualified in the Agreement, the actual knowledge of the officers and directors of that party, as such knowledge has been obtained in the normal conduct of the business, and also includes



                                      A-15



such knowledge as a reasonably prudent officer would have obtained upon the exercise of reasonable diligence under the same or similar circumstances; "known" or "aware" shall have a correlative meaning.

                  3.9.8 Any transaction or commitment made by Partner relating to its assets or business (including the acquisition or disposition of any assets), or any relinquishment of any contract or other right material to Partner and its subsidiaries taken as a whole, other than transactions and commitments in the ordinary course of business, those that would not exceed $100,000, those contemplated by this Agreement or those constituting an Acquisition Proposal (as defined in Section 5.7).

                  3.9.9 Any (i) incurrence, assumption or guarantee by Partner of any indebtedness other than in the ordinary course of business in amounts and on terms consistent with past practices, (ii) issuance or sale of any securities convertible into or exchangeable for debt securities of Partner, or (iii) issuance or sale of options or other rights to acquire from Partner, directly or indirectly, debt securities of Partner or any securities convertible into or exchangeable for any such debt securities.

                  3.9.10 Any creation or assumption of any Lien by Partner on any asset of Partner other than in the ordinary course of business.

                  3.9.11 Any grant, except pursuant to agreements in effect on the date of this Agreement, of any material severance or termination pay to, any entering into of any employment, deferred compensation or other similar agreement with, or any increase in benefits payable under any existing severance or termination pay policies or employment agreements, or any increase in compensation, bonus or other benefits payable to any current or former shareholder, officer, director, salesperson, distributor, agent or employee of Partner, other than any grants or increases in the ordinary course of business consistent with past practice.

                  3.9.12 Any sale, transfer, lease to others or other disposition of any material assets of Partner, except for inventory sold in the ordinary course of business, or any cancellation or compromise of any material debt or claim, or any waiver or release of any right, other than sales, transfers, leases, dispositions, cancellations, compromises, waivers or releases made in the ordinary course of business and which, individually and in the aggregate, would not have a Material Adverse Effect.

                  3.9.13 Any receipt of a notice of termination of any contract (including without limitation, any material distributorship agreement) or lease or other agreement required to be disclosed in Section 3.18 below.

                  3.9.14 Any transfer or grant of any rights under, or any settlement regarding the breach or infringement of, any United States or foreign license, patent, copyright,



                                      A-16



trademark, trade name, invention or similar rights, or modified any existing rights with respect thereto.

                  3.9.15 Any material increase or decrease in the quantity of items of inventory not consistent with Partner's prior practice, or any purchase commitment in excess of the normal, ordinary and usual requirements of Partner's business, or any material change in Partner's selling, pricing or advertising practices inconsistent with its prior practice.

                  3.9.16 Any written agreement or, to Partner's knowledge, any commitment to take any of the types of action described in paragraphs 3.9.1 through 3.9.15 above.

         SECTION 3.10 PROPERTIES; LIENS. Partner has good title to all of its assets material to the business, results of operation or financial condition of Partner, subject, in each case, only to Liens and imperfections of title and encumbrances, if any, which, individually or in the aggregate, do not have a Material Adverse Effect. Schedule 3.10 of the Disclosure Schedule sets forth a summary description of all real property (including warehouses) leased by Partner, together with any encumbrances on Partner's interest. The leases, subleases and other agreements disclosed in Schedule 3.10 of the Disclosure Schedule are in full force and effect. Partner is not in material default under any such lease, sublease or agreement and has received no notice of default thereunder and, to the knowledge of Partner, no other party thereto is in material default thereunder. Partner enjoys a right of quiet possession as against any Lien on its real property interests. To Partner's knowledge, all buildings and other structures leased by Partner are (i) in good operating condition and repair, normal wear and tear excepted; and (ii) in Partner's judgment, adequate for the uses to which they are being put. Partner has not received any notice and has no knowledge of any pending, threatened or contemplated condemnation proceeding affecting the real property leased by Partner or any part thereof or of any sale or other disposition of such real property or any part thereof in lieu of condemnation.

         SECTION 3.11 LITIGATION. As of the date hereof there is no action, suit, proceeding, or, to the knowledge of Partner, any investigation pending against, or, to the knowledge of the Partner, overtly threatened against or affecting, Partner or any of its properties before any court or arbitrator or any governmental body, agency or official. There are no actions, suits or claims or legal, administrative or arbitral proceedings pending or, to the knowledge of Partner, overtly threatened against or affecting, Partner or any of its properties (other than any such suit, action or proceeding challenging the acquisition by Company or Merger Subsidiary of the shares of Partner Common Stock or any provision of this Agreement or seeking to restrain or prohibit the consummation of the Merger) before any court or arbitrator or any governmental body, agency or official that, if determined or resolved adversely to Partner (in accordance with the plaintiff's demands, if applicable), individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.



                                      A-17



         SECTION 3.12 TAXES. The statute of limitations for the assessment of federal income taxes has expired for all federal income tax returns of Partner or its predecessor through the fiscal year ended September 30, 1992. Partner is not currently being audited by any tax authority. Partner has filed all material returns for Taxes, as defined below, that it is required to file. Each of the federal, state, and local income tax returns heretofore filed by Partner is true and correct in all material respects. Partner has timely paid or made provision for all material Taxes that have been shown as due and payable on the returns that have been filed. The charges, accruals and reserves for taxes reflected in the financial statements contained in the most recently filed Partner SEC Filings are adequate to cover the material Tax liabilities accruing or payable by Partner in respect of periods covered by such financial statements. Partner is not delinquent in the payment of any Taxes (other than Taxes, the failure to pay which would not, individually or in the aggregate, result in amounts owing (including penalties and interest) in excess of $100,000). Partner has not requested any extension of time within which to file or send any return, which return has not since been filed or sent. No deficiency for any Taxes has been proposed, asserted or assessed in writing against Partner and Partner does not know of any other unassessed Tax deficiency threatened or proposed against Partner (other than deficiencies, the liability for which would not, individually or in the aggregate, result in amounts owing (including penalties and interest) in excess of $100,000). Partner has not been granted any extension of the limitation period applicable to any Tax claims. Partner is not, nor has Partner been, a party to any tax sharing agreement with any corporation. "Tax" means with respect to any person (i) any net income, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profit tax, custom duty or other tax, governmental fee, or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount imposed by any taxing authority (domestic or foreign) on such person; and (ii) any liability of Partner for the payment of any amount of the type described in the immediately preceding clause
(i) as a result of being a member of an affiliated or combined group, or as a result of any spin off, distribution or other reorganization related to the disposition of any assets or business of Partner. Partner has not, for the five year period preceding the Effective Time, been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

         SECTION 3.13 ERISA.

                  3.13.1 Schedule 3.13.1 of the Disclosure Schedule lists each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), which is or was subject to any provision of ERISA and with respect to which Partner or any affiliate (as defined below) has any direct or indirect, fixed or contingent liability as of the Effective Time. Copies of such plans (and, if applicable, related trust agreements or insurance contracts) and all written amendments thereto, summary plan descriptions thereof and any material written employee communications with respect to them have been furnished to Company, together with the three most recent annual reports (Form



                                      A-18



5500 including, if applicable, Schedule B thereto) and the most recent annual accounting, if any, of plan assets prepared in connection with any such plan. Such plans are hereinafter referred to collectively as the "Employee Plans". For purposes of this Section, "affiliate" of any person means any other person which, together with Partner, is treated as a single employer under Section 414 of the Code. The only Employee Plans which, individually or collectively, would constitute an "employee pension benefit plan" as defined in Section 3(2) of ERISA (the "Pension Plans") are identified as such in Schedule 3.13 of the Disclosure Schedule. Neither Partner nor any affiliate has terminated or caused to be terminated in whole or in part or merged any Employee Plan during the period since September 30, 1990.

                  3.13.2 No Employee Plan constitutes a "multi-employer plan," as defined in Section 3(37) of ERISA (a "Multi-employer Plan"); with respect to insurance arrangements, there are no reserves, assets, surpluses or prepaid premiums; and no Employee Plan is subject to Title IV of ERISA. Neither Partner nor, to the knowledge of Partner, any disqualified person, as defined in Section 4975 of the Code, has engaged in any "prohibited transaction", as defined in
Section 406 of ERISA or Section 4975 of the Code, with respect to any Employee Plan which is covered by Title I of ERISA, excluding transactions effected pursuant to a statutory or administrative exemption.

                  3.13.3 Each Employee Plan which is intended to be qualified under Section 401(a) of the Code is or was the subject of a favorable Internal Revenue Service determination with respect to such qualification, and Partner has furnished to Company copies of the most recent such determination letters, and nothing has occurred since the date thereof that would have an adverse effect on such qualification. There are no accrued liabilities under any Employee Plan which have not been fully provided for by contributions to such Employee Plans or which are not provided for on the financial statements included in the most recently filed Partner SEC Filings. Each Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Employee Plans, including without limitation those requirements necessary to maintain its qualification and the continuation of coverage requirements of Code
Section 4980B. Other than for claims in the ordinary course for benefits under the Employee Plans, there are no suits, actions, claims or proceedings pending or, to the knowledge of Partner, threatened which would result in any liability with respect to any such Employee Plan.

                  3.13.4 There is no contract, agreement, plan or arrangement covering any employee or former employee of Partner or any affiliate that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or Section 162(m) of the Code.

                  3.13.5 Schedule 3.13.5 of the Disclosure Schedule sets forth a list of each material employment, severance or other similar contract, arrangement or policy and each plan or arrangement providing for insurance coverage (including any self-insured



                                      A-19



arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits in effect at the Effective Time which (i) is not an Employee Plan;
(ii) is entered into, maintained or contributed to, as the case may be, by Partner or any of its subsidiaries; and (iii) covers any employee or former employee of Partner or any of its affiliates (as defined in paragraph 3.13.1 above). Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been furnished previously or made available to Company are hereinafter referred to collectively as the "Benefit Arrangements." Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement. Partner has no liability with respect to post-retirement medical or death benefits for retired employees other than coverage mandated by law or death benefits under any Pension Plan.

                  3.13.6 There has been no amendment to, written interpretation or announcement (whether or not written) by Partner or any of its affiliates relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement which would increase the expense (whether or not such expense is recognized under generally accepted accounting principles) of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended on September 30, 1995.

                  3.13.7 With respect to any Employee Plan or Benefit Arrangement, no event has occurred, and there exists no condition or set of circumstances, in connection with which Partner or any such plan, directly or indirectly, could reasonably be expected to be subject to any liability under ERISA, the Code or any other law, regulation or governmental order, other than ordinary contribution and benefit arrangements. With respect to each Employee Plan and Benefit Arrangement: (i) Partner has made all payments due from it to date or has established a reasonable reserve therefore and all amounts properly accrued to date as liabilities of Partner which have not been paid have been properly recorded on the books of Partner (including without limitation the financial statements included in the most recently filed Partner SEC Filings);
(ii) no Pension Plan which is subject to ERISA section 302 or Code section 412 has incurred any "accumulated funding deficiency" (as defined in either such section), whether or not waived; and (iii) to Partner's knowledge, there are no unfunded benefit obligations that are not subject to United States law which are not accounted for by reserves shown on the financial statements included in the most recently filed Partner SEC Filings and established under generally accepted accounting principles or otherwise noted on such financial statements.

                  3.13.8 The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of Partner or any affiliate to severance pay, supplementary unemployment compensation or any similar payment; (ii) accelerate the time of



                                      A-20



payment or vesting, or increase the amount, of any compensation due to any such employee or former employee; or (iii) constitute or involve a prohibited transaction (as defined in ERISA section 406 or Code section 4975) that is not otherwise covered by a statutory or administrative exemption.

         SECTION 3.14 COMPLIANCE WITH LAWS; PERMITS. Except for violations which do not and will not have individually or in the aggregate a Material Adverse Effect, Partner (i) is not in violation of any applicable provision of any law, statute, ordinance or regulation; and (ii) would not, to its knowledge, be in violation of any provision of any law, statute, ordinance or regulation that has been enacted or adopted but is not yet effective if it were effective at the date hereof. Partner has all licenses, permits, orders and approvals of any federal, state, local or foreign governmental or regulatory body (collectively, "Permits") that are required for the conduct of the business of Partner as now being conducted, except where the failure to hold any such Permit would not result in a Material Adverse Effect; such Permits are in full force and effect; no material violations are or have been recorded in respect of any Permit; and no proceeding is pending or, to the knowledge of Partner, threatened to revoke or limit any material Permit.

         SECTION 3.15 FINDERS' FEES. No investment banker, broker, finder or other intermediary, other than Goldman, Sachs & Co. ("Goldman Sachs"), the fees and expenses of which will be paid by Partner, has been retained by or is authorized to act on behalf of, Partner is entitled to any fee or commission from Partner or Company or any of its affiliates based upon consummation of the transactions contemplated by this Agreement and based upon arrangements made by or on behalf of Partner. Partner has provided Company with a true and correct copy of the fee letter between Partner and Goldman Sachs.

         SECTION 3.16 PATENTS, TRADEMARKS, TRADE NAMES, SERVICE MARKS AND COPYRIGHTS.

                  3.16.1 Schedule 3.16 of the Disclosure Schedule lists all federally registered trademarks and U.S. patents (collectively the "Scheduled Proprietary Rights") owned by Partner, specifying as to each, as applicable (i) the nature of such Scheduled Proprietary Right; (ii) the owner of such Scheduled Proprietary Right; and (iii) licenses, sublicenses or other agreements as to which Partner is a party pursuant to which any person is authorized to use such Scheduled Proprietary Right, including the identity of all parties thereto. Partner has previously furnished or made available to Company, copies of all such licenses, sublicenses or other agreements. Schedule 3.16 of the Disclosure Schedule sets forth all material licenses held by Partner other than off-the-shelf software licenses. Subject to the rights of third parties under contracts listed on Schedule 3.18 or Schedule 3.16 of the Disclosure Schedule, all material trade secrets (if any) of Partner ("Proprietary Information") have been developed independently by Partner, or on behalf of Partner by independent contractors, under circumstances and arrangements which vest in Partner the exclusive and unencumbered rights to such Proprietary Information (subject only to such rights as a third party may have due to its independent development of such information or obtaining such information in a manner



                                      A-21



which does not constitute or involve an act of misappropriation). To the knowledge of Partner, the research, development and manufacture of the current products of Partner do not constitute or involve the misappropriation of trade secrets of any third party. Subject to the rights of third parties under contracts listed on Schedule 3.18 or Schedule 3.16 of the Disclosure Schedule, to Partner's knowledge, Partner's right, title and interest in and to the Scheduled Proprietary Rights, the Proprietary Information and all trademarks, patents, copyrights, service marks, applications therefor, logos, trade names and Partner developed computer software and firmware owned by Partner other than the Scheduled Proprietary Rights (collectively the "Non-Scheduled Proprietary Rights") are free and clear of all Liens. To Partner's knowledge, there are no other parties infringing the Scheduled or Non-Scheduled Proprietary Rights. Subject to the rights of third parties under contracts listed on Schedule 3.18 or Schedule 3.16 of the Disclosure Schedule, Partner has not granted, conveyed, licensed or assigned any rights in the Scheduled or Non-Scheduled Proprietary Rights or Proprietary Information to any third party.

                  3.16.2 Partner has no knowledge of any material fact which would result in any of the Scheduled or Non-Scheduled Proprietary Rights being declared invalid or unenforceable.

                  3.16.3 None of the features, components, configurations, uses or operations (whether developed or under development) of Partner's products or processes, to the knowledge of Partner, infringe, nor has any claim been made that they may infringe, the intellectual property rights of any other party. Partner has not been sued or charged in writing with, or been a defendant in any claim, suit, action or proceeding relating to Partner's assets or business which has not been finally determined prior to the date hereof and which involves a claim of infringement of any patents, trademarks, service marks or copyrights, or claim of unfair competition.

                  3.16.4 None of the Scheduled or Non-Scheduled Proprietary Rights or Proprietary Information are subject to any outstanding order, judgment, decree, stipulation or, subject to the rights of third parties under contracts listed on Schedule 3.18 or Schedule 3.16 of the Disclosure Schedule, agreement restricting the use thereof by Partner or restricting the licensing thereof by Partner to any person.

                  3.16.5. Partner has not entered into any agreement to indemnify any person against any charge of infringement of any patent, trademark, service mark or copyright.

                  3.16.6. Partner has established safeguards to maintain the secrecy of all the Proprietary Information. To the knowledge of Partner, Partner has executed agreements respecting the non-disclosure of Proprietary Information, and the assignment of inventions with each of its employees, excluding clerical, janitorial and similar employees. To the knowledge of Partner, the information which Partner believes is Proprietary Information has not been disclosed by Partner or any of its employees or affiliates to any person, entity or



                                      A-22



governmental agencies other than to employees, representatives or agencies of Partner and certain governmental agencies except pursuant to confidentiality agreements, protective orders or non-disclosure rules or policies adopted by governmental agencies (as appropriate).

         SECTION 3.17 ENVIRONMENTAL MATTERS; OSHA.

                  3.17.1 The following terms used in this Section 3.17 are defined as follows:

                  (a) "Environmental Laws" is defined as any and all federal, state and local laws, regulations, statutes, rules, ordinances, codes, standards or criteria, orders, decrees, policies or other requirements of any governmental agency, authority, or jurisdiction where Partner is located or conducts business relating to the environment or to human health or safety associated with the environment, all as modified or amended from time to time.

                  (b) "Regulated Substances" is defined as any toxic, radioactive, explosive, corrosive, flammable, infectious, carcinogenic, mutagenic or otherwise hazardous substance, waste, pollutant or contaminant, including but not limited to asbestos or asbestos-containing material, urea-formaldehyde, polychlorinated biphenyls, petroleum and petroleum products, and any nuclear fuel or waste, whose generation, storage, handling, release or disposal is regulated by any Environmental Law.

                  (c) "Property" is defined as all real estate and property presently or formerly owned, leased or used by Partner.

                  3.17.2 Except for violations which do not and will not have, individually or in the aggregate, a Material Adverse Effect, Partner is and at all times has been in compliance with any and all applicable Environmental Laws. Partner has not received written notice of any pending or threatened actions, litigation, proceedings, investigations, claims or notices by any party against or relating to Partner, Partner's business, the Property, or Partner's use of Regulated Substances or compliance with Environmental Laws.

                  3.17.3 Except for licenses, permits and authorizations, the absence of which do not and will not have, individually or in the aggregate, a Material Adverse Effect, Partner has all governmental licenses, permits and other authorizations required by any and all Environmental Laws and necessary to conduct and operate the business of Partner as currently conducted or operated. All such licenses, permits and authorizations are in full force and effect and Partner is, and, except for violations which do not have, individually or in the aggregate, a Material Adverse Effect, at all times has been, in full compliance therewith.

                  3.17.4 Except in compliance with Environmental Laws, the Property is not utilized, and has not in the past been utilized, by Partner for the generation, storage, handling, treatment, transportation or disposal of any Regulated Substance and, to Partner's knowledge,



                                      A-23



the Property has not been used by prior owners, lessees, operators or others for the generation, storage, handling, treatment, transportation or disposal of any Regulated Substance. No part of the Property is being or, to Partner's knowledge, was ever used as (i) a gasoline service station or for the purpose of selling, dispensing, storing, or handling petroleum or petroleum products; or
(ii) as a dry cleaning establishment.

                  3.17.5 To Partner's knowledge, the Property has not been subject to any release or threatened release of any Regulated Substance, except for releases and conditions which will not have, individually or in the aggregate, a Material Adverse Effect, and it does not otherwise contain any condition which may result in a claim, right of action or recovery by any person or entity under any Environmental Law. To Partner's knowledge, the Property and all improvements thereon contain no asbestos, urea-formaldehyde, lead paint, radon at levels above applicable U.S. EPA rules and guidelines, polychlorinated biphenyls, or pesticides.

                  3.17.6 Partner has not received any notice that it has generated, transported for disposal or treatment, arranged for transportation for disposal or treatment or disposed of any Regulated Substances at any site where there has been a release or threatened release of a Regulated Substance or in a manner which could create liability to any party under any Environmental Law. Partner has not received nor does it have knowledge of any written notice, request for response action, administrative or other order, judgment, complaint, claim, investigation, request for information or any other request for relief whatsoever relating to any site where a Regulated Substance was disposed of, placed or located, which was generated, transported for disposal or treatment, or arranged for transportation by Partner.

                  3.17.7 To Partner's knowledge, there are, and have been, no above-ground or underground storage tanks located on the Property.

                  3.17.8 Partner is not operating its business in material violation of the Occupa tional Safety and Health Act of 1970 or the regulations promulgated thereunder. Partner is not, nor will it become, liable for any workers' compensation insurance premiums relating to the period of time prior to the date of this Agreement in excess of the reserves shown on the financial statements included in the most recently filed Partner SEC Filings, except for adjustments to workers' compensation insurance premiums based on annual audits of employee compensation and classification as contemplated by the terms of Partner's workers' compensation insurance policy.

         SECTION 3.18 CONTRACTS. Schedule 3.18 of the Disclosure Schedule lists the following contracts and other agreements to which Partner is a party or by which Partner or its assets or properties are bound or subject: (i) customer contracts (except for customer pricing letters, a form of which has been delivered to the Company) and agreements for the sale by Partner of materials or products which by their terms exceed one year or under which the executory portion involves dollar amounts in excess of $100,000; (ii) supply contracts, distributorship



                                      A-24



agreements and manufacturer's representative agreements which are material to Partner and its subsidiaries taken as a whole; (iii) research and development agreements; (iv) employment, consulting, independent contractor, severance and indemnification agreements, arrangements or understandings, and any other agreements, arrangements or understandings, between Partner and any current or former stockholder, officer, director, employee, consultant, agent or other representative; (v) contracts and other agreements with any labor union or association representing any employee of Partner; (vi) joint venture agreements;
(vii) contracts or other agreements under which Partner agrees to indemnify any party or to share tax liability of any party; (viii) contracts and other agreements relating to the borrowing of money; (ix) any equipment leases requiring payment by Partner of at least $100,000 within a given year which are not cancelable without penalty upon 90 days notice; or (x) any other material contract not required to be disclosed by any other section of this Agreement, whether or not made in the ordinary course of business. There have been delivered or made available to Company true and complete copies of all such contracts and other agreements set forth in Schedule 3.18 of the Disclosure Schedule. All of such contracts and other agreements are in full force and effect and Partner is not in default under any of them, and, to the knowledge of Partner, no other party to any such contract or other agreement is in default thereunder, and no condition exists that, with notice or lapse of time, or both, would constitute a default thereunder, except, in each such case, for defaults that would not, individually or in the aggregate, have a Material Adverse Effect. No approval or consent of any person is needed in order that any contracts and other agreements set forth in Schedule 3.18 continue in full force and effect following the consummation of the transactions contemplated by this Agreement, except for consents and approvals where the failure of Partner to obtain such consent or approval would not have, individually or in the aggregate, a Material Adverse Effect. Other than products provided in connection with clinical trials, Partner is not a party to any material contract to sell products or to provide services to third parties which is to be performed at a price which is less than Partner's full cost. No customer or supplier has cancelled or otherwise terminated its relationship with Partner during the last twelve months, except for such cancellations or terminations which would not, individually or in the aggregate, have a Material Adverse Effect.

         SECTION 3.19 PARTNER PRODUCTS; REGULATION.

                  3.19.1 There are no statements, citations, warning letters, FDA Forms 483, or decisions by any governmental or regulatory body that any product produced, manufactured, marketed or distributed at any time by Partner ("Partner Product") is defective or fails to meet any applicable standards promulgated by any such governmental or regulatory body. There have been no recalls ordered by any such governmental or regulatory body with respect to any Partner Product. To the knowledge of Partner, there is (i) no fact relating to any Partner Product that constitutes grounds for a recall of any Partner Product or a duty to warn of a defect in any Partner Product; and (ii) no latent or overt design, manufacturing or other defect in any Partner Product which defect would result in a Product malfunction or recall.



                                      A-25



                  3.19.2 All Partner Products used, marketed or distributed by Partner in clinical investigations are subject to all applicable licenses, registrations, approvals, clearances, and authorizations required by local, state, and federal agencies, foreign or domestic, regulating the safety, effectiveness, and market clearance of medical devices, which licenses, registrations, approval, clearances and authorizations ("Licenses") are held by Partner and were obtained by Partner on or before the date when same were required, except, in those cases in which Partner has contracted with third parties for distribution of Partner Products and such third parties were responsible for conducting clinical investigations. To Partner's knowledge, without inquiry, such third parties had the necessary Licenses to conduct such clinical investigations. Those licenses, registrations, approvals, clearances, and authorizations will not be affected or impaired by the Merger. Schedule
3.19.2 to the Disclosure Schedule lists all such U.S. licenses, registrations, approvals, clearances and authorizations obtained or held by Partner in its own name.

                  3.19.3 There is no proceeding by the FDA or any other governmental agency, including but not limited to a grand jury investigation, a 405 hearing, a civil penalty proceeding pending, or to Partner's knowledge overtly threatened, against Partner, and no such proceedings have been brought at any time in the past relating to the safety or efficacy of Partner's Products and, to Partner's knowledge, there is no basis for such a proceeding.

         SECTION 3.20 INVENTORY. The inventory (including, without limitation, finished goods, parts and supplies) of Partner (including the inventory reflected on the financial statements included in the most recently filed Partner SEC Filings and the inventory acquired after the date of such financial statements) is or was, prior to the sale thereof, (i) in good and merchantable condition, and suitable and usable or salable in the ordinary course of business for the purposes for which intended; (ii) is not obsolete, damaged or defective; and (iii) has been reflected on the financial statements included in the most recently filed Partner SEC Filings and carried on the books of account of Partner in accordance with generally accepted accounting principles consistently applied, except, in the case of each of clause (i), (ii) and (iii), where failure of such inventory to be in such condition or character or to be so reflected would not, individually or in the aggregate, exceed $100,000.

         SECTION 3.21 ACCOUNTS AND NOTES RECEIVABLE. All accounts and notes receivable reflected on the financial statements included in the most recently filed Partner SEC Filings, and all accounts and notes receivable arising subsequent to the date of such financial statements, (i) have arisen in the ordinary course of business of Partner; (ii) represent valid obligations due to Partner; and (iii) subject only to a reserve for bad debts computed in a manner consistent with past practice, have been collected or are collectible in the ordinary course of business of Partner in the aggregate recorded amounts thereof in accordance with their terms, except, in the case of each of clause (i), (ii) and (iii), where failure of such accounts and notes receivable to have so arisen, to so represent or to have been so collected or to be so collectible would not, individually or in the aggregate, exceed $200,000. All items that are required by generally accepted accounting principles to be reflected as accounts and



                                      A-26



notes receivable on the financial statements and on the books of account of Partner are so reflected, except where failure to be so reflected would not, individually or in the aggregate, exceed $200,000.

         SECTION 3.22 EMPLOYEE RELATIONS. Partner has heretofore provided Company with a complete list of all employees of Partner stating position, salary and dates of service as of November 30, 1995. None of Partner's employees are union members. To the knowledge of Partner, no union organizing efforts have been conducted within the last five years or are now being conducted with respect to the employees of Partner. Partner is in substantial compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, equal opportunity, civil rights and payroll taxes, including without limitation, the Immigration and Reform Control Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Federal Age Discrimination in Employment Act, the Family and Medical Leave Act, the Workers Adjustment and Retraining Notification Act and any state human rights act, except where failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Schedule 3.11 of the Disclosure Schedule, Partner is not in receipt of a complaint, demand letter or charge issued by a federal, state or local agency which alleges a violation by Partner of any federal, state or local law or regulation respecting employment and employment practices, terms and conditions of employment or wages and hours. Except as set forth in Schedule 3.22 of the Disclosure Schedule, Partner has no knowledge of any pending or overtly threatened claims by employees or former employees for any contract claims, intentional infliction of emotional distress, defamation or any other tort, or any claims arising from any federal, state or local law or ordinance.

         SECTION 3.23 INSURANCE. Schedule 3.23 of the Disclosure Schedule sets forth a list and brief description of all material policies or binders of fire, liability, worker's compen sation, vehicular, and other material insurance held by or on behalf of Partner. Such policies and binders are valid and enforceable in accordance with their terms and are in full force and effect. Partner is not in default with respect to any provision contained in any such policy or binder and has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion, except for such defaults or failures which would not, individually or in the aggregate, have a Material Adverse Effect. Partner has received no notice of cancellation or non-renewal of any such policy or binder. Partner has no knowledge of any material inaccuracy in any application for such policies or binders, any failure to pay premiums when due or any similar state of facts that might form the basis for termination of any such insurance.

         SECTION 3.24 POTENTIAL CONFLICTS OF INTEREST. No officer or director of Partner, no entity controlled by any such officer or director and no relative or spouse (or relative of such spouse) of any such officer or director:



                                      A-27



                  (i) owns, directly or indirectly, any interest in (excepting not more than 1% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any person which is, or is engaged in business as, a competitor, lessor, lessee, customer or supplier of Partner, except as disclosed in Schedule 3.24(i) of the Disclosure Schedule;

                  (ii) owns, directly or indirectly, in whole or in part, any tangible or intangible property that Partner uses or the use of which is necessary or desirable for the conduct of business of Partner;

                  (iii) has any cause of action or other claim whatsoever against, or owes any amount to, Partner, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under employee benefit plans, stock options, and similar matters and agreements existing on the date hereof; or

                  (iv) has made any payment of or commitment to pay any commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any corporation or other person of which any officer or director of Partner, or a relative of any of the foregoing, is a partner or stockholder (except as disclosed in Schedule 3.24(iv) of the Disclosure Schedule and except for stock holdings solely for investment purposes in securities of publicly held and traded companies).

         SECTION 3.25 BANK ACCOUNTS. Schedule 3.25 of the Disclosure Schedule sets forth a complete list of all the bank accounts or safe deposit boxes of Partner, together with the names of the persons authorized to draw thereon or to have access thereto.

         SECTION 3.26 OPINION OF FINANCIAL ADVISOR. Partner has received the oral opinion of Goldman Sachs, on the date hereof, to the effect that, as of such date, the exchange ratio to be received in the Merger by the Partner's shareholders (other than Company and its affiliates) is fair to such shareholders, a signed confirmation of which opinion will be delivered to Company as soon as Partner receives same.

         SECTION 3.27 FULL DISCLOSURE. The representations and warranties of Partner contained in this Agreement (as modified by the Disclosure Schedule) and the Disclosure Statement, contain no untrue statements of any material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, taken as a whole, not false or misleading.

         SECTION 3.28 TAX MATTERS. Neither Partner nor, to its knowledge, any of its affiliates, has taken or agreed to take any action, or knows of any circumstances, that (without regard to any action taken or agreed to be taken by Company or any of its affiliates) would



                                      A-28



prevent the Merger from qualifying as a reorganization within the meaning of
Section 368(a) of the Code.



                                   ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES OF
                          COMPANY AND MERGER SUBSIDIARY

         Company and Merger Subsidiary each represents, warrants and covenants to Partner that:

         SECTION 4.1 CORPORATE EXISTENCE AND POWER. Each of Company and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers required to carry on its business as now conducted. Each of Company and Merger Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the condition, financial or otherwise, business, assets, liability, capitalization, financial position, operations or results of operations of Company and its subsidiaries taken as a whole.

         SECTION 4.2 CORPORATE AUTHORIZATION. Each of Company and Merger Subsidiary has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and Merger Subsidiary and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by Company's Board of Directors and Merger Subsidiary's Board of Directors and no other corporate proceedings on the part of either Company or Merger Subsidiary are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions so contemplated.

         SECTION 4.3 GOVERNMENTAL AUTHORIZATION; CONSENTS.

                  4.3.1 The execution, delivery and performance by Company and Merger Subsidiary of this Agreement and the consummation of the Merger by Company and Merger Subsidiary require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (i) the filing of Articles of Merger in accordance with Minnesota Law; (ii) compliance with any applicable requirements of the HSR Act; (iii) compliance with any applicable requirements of the 1933 Act and the 1934 Act; (iv) compliance with the rules and regulations of the NASDAQ National Market System; (v) compliance with any applicable state securities laws; and (vi) any action or filing, the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect.



                                      A-29



                  4.3.2 No consent, approval, waiver or other action by any person under any material contract, agreement, indenture, lease, instrument or other document to which Company or Merger Subsidiary is a party or by which it is bound is required or necessary for the execution, delivery and performance of this Agreement by Company or Merger Subsidiary or the consummation of the transactions contemplated hereby.

         SECTION 4.4 NON-CONTRAVENTION. The execution, delivery and performance by Company and Merger Subsidiary of this Agreement and the consummation by Company of the transactions contemplated hereby do not and will not (i) contravene or constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Company and Merger Subsidiary or to a loss of any benefit to which Company and Merger Subsidiary is entitled under (A) any provision of applicable law or regulation (assuming compliance with the matters referred to in Section 4.3.1); (B) the Articles of Incorporation or Bylaws of Company or Merger Subsidiary; (C) any agreement, contract, plan, lease, arrangement or commitment; or (D) any judgment, injunction, order, decree, administrative interpretation, award or other instrument binding upon Company or Merger Subsidiary; or (ii) result in the creation or imposition of any Lien on any asset of Company or Merger Subsidiary.

         SECTION 4.5 BINDING EFFECT. This Agreement constitutes a legal, valid and binding agreement of Company and Merger Subsidiary enforceable against Company and Merger Subsidiary in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies.

         SECTION 4.6 CAPITALIZATION. The capitalization of the Company as set forth in the financial statements most recently filed with the Company SEC Filings is true and correct as of the date of such financial statements.

         SECTION 4.7 FINANCIAL STATEMENTS AND SEC FILINGS. Company has delivered to Partner true and complete copies of (i) its annual reports on Form 10-K for its fiscal years ended December 31, 1993 and 1994; (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended March 31, June 30 and September 30, 1995; (iii) its proxy or information statements relating to all meetings of, or actions taken without a meeting by, the shareholders of Company held since December 31, 1994; and (iv) all of its other 8-K reports filed with the SEC since December 31, 1994. The reports and statements so delivered are referred to collectively in this Agreement as the "Company SEC Filings." As of their respective dates, the Company SEC Filings (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of Company included or incorporated by reference



                                      A-30



in the Company SEC Filings (i) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto); (ii) complied as of their respective dates in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto; and (iii) fairly present the financial position of Company as of the dates thereof and the income and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments).

         SECTION 4.8 MATERIAL EVENTS. Except as disclosed in the Company SEC Filings, and except as expressly contemplated by this Agreement, since the date of the most recent audited financial statements included in the Company SEC Filings there has not been any event, occurrence or development of a state of circumstances or facts which has had a Material Adverse Effect.

         SECTION 4.9 OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Piper Jaffray Inc., dated the date hereof, to the effect that, as of such date, the consideration to be paid by the Company in the Merger is fair to the shareholders of the Company from a financial point of view and such opinion shall not have been withdrawn by the Closing.

         SECTION 4.10 TAX MATTERS. Neither the Company nor, to its knowledge, any of its affiliates, has taken or agreed to take any action, or knows of any circumstances, that (without regard to any action taken or agreed to be taken by Partner or any of its affiliates) would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

         SECTION 4.11 FULL DISCLOSURE. The representations and warranties of Company contained in this Agreement contain no untrue statements of any material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, taken as a whole, not false or misleading.



                                    ARTICLE V
                              COVENANTS OF PARTNER

         Partner agrees that:

         SECTION 5.1 CONDUCT OF PARTNER. Except as contemplated by this Agreement, from the date hereof until the Effective Time, Partner shall conduct its business in the ordinary course consistent with past practice and will use reasonable efforts to preserve intact its business organization and relationships with third parties and to keep available the services of



                                      A-31



its present officers and employees. Without limiting the generality of the foregoing, except as provided in this Agreement, from the date hereof until the Effective Time:

                  5.1.1 Partner will not declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of Partner.

                  5.1.2 Partner will not amend or alter any term of any outstanding Partner Securities.

                  5.1.3 Partner will not, without the consent of Company, (i) incur, assume or guarantee any debt other than in the ordinary course of business consistent with past practices; (ii) issue or sell any securities convertible into or exchangeable for debt securities of Partner; or (iii) issue or sell any options or other rights to acquire from Partner, directly or indirectly, any debt securities of Partner or any securities convertible into or exchangeable for any such debt securities.

                  5.1.4 Partner will not create, assume or incur any Lien on any material asset of Partner.

                  5.1.5 Except for the issuance of shares pursuant to the exercise of the Partner Option, Partner will not (i) issue or sell, or authorize for issuance or sale, any shares of capital stock of any class or any other securities of Partner; or (ii) redeem, repurchase or otherwise acquire any Partner securities.

                  5.1.6 Except in the ordinary course of business, Partner will not relinquish any material contract or other material right of Partner, make any payment (direct or indirect) of any material liability of Partner before the same becomes due in accordance with its terms or make any material change in its operations.

                  5.1.7 Partner will not adopt any change in any method of accounting or accounting practice used by Partner other than by reason of a concurrent change in generally accepted accounting principles and upon the recommendation of Partner's independent public accountants.

                  5.1.8 Partner will not, without the prior written consent of Company (i) grant or make any severance or termination payments to any officer, director or employee of Partner, except pursuant to written agreements in effect on the date hereof and set forth in the Disclosure Schedule except for normal payments in the ordinary course of business consistent with past practice; (ii) enter into any employment, deferred compensation or other similar agreement (or enter into any amendment to any such existing agreement) with any officer, director or employee of Partner; (iii) increase benefits payable under any existing severance or termination pay policies or employment agreements, except for normal increases in the ordinary course of business consistent with past practice; or (iv) pay or provide for any



                                      A-32



increase in compensation, bonus, or other benefits payable to any current or former officer, director, salesperson, distributor, agent or employee of Partner, other than any grants or increases in the ordinary course of business consistent with past practice except to the extent required under existing employment and labor agreements.

                  5.1.9 Partner will not amend its Articles of Incorporation or Bylaws.

                  5.1.10 Partner will not merge or consolidate with any person, acquire any stock or other ownership interest in any person or the assets of any business as an entity or liquidate, dissolve or otherwise reorganize or seek protection from creditors.

                  5.1.11 Except for those transactions which constitute an Acquisition Proposal, Partner will not take any action, the taking of which, or omit to take any action, the omission of which, would reasonably be expected to cause any of the representations and warranties in Article III to be inaccurate in any respect at or as of any time prior to the Effective Time.

                  5.1.12 Except for the sale of inventory and the disposition of obsolete or defective equipment, Partner will not without the prior written consent of Company sell, transfer, mortgage, or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage or otherwise dispose of or encumber, any assets or properties, real, personal or mixed, other than in the ordinary course of business consistent with past practice.

                  5.1.13 Partner will not (a) enter into any other agreements, commitments or contracts (including without limitation joint venture agreements or material license agreements) which, individually or in the aggregate, are material to Partner, except agreements, commitments or contracts for the purchase, sale or lease of goods or services, consistent with past practice; or
(b) otherwise make any material change in any existing material agreement, commitment or arrangement.

                  5.1.14 Except with the prior written consent of Company, Partner will not make any investment of a capital nature with a maturity in excess of 180 days either by purchase of stock or securities, contributions to capital, property transfers or otherwise, or by the purchase of any property or assets of any other individual, firm or corporation.

                  5.1.15 Except with the prior written consent of Company, Partner will not purchase any capital items which singly have an installed purchase price greater than $100,000, or in the aggregate have a purchase price in excess of $600,000.

                  5.1.16 Partner will not agree or commit to do any of the matters set forth in Sections 5.1.1 through 5.1.15.

         SECTION 5.2 PARTNER SHAREHOLDERS' MEETING; PROXY MATERIAL. Partner agrees that it shall prepare and file with the SEC under the 1934 Act, and shall use all reasonable efforts



                                      A-33



to have cleared by the SEC, and promptly thereafter shall mail to shareholders of Partner, a proxy statement (the "Proxy Statement"). The Proxy Statement shall be in form and substance reasonably satisfactory to Partner and Company and shall contain the recommendation of the Board of Directors of Partner in favor of the Merger, except to the extent that the Board of Directors of Partner shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger as permitted by Section 5.7. Company shall furnish all information concerning itself to Partner as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Proxy Statement. Partner shall promptly take all action necessary in accordance with Minnesota Law and its Articles of Incorporation and Bylaws to convene a meeting of its shareholders (the "Partner Shareholders Meeting") for the purpose of approving this Agreement and the Merger. The shareholder vote or consent required for approval of this Agreement and the Merger shall be no greater than that set forth in the Minnesota Law. Partner shall use its reasonable efforts to solicit from shareholders of Partner proxies in favor of the Merger and shall take all other action necessary or, in the opinion of Company, advisable to secure the vote or consent of shareholders required by Minnesota Law to effect the Merger, except to the extent that the Board of Directors of Partner shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger as permitted by Section 5.7.

         SECTION 5.3 ACCESS TO INFORMATION. Partner will give Company, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of Partner, will promptly furnish to Company, its counsel, financial advisors, auditors and authorized representatives such financial and operating data and other information as such persons may reasonably request, other than the information that, in the opinion of Partner's legal counsel, may not be disclosed under applicable law. Partner will advise Company of the general nature of any such withheld document or information and the reasons for withholding same. Partner will instruct Partner's employees, counsel and financial advisors to cooperate fully with the other party in its investigation of the business of Partner; provided that no investigation pursuant to this section shall affect any representation or warranty made by Partner to Company hereunder. The information obtained hereunder will be subject to the confidentiality agreement described in
Section 11.5 below.

         SECTION 5.4 NOTICES OF CERTAIN EVENTS. Partner shall promptly notify Company of:

                  (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

                  (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;



                                      A-34



                  (iii) any actions, suits, claims, investigations or proceedings commenced or, to Partner's knowledge, overtly threatened against, relating to or involving or otherwise affecting Partner which relate to the consummation of the transactions contemplated by this Agreement; and

                  (iv) any other event or change of fact or circumstance subsequent to the date of this Agreement causing any representation contained in Article III of this Agreement to be, as of the date of such event or change, materially incorrect or misleading.

         SECTION 5.5 CONSENTS, APPROVALS AND FILINGS. Partner will use its reasonable efforts to obtain as promptly as possible (i) all necessary approvals, authorizations, consents, licenses, clearances or orders of governmental and regulatory authorities required in order for Partner to perform its obligations hereunder; and (ii) all consents or approvals of third parties required in connection with the contracts identified in Schedule 3.18 of the Disclosure Schedule.

         SECTION 5.6 REASONABLE EFFORTS. Subject to the fiduciary duties of its Board of Directors, Partner shall use its reasonable efforts (i) to cause to be fulfilled and satisfied all of the conditions to the Merger to be fulfilled and satisfied by it; (ii) to cause to be performed all of the matters required of it at or prior to the Effective Time; and (iii) to comply with applicable law.

         SECTION 5.7 EXCLUSIVITY. In order to induce Company to enter into this Agreement and subject to the fiduciary duties of the Board of Directors of Partner, until this Agreement is terminated in accordance with its terms, Partner shall not, and shall direct and use its reasonable efforts to cause its respective officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it) not to, directly or indirectly, (a) take any further action to solicit, initiate or encourage any offer or indication of interest from any person with respect to any Acquisition Proposal (as hereinafter defined), including without limitation, any such further action through any investment banker, broker, finder or other intermediary previously engaged or which may be engaged for the purpose of soliciting, initiating or encouraging such offer or indication of interest; or (b) engage in negotiations with, or disclose any non-public information relating to the businesses, assets or operations which are the subject of this Agreement or afford access to the properties, books or records of Partner to, any person that has made, or that Partner has good reason to believe may be considering making, an Acquisition Proposal. Subject to the fiduciary duties of the Board of Directors of Partner, Partner will promptly notify Company after receipt of any Acquisition Proposal or indication, in writing, that any person is considering making an Acquisition Proposal and will keep Company reasonably informed of any such offer or indication. Subject to the fiduciary duties of the Board of Directors of Partner, Partner will not enter into any agreement relating to any such Acquisition Proposal for a period of seven (7) days following receipt by Company of such notification by Partner. "Acquisition Proposal" means any proposal to (i) effect a merger or consolidation or similar transaction involving Partner or any of its subsidiaries; (ii) purchase, lease, or otherwise



                                      A-35



acquire ten percent (10%) or more of the assets of Partner or any of its subsidiaries; (iii) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or similar transaction) beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of securities representing ten percent (10%) or more of the voting power of Partner or any of its subsidiaries; or (iv) the assignment, transfer, licensing or other disposition of, in whole or in part, the patents, patent rights, trade secrets or other technology of Partner or any of its subsidiaries, other than in the ordinary course of business. Where Partner takes action or fails to take action required by this Section 5.7 due to a belief that to do otherwise would result in a breach of the fiduciary duties of the Board of Directors, Partner may do so only after receipt of a written opinion of its legal counsel or upon advice of its legal counsel confirmed by a written opinion of such counsel, and a copy of such opinion shall be furnished to the Company.

         SECTION 5.8 RETURN OF CONFIDENTIAL INFORMATION. Promptly following the execution of this Agreement, Partner shall exercise its right under all confidentiality or other non-disclosure agreements entered into with parties approached by Partner or its agents since September 30, 1995 to retrieve any and all information provided by or on behalf of Partner to such parties.



                                   ARTICLE VI
                              COVENANTS OF COMPANY

         SECTION 6.1 CONDUCT OF BUSINESS BY COMPANY. From the date hereof until the Effective Time, neither Company nor any of its subsidiaries will, without the prior written approval of Partner:

                  (a) intentionally take any action that (without regard to any action taken or agreed to be taken by Partner) would prevent Company from accounting for the Merger as a pooling of interests; or

                  (b) intentionally take any action that (without regard to any action taken or agreed to be taken by Partner) would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

         SECTION 6.2 REASONABLE EFFORTS. Subject to the fiduciary duties of its Board of Directors, Company shall use its reasonable efforts (a) to cause to be fulfilled and satisfied all of the conditions to the Merger to be fulfilled and satisfied by it, (b) to cause to be performed all of the matters required of it at or prior to the Effective Time and (c) to comply with applicable law.

         SECTION 6.3 CONSENTS, APPROVALS AND FILINGS. Company will use its reasonable efforts to obtain as promptly as possible all necessary approvals, authorizations, consents,



                                      A-36



licenses, clearances or orders of governmental and regulatory authorities required in order for Company to perform its obligations hereunder.

         SECTION 6.4 ADVICE OF CHANGES. Company will promptly advise Partner orally and in writing of (i) any event occurring subsequent to the date of this Agreement which would render any representation or warranty of Company contained in this Agreement, if made on or as of the date of such event or the Effective Time, untrue, inaccurate or incomplete in any material respect; and (ii) any material adverse change in the working capital, financial condition, assets, liabilities (whether absolute, accrued, contingent or otherwise), operating profits, business or prospects of Company.

         SECTION 6.5 DIRECTOR AND OFFICER LIABILITY.

                  6.5.1 For six years after the Effective Time, Company shall guarantee and cause the Surviving Corporation to indemnify and hold harmless the present and former officers and directors of Partner in respect of acts or omissions occurring prior to the Effective Time to the extent provided under Partner's Articles of Incorporation, Bylaws and indemnification agreements in effect on the date hereof; provided that in the event any claim or claims are asserted or made within such six year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.

                  6.5.2 At the Effective Time, Company shall enter into indemnification agreements (the "Indemnification Agreements") in the form of indemnification agreements in existence on the date hereof between Company and its executive officers with each director and employee of Partner who, following the Effective Time, will hold a position with Company or any of its subsidiaries comparable to those held by employees of Company and its subsidiaries who are current parties to such indemnification agreements.

                  6.5.3 The rights under this Section 6.5 shall be in addition to any other rights under Minnesota Law or otherwise. This Section 6.5 shall survive the consummation of the Merger.

         SECTION 6.6 NASDAQ LISTING. Company shall promptly prepare and submit an application covering the shares in accordance with the rules of the NASDAQ National Market System of Company Common Stock to be issued in connection with the Merger. Company shall use its reasonable efforts to have such application approved by the NASDAQ National Market System prior to the Effective Time.

         SECTION 6.7 DIRECTOR. Company shall take such action as shall be necessary so that, at the Effective Time, Daniel J. Starks (the "Designated Director") shall be appointed to the Board of Directors of Company to fill the vacancy created by such newly created directorship to have a term expiring at the Company's annual meeting of shareholders to be held in 1997.



                                      A-37



         SECTION 6.8 EMPLOYEE BENEFITS.

                  6.8.1 From and after the Closing Date, Company shall cause Surviving Corporation to provide employees of Partner and its subsidiaries ("Affected Employees") with:

                  (i) comparable benefits to those such employees had prior to the Effective Time or comparable to those provided to employees with similar status and tenure of Company and its subsidiaries; and

                  (ii) comparable compensation, taken as a whole, to that which such Affected Employees had prior to the Effective Time. For purposes of this Section 6.8.1(ii) the term Affected Employees shall not include those Partner employees referenced in Schedule 6.8.1(ii).

                  6.8.2 Company or its subsidiaries shall give each Affected Employee full credit for all service with Partner and its affiliates for all purposes under all employee benefit plans and arrangements (including, but not limited to, any "employee benefit plan" as defined in Section 3(3) of ERISA) maintained for such employees' benefit on and after the Closing Date.

                  6.8.3 For purposes of computing deductible amounts (or like adjustments or limitations on coverage) under any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), expenses and claims previously recognized for similar purposes under the applicable employee welfare benefit plan of Partner or its subsidiary for the current plan year shall be credited or recognized under the comparable plan maintained after the Closing by Company or its subsidiaries on behalf of Affected Employees. Medical plan coverage shall not be denied to any Affected Employee with respect to a particular claim under any plan maintained by Company or its subsidiaries on the basis of the existence of a pre-existing condition.

                  6.8.4 Notwithstanding anything to the contrary set forth in this Section 6.8, Company shall have no obligation to employ an employee of Partner or to continue the employment of any employee of Partner offered employment or employed by Company or its subsidiaries.

         SECTION 6.9 OBLIGATIONS OF MERGER SUBSIDIARY. Company shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to conditions set forth in this Agreement.

         SECTION 6.10 ACCESS TO INFORMATION. The Company will give Partner, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of Company, will promptly furnish to Partner, its counsel,



                                      A-38



financial advisors, auditors and authorized representatives such financial and operating data and other information as such persons may reasonably request, other than the information that, in the opinion of Company's legal counsel, may not be disclosed under applicable law, and will instruct Company's employees, counsel and financial advisors to cooperate fully with the other party in its investigation of the business of Company; provided that no investigation pursuant to this section shall affect any representation or warranty given by Company to Partner hereunder. The information obtained hereunder will be subject to the confidentiality agreement set forth in Section 11.5 below.

         SECTION 6.11 NOTICES OF CERTAIN EVENTS. Company shall promptly notify Partner of:

                  (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

                  (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

                  (iii) any actions, suits, claims, investigations or proceedings commenced or, to Company's knowledge, overtly threatened against, relating to or involving or otherwise affecting Company which relate to the consummation of the transactions contemplated by this Agreement; and

                  (iv) any other event or change of fact or circumstance to the date of this Agreement causing any representation contained in Article IV of this Agreement to be, as of the date of such event or change, materially incorrect or misleading.



                                   ARTICLE VII
                   REGISTRATION STATEMENT AND RELATED MATTERS

         SECTION 7.1 PREPARATION OF REGISTRATION STATEMENT. Promptly after this Agreement is executed, Company shall prepare and file with the SEC a registration statement on Form S-4 (the "Registration Statement") for the purpose of registering the shares of Company Common Stock to be issued in the Merger under the 1933 Act. Such Registration Statement shall contain a prospectus and the Proxy Statement (the "Prospectus and Proxy Statement") which shall include information regarding Company, Partner, the combined entity and the terms of the Merger, among other things. Neither the Registration Statement nor any amendments thereto shall be filed with the SEC unless approved by Company and Partner, provided that such approval shall not be unreasonably withheld. Each of Company and Partner shall furnish all information concerning itself to the other as may be reasonably



                                      A-39



requested in connection with any such action and the preparation, filing and distribution of the Registration Statement and the Prospectus and Proxy Statement.

         SECTION 7.2 ACCOUNTANT CONSENTS. Partner and Company will each cause their respective independent accountants to provide such consents as may be required in connection with the filing of the Registration Statement.

         SECTION 7.3 STATE SECURITIES LAWS. Partner shall provide Company with such documentation as Company shall reasonably request in order to comply with all applicable state securities laws.

         SECTION 7.4 PROXY STATEMENT; INFORMATION SUPPLIED BY PARTNER. Partner represents and warrants to Company that the Proxy Statement will comply as to form in all material respects with the requirements of the 1934 Act and the rules and regulations thereunder, except that no representation is made by Partner with respect to statements made or incorporated by reference therein based on information supplied by Company specifically for inclusion or incorporation by reference in the Proxy Statement. None of the information supplied or to be supplied by Partner specifically for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented, and at the time it becomes effective under the 1933 Act; or (ii) the Proxy Statement, at the date it is first mailed to Partner's shareholders and at the time of the meeting of Partner's shareholders held to vote on approval of this Agreement and the Merger, contains any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Partner will promptly advise Company in writing if at any time prior to the Effective Time of the Merger it shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Proxy Statement or the Registration Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law.

         SECTION 7.5 REGISTRATION STATEMENT; INFORMATION SUPPLIED BY COMPANY. Company represents and warrants to Partner that the Registration Statement will comply as to form in all material respects with the requirements of the 1933 Act, and the applicable rules and regulations adopted thereunder, except that no representation is made by Company with respect to statements made or incorporated by reference therein based on information supplied by Partner specifically for inclusion or incorporation by reference in the Registration Statement. None of the information supplied or to be supplied by Company specifically for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented, and at the time it becomes effective under the 1933 Act; or (ii) the Proxy Statement, at the date it is first mailed to Partner's shareholders and at the time of the meeting of Partner's shareholders held to vote on approval of this Agreement and the Merger, contains any untrue statement of any material fact or omit to state any material fact required to be stated therein or



                                      A-40



necessary to make the statements therein not misleading. Company will promptly advise Partner in writing if at any time prior to the Effective Time of the Merger it shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Registration Statement or the Proxy Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law.

         SECTION 7.6 EFFORTS TO CLOSE PROMPTLY. Company and Partner agree to use commercially reasonable efforts to take such acts as may be necessary or desirable in order to promptly complete the transactions contemplated by this Agreement.

         SECTION 7.7 MAILINGS TO SHAREHOLDERS. After the Registration Statement is declared effective, Partner shall, subject to approval by Company and its counsel, cause the Prospectus and Proxy Statement to be mailed to its shareholders at such time as Company shall reasonably request and in accordance with applicable federal and state law. Partner will not, without giving prior notice to, and without the prior approval (which shall not be unreasonably withheld) of, Company, use any proxy material other than the Prospectus and Proxy Statement and any other proxy material filed with the SEC prior to or concurrently with the filing of the Prospectus and Proxy Statement.

         SECTION 7.8 LETTERS OF PARTNER'S ACCOUNTANTS. Partner has delivered to Company a letter from Grant Thornton LLP, addressed to Company and Partner, stating that after appropriate review of the Merger Agreement and based on its familiarity with Partner, Partner is an entity which would qualify as a party to a pooling of interests transaction under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and Partner shall cause a similar letter dated as of the Closing Date, to be delivered to Company confirming as of the Closing Date such previously delivered letter.

         SECTION 7.9 LETTERS OF COMPANY'S ACCOUNTANTS. Company has delivered to Partner a letter from Ernst & Young LLP, addressed to Company and Partner, stating that after appropriate review of the Merger Agreement and based on its familiarity with Company, the Merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and Company shall cause a similar letter dated as of the Closing Date, to be delivered to Company confirming as of the Closing Date such previously delivered letter.



                                  ARTICLE VIII
                            CONDITIONS TO THE MERGER

         SECTION 8.1 CONDITIONS OF EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of the Partner, Company and Merger Subsidiary to consummate the Merger are subject to the satisfaction, prior to or upon the Closing, of the following conditions:



                                      A-41



                  8.1.1 Shareholder Approval. This Agreement and the Merger shall have been approved by the affirmative vote of the holders of a majority of shares of outstanding Partner Common Stock in accordance with Minnesota Laws and the Articles of Incorporation and Bylaws of Partner.

                  8.1.2 Governmental Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any federal, state or local governmental authorities necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, expired or obtained.

                  8.1.3 Registration Statement; Proxy Statement. The Registration Statement shall have become effective under the 1933 Act and shall not be the subject of any stop order or proceedings seeking a stop order and the Proxy Statement shall not, at the Effective Time of the Merger, be subject to any proceedings commenced or threatened by the SEC.

                  8.1.4 No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any federal, state or local governmental authorities of competent jurisdiction nor other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

                  8.1.5 Statutes. No action shall have been taken, and no statute, rule, regulation or order shall have been enacted, promulgated or issued or deemed applicable to the Merger by any federal, state or local governmental authorities which would (i) make the consummation of the Merger illegal; or (ii) render the Partner, Company or Merger Subsidiary unable to consummate the Merger, except for any waiting period provisions.

         SECTION 8.2 CONDITIONS TO THE OBLIGATIONS OF PARTNER. The obligation of Partner to consummate the Merger is subject to the satisfaction of the following further conditions, prior to or upon the Closing, unless waived by Partner in its discretion:

                  8.2.1 Company and Merger Subsidiary shall have performed in all material respects all of their obligations hereunder required to be performed by them at or prior to the Effective Time.

                  8.2.2 The representations and warranties of Company and Merger Subsidiary contained in this Agreement, without regard to any qualification, materiality threshold or reference to immateriality or "Material Adverse Effect," shall be true and correct in all respects as of the Closing Date, as though made on and as of such date (provided that those representations or warranties made as of a particular date need only be true and correct as of such date), except for any inaccuracies which, individually or in the aggregate, have not had, and would not have, a material adverse effect; provided, however, that there shall be deemed not to be such a material adverse effect to the extent that such effect is the result of conditions



                                      A-42



or factors affecting the economy generally or the industry in which Company operates or the result of the announcement of the Merger or actions taken in contemplation thereof.

                  8.2.3 Receipt by Partner of a certificate signed by the President of Company and Merger Subsidiary to the effect set forth in Sections
8.2.1 and 8.2.2 above.

                  8.2.4 Partner shall have received, on or prior to the time that the Registration Statement shall have become effective under the 1933 Act, an opinion of Dorsey & Whitney P.L.L.P. in form and substance satisfactory to Partner to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code;
(ii) Partner, Company and Merger Subsidiary will each be a party to that reorganization within the meaning of Section 368(b) of the Code; (iii) no income, gain or loss will be recognized for federal income tax purposes by either Partner or Company as a result of the consummation of the Merger; and
(iv) no income, gain or loss will be recognized for federal income tax purposes by shareholders of Partner upon the exchange in the Merger of shares of Partner Common Stock solely for shares of Company Common Stock (except to the extent of any cash received in lieu of fractional shares), and such opinion shall not have been withdrawn on or prior to the Closing Date. In connection with such opinion, counsel shall be entitled to rely upon certain representations of Partner, Company and Merger Subsidiary.

                  8.2.5 The Shares shall have been approved for listing on the NASDAQ National Market System.

                  8.2.6 The Designated Director shall have been elected to the Board of Directors of the Company.

         SECTION 8.3 CONDITIONS TO THE OBLIGATIONS OF COMPANY AND MERGER SUBSIDIARY. The obligations of Company and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions, prior to or upon the Closing, unless waived by Company in its discretion:

                  8.3.1 Partner shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date.

                  8.3.2 The representations and warranties of Partner contained in this Agreement, without regard to any qualification or reference to immateriality or "Material Adverse Effect," shall be true and correct in all respects as of the Closing Date, as though made on and as of such date (provided that those representations or warranties made as of a particular date need only be true and correct as of such date), except for any inaccuracies which, individually or in the aggregate, have not had, and would not have, a material adverse effect; provided, however, that there shall be deemed not to be such a material adverse effect to the extent that such effect is the result of conditions or factors affecting the economy



                                      A-43



generally or the industry in which Partner operates or the result of the announcement of the Merger or actions taken in contemplation thereof.

                  8.3.3 Receipt by Company of a certificate signed by both the Chairman and the President of Partner to the effect set forth in Sections 8.3.1 and 8.3.2 above.

                  8.3.4 Copies of resolutions of Partner's Board of Directors authorizing this Agreement, as certified by the Secretary of Partner.

                  8.3.5 Receipt by Company, without expense to it, of executed originals (or facsimiles thereof) of any and all consents, approvals, waivers and/or acknowledgments required under any agreement identified in Schedule 3.18 of the Disclosure Schedule, in order to permit the consummation of the transactions provided for herein without causing or resulting in a default, event of default, acceleration event or termination event under any of such documents and without entitling any party to any of such documents to exercise any other right or remedy adverse to the interests of Company thereunder, except for such consents, approvals, waivers and/or acknowledgments with respect to which the failure to obtain would not have a Material Adverse Effect. Each such consent, approval and/or waiver shall be in form reasonably satisfactory to counsel for Company.

                  8.3.6 Company shall have received each of the letters described in Sections 7.8 and 7.9 from Grant Thornton LLP and Ernst & Young LLP, respectively.

                  8.3.7 Each Affiliate of Partner shall have entered into an Affiliate Agreement in the form heretofore approved by Company as provided in
Section 10.2 below.

                  8.3.8 Company shall have received the opinion, addressed to it, described in Section 8.2.4.

                  8.3.9 Company shall have received the executed Shareholder Agreement of even date herewith and there shall have been no breach thereunder by any shareholder signatory thereof, which breach would have a material adverse effect on the consummation of the Merger.



                                   ARTICLE IX
                                   TERMINATION

         SECTION 9.1 TERMINATION. This Agreement may be terminated and the Merger contemplated by this Agreement may be abandoned at any time prior to the Effective Time (notwithstanding the approval of this Agreement and the Merger by the shareholders of Partner):



                                      A-44



                  9.1.1 By mutual written consent of each of Company, Merger Subsidiary and Partner duly authorized by the Board of Directors of Company and by the Board of Directors of Partner.

                  9.1.2 By either Partner or Company if the Merger has not been consummated by September 30, 1996.

                  9.1.3 By either Partner or Company if a court of competent jurisdiction or an administrative, governmental or regulatory authority has issued a final non-appealable order, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; provided that the party seeking to terminate this Agreement pursuant to this Section 9.1.3 shall have complied with its obligations under Section 5.5 or Section 6.3 of this Agreement.

                  9.1.4 By either Company or Partner if, at the Partner Shareholders Meeting, (including any adjournment or postponement thereof), the requisite vote of the shareholders of Partner is not obtained; provided, however, that if the requisite vote of the shareholders of Partner is not obtained and, prior to the Partner's Shareholders Meeting, any of the circumstances described in Section 9.1.6 have occurred, then termination of this Agreement will be deemed to have occurred pursuant to Section 9.1.5 or 9.1.6 and not this Section 9.1.4.

                  9.1.5 By Company if (i) it is not in material breach of its obligations under this Agreement; and (ii) either (A) Partner has breached its obligations under Section 5.7 in any material respect, (B) the Board of Directors of Partner has recommended, approved, accepted or entered into a definitive agreement regarding an Acquisition Proposal, as defined in Section 5.7, or (C) an Acquisition Proposal has been made and the Board of Directors of Partner has withdrawn or modified(in a manner adverse to Company) its recommendation of the Merger.

                  9.1.6 By Partner if (i) it is not in material breach of its obligations under this Agreement; and (ii) either (A) the Board of Directors of Partner has recommended, approved, accepted or entered into a definitive agreement regarding or resolved to recommend, an Acquisition Proposal as defined in Section 5.7, or (B) an Acquisition Proposal has been made and the Board of Directors of Partner has withdrawn or modified (in a manner adverse to Company) its recommendation of the Merger.

                  9.1.7 By Company if (i) Company is not in material breach of its obligations under this Agreement; and (ii) there has been (A) a material breach by Partner of any of its representations and warranties under this Agreement such that the conditions in Section 8.3.2 will not be satisfied, or
(B) a material failure by Partner to perform any of its obligations under this Agreement such that the conditions in Section 8.3.1 will not be satisfied, and, in both case (A) and (B), the breach or failure has not been cured or is not curable by September 30, 1996.



                                      A-45



                  9.1.8 By Partner if (i) Partner is not in material breach of its obligations under this Agreement; and (ii) there has been (A) a material breach by Company of any of its representations and warranties under this Agreement such that the conditions in Section 8.2.2 will not be satisfied, or
(B) a material failure by Company to perform any of its obligations under this Agreement such that the conditions in Section 8.2.1 will not be satisfied, and, in both case (A) and (B), the breach or failure has not been cured or is not curable by September 30, 1996.

                  9.1.9 By Partner, if the Reference Market Value of a share of Company Common Stock is less than $34; provided, however, that in the event that subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Company Common Stock have been changed into a different number of shares or a different class solely as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange recapitalization or other similar transaction, such price shall be appropriately adjusted.

                  9.1.10 By Partner, if Company has entered into a written agreement under which Company will be acquired by or merge with any other entity and, after such transaction, the persons who were members of the Board of Directors of Company prior to such transaction would not constitute a majority of the Board of Directors of the acquiring or surviving corporation.

         SECTION 9.2 EFFECTS OF TERMINATION.

                  9.2.1 In the event of the termination of this Agreement, the following shall occur:

                           (a) The obligation of the parties to consummate the Merger will expire.

                           (b) The provisions of Section 11.5 of this Agreement (and of the confidentiality agreement referred to therein) shall survive for a period of three years.

                           (c) Each party will bear its own expenses incurred in connection with this Agreement.

                  9.2.2 In addition to the provisions of Section 9.2.1, in recognition of the efforts and expenses expended and incurred by Company with respect to Partner, the opportunity Partner presents to the Company, and the potential intangible damage to the Company if (i) this Agreement is terminated pursuant to Section 9.1.5 or 9.1.6; (ii) the individual shareholder parties to the Shareholder Agreement referenced in Section 8.3.9 above shall have (A) voted any of his or her Partner Common Stock (whether held directly or indirectly) against this Agreement and the Merger, (B) demanded and perfected his or her Dissenters' Rights, or (C) failed or otherwise abstained from voting his or her Partner



                                      A-46



Common Stock at the Partner Shareholder Meeting, and the requisite vote of the shareholders of Partner to approve this Agreement and the Merger is not obtained; or (iii) (A) any third party makes an Acquisition Proposal or acquires 10% or more of the outstanding Partner Common Stock prior to the Partner Shareholders Meeting, (B) the requisite vote of the shareholders of Partner is not obtained, (C) this Agreement is terminated, and (D) within six months after the execution of this Agreement, (x) Partner enters into an agreement relating to an Acquisition Proposal or (y) an Acquisition Proposal is consummated, then, in the case of each of clause (i), (ii) and (iii), Partner will pay to Company, within five business days after demand by Company, which may be made upon the earlier of the events specified in such clauses (by wire transfer of immediately available funds to an account designated by Company for such purpose), a termination fee (the "Termination Fee") equal to $10,000,000. In the event that Partner fails to make timely payment of the Termination Fee to the Company when due pursuant to this Section 9.2.2, Partner shall reimburse the Company for its legal and other expenses (including interest on the Termination Fee from the date of demand at the rate of 8.5% per annum) incurred in connection with the efforts to obtain said payment.



                                    ARTICLE X
                                OTHER AGREEMENTS

         SECTION 10.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time; provided, however, that this Section 10.1 shall not limit any agreement or covenant of the parties which, by its terms, contemplates performance after the Effective Time.

         SECTION 10.2 AFFILIATE LETTER.

                  10.2.1 Prior to the date hereof, Partner delivered to Company a list identifying all persons who, in Partner's reasonable judgment, were at such time "affiliates" of Partner within the meaning of Rule 145 of the rules and regulations promulgated under the 1933 Act or otherwise applicable SEC accounting releases with respect to pooling of interests accounting treatment (the "Affiliates"). Partner shall update such list from time to time as necessary.

                  10.2.2 Partner shall use its reasonable efforts to cause each person who is identified as an Affiliate in the list referred to above to deliver to Company prior to the date hereof a written agreement in the form attached as Exhibit 10.2 hereto, that (A) the Affiliates will not offer to sell, sell or otherwise dispose of any Company Common Stock issued pursuant to the Merger, except pursuant to an effective registration statement or in compliance with Rule 145 or another exemption from the registration requirements of the 1933 Act, (B) the Affiliate will not sell or in any other way reduce the Affiliate's risk relative to any shares of Partner Common Stock (within the meaning of the SEC's rules relating to pooling of interest accounting) from the date hereof through the Effective Time, and (C) the Affiliate will



                                      A-47



not sell or in any other way reduce the Affiliate's risk relative to any shares of Company Common Stock received in the Merger (within the meaning of the rules and regulations promulgated under the 1933 Act or otherwise applicable SEC accounting releases relating to pooling of interest accounting), until such time as financial results (including combined sales and net income) covering at least 30 days of post-merger operations have been published in accordance with such rules. Should other Affiliates be added to the list Partner shall use its reasonable efforts to promptly cause such new Affiliates to deliver the Exhibit
10.2 written agreement to the Company.

                  10.2.3 For so long as resales of shares of Company Common Stock issued pursuant to the Merger are subject to the resale restrictions set forth in Rule 145 under the 1933 Act, Company will use its reasonable efforts to comply with Rule 144(c)(1) under the 1933 Act.



                                   ARTICLE XI
                                  MISCELLANEOUS

         SECTION 11.1 NOTICES. All notices, requests and other communications to any party hereunder shall be in writing and shall be given,

         if to Company or Merger Subsidiary, to:

                  St. Jude Medical, Inc.
                  One Lillehei Plaza
                  St. Paul, MN 55117
                  Attn: Kevin T. O'Malley
                             Vice President and
                             General Counsel

         if to Partner, to:

                  Daig Corporation
                  14801 DeVeau Place
                  Minnetonka, MN 55345
                  Attn: John J. Fleischhacker
                           Chairman and Chief
                           Executive Officer

or such other address as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective if given by any other means, when delivered at the address specified in this section.



                                      A-48



         SECTION 11.2 AMENDMENT AND MODIFICATION. To the fullest extent permitted by applicable law, this Agreement may be amended, modified and supplemented with respect to any of the terms contained herein by mutual consent of the respective Boards of Directors of Partner, Company and Merger Subsidiary, or by their respective officers duly authorized by such Boards of Directors, by an appropriate written instrument executed at any time prior to the Effective Time of the Merger.

         SECTION 11.3 WAIVER OF COMPLIANCE. To the fullest extent permitted by law, each of Company, Merger Subsidiary and Partner may, pursuant to action by its respective Board of Directors, or its respective officers duly authorized by its Board of Directors, by an instrument in writing extend the time for or waive the performance of any of the obligations of the other or waive compliance by the other with any of the covenants, or waive any of the conditions of its obligations, contained herein; provided, however, that the obtaining of the approval of the shareholders referred to in Section 8.1.1 hereof shall not be waivable. No such extension of time or waiver shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         SECTION 11.4 NO THIRD PARTY RIGHTS. Except as otherwise provided in this Agreement, nothing herein expressed or implied is intended, nor shall be construed, to confer upon or give any person, firm or corporation, other than Company, Merger Subsidiary and Partner and their respective security holders, any rights or remedies under or by reason of this Agreement, other than Section
6.5 (which is intended to be for the benefit of the persons covered by the indemnification provisions contained therein and may be enforced by such persons).

         SECTION 11.5 CONFIDENTIALITY. The confidentiality obligations of the parties set forth in the confidentiality agreement between the parties dated as of November 1, 1995 are incorporated herein by reference, and the parties agree to honor and perform all obligations set forth therein.

         SECTION 11.6 EXPENSES. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

         SECTION 11.7 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

         SECTION 11.8 GOVERNING LAWS. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Minnesota.



                                      A-49



         SECTION 11.9 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts and by the different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         SECTION 11.10 HEADINGS AND REFERENCES. The headings of the Sections and Articles of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof. All references herein to Sections and Articles are to sections and articles of this Agreement, unless otherwise indicated.

         SECTION 11.11 ENTIRE AGREEMENT. This Agreement (including the exhibits and schedules hereto, the Disclosure Schedules and the documents referred to herein, all of which form a part hereof) and the confidentiality agreement referenced in Section 11.5 contain the entire understanding of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements and understandings between the parties with respect to such subject matter. There are no restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein or therein.

         SECTION 11.12 PUBLICITY. Upon execution of this Agreement by Company, Merger Subsidiary and Partner, the parties shall jointly issue a press release, as agreed upon by them. Neither party shall, without the prior written consent of the other, issue any statement or communication to the public or to the press regarding this Agreement, or any of the terms, conditions or other facts with respect to the Agreement, except as required by law or the rules of NASDAQ and then, only (a) upon receipt of a written opinion from such party's legal counsel; (b) to the extent required by law or the rules of NASDAQ; and (c) upon prior notice to the other party, which notice shall include a copy of the issuing party's opinion of legal counsel, together with a copy of the proposed statement or communication to be issued to the press or public.

         SECTION 11.13 INTERPRETATION. This Agreement has been fully negotiated by the parties through their legal counsel. Accordingly, in interpreting this Agreement, the rule of interpretation requiring that documents be construed against the draftsman shall be inapplicable.

         SECTION 11.14 FURTHER ASSURANCE. The parties hereto agree that each will execute and deliver to the other any and all documents in addition to those expressly provided for herein that may be necessary to carry out the provisions of this Agreement, whether before, at or after the Closing.

         SECTION 11.15 SEVERABILITY. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision.



                                      A-50



         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                    ST. JUDE MEDICAL, INC.


                                    By: /s/ Ronald A. Matricaria
                                    Its: President and Chief Executive Officer

                                    PARTNER ACQUISITION CORP.


                                    By: /s/ Kevin T. O'Malley
                                    Its: Vice President

                                    DAIG CORPORATION


                                    By: /s/ John J. Fleischhacker
                                    Its: Chief Executive Officer







                                      A-51



                                 SCHEDULE 3.1.2


1. Any temporary restraining order, preliminary injunction or permanent injunction granted to the Unites States government which has the effect of prohibiting the future manufacture or sale of any of Partner's products.

2.       Any criminal indictment of Partner or its officers.

3. The initiation of any proceeding under Section 518 of the U.S. Food and Drug Act to order a "repair, replacement or refund" in connection with a product sold by Partner.

4. Administrative Detention under Section 304(g) of the U.S. Food and Drug Act of a significant amount of Partner's inventory.

5. The death or incapacity of either the Chairman and Chief Executive Officer or the President and Chief Operating Officer of Partner.







                                      A-52



                               SCHEDULE 6.8.1(ii)


John J. Fleischhacker

Daniel J. Starks

John C. Heinmiller






CP01-575946-12



                                      A-53


- --------------------------------------------------------------------------------


                                                                       EXHIBIT B

                             SHAREHOLDERS AGREEMENT

         AGREEMENT dated as of January 29, 1996 by and between St. Jude Medical, Inc., a Minnesota corporation ("Company"), Daig Corporation, a Minnesota corporation ("Partner") and the other parties signatory hereto (each a "Shareholder").

         Concurrently herewith, Company, Partner Acquisition Corp., a Minnesota corporation and a wholly owned subsidiary of Company (the "Merger Subsidiary"), and Partner are entering into an Agreement and Plan of Merger (as such agreement may be amended from time to time, the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement) pursuant to which Merger Subsidiary will be merged with and into Partner (the "Merger"), whereby the shares of common stock, par value $.01 per share, of Partner ("Partner Common Stock") issued and outstanding and held by each shareholder of Partner immediately prior to the Effective Time of the Merger (other than (i) shares of Partner Common Stock owned, directly or indirectly, by Partner or any subsidiary of Partner or the Merger Subsidiary or any other subsidiary of the Company, and (ii) Dissenting Shares) will be converted into the right to receive common stock, par value $.10 per share, of the Company ("Company Common Stock") (and cash in lieu of any fractional share).

         As a condition of their willingness to enter into the Merger Agreement, the Company and Merger Subsidiary have agreed that each Shareholder enter into, and each such Shareholder has agreed to enter into, this Agreement.

                                    AGREEMENT

         To implement the foregoing and in consideration of the mutual agreements contained herein, the parties agree as follows:

          1.      Representations and Warranties.

                  1.1 Except as set forth in Schedule 1, each Shareholder hereby severally represents and warrants to the Company as follows:

                  (a) Ownership of Shares. Such Shareholder is either (i) the record and beneficial owner of, (ii) trustee of a trust that is the record holder or beneficial owner of, and whose beneficiaries are the beneficial owners (such trustee, a "Trustee") of, or (iii) the beneficial owner but not the record holder of, the number of shares of Partner Common Stock as set forth opposite such Shareholder's name on Schedule 1 hereto (the "Shares"). Such Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 2 hereof, sole power of disposition, sole power of conversion, and sole power to demand appraisal rights, in each case with respect to all of the Shares set forth opposite such Shareholder's



                                       B-1



name on Schedule 1, with no restrictions, subject to applicable federal securities laws and the terms of this Agreement, on such rights.

         (b) Power; Binding Agreement. Such Shareholder has the legal capacity, power and authority to enter into and perform all of such Shareholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by such Shareholder will not violate any other agreement to which such Shareholder is a party including, without limitation, any trust agreement, voting agreement, shareholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a valid and binding agreement of such Shareholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which a Shareholder is Trustee whose consent is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. If such Shareholder is married and such Shareholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Shareholder's spouse, enforceable against such person in accordance with its terms.

         (c) No Conflicts. Except for filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if applicable, (i) no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby and (ii) neither the execution and delivery of this Agreement by such Shareholder nor the consummation by such Shareholder of the transactions contemplated hereby nor compliance by such Shareholder with any of the provisions hereof will (A) conflict with or result in any breach of any applicable trust or other organizational documents applicable to such Shareholder, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Shareholder is a party or by which such Shareholder or any of such Shareholder's properties or assets may be bound or (C) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to such Shareholder or any of such Shareholder's properties or assets.

         (d) No Encumbrances. Such Shareholder's Shares and the certificates representing such Shares are now and at all times during the term hereof will be held by such Shareholder, or by a nominee or custodian for the benefit of such Shareholder free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings, or arrangements or any other encumbrances whatsoever except for any such encumbrances or proxies arising hereunder.

         (e) No Broker. Except as set forth in the Merger Agreement no broker, investment banker, financial adviser or other person is entitled to any broker's, finder's, financial adviser's or



                                       B-2



other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Shareholder.

         (f) Acknowledgment of Reliance. Such Shareholder understands and acknowledges that the Company is entering into, and causing Merger Subsidiary to enter into, the Merger Agreement in reliance upon such Shareholder's execution and delivery of this Agreement.

                  1.2 Partner represents and warrants to the Shareholders and the Company that the Shares subject to this Agreement and the Proxy are less than 20% of the issued and outstanding Partner Common Stock.

         2.       Agreement to Vote, Proxy.

                  2.1 Voting. Each Shareholder, in his capacity as a shareholder of Partner, hereby severally agrees that, during the time this Agreement is in effect, at any meeting of the shareholders of Partner, however called, or in connection with any written consent of shareholders of Partner, such Shareholder shall vote (or cause to be voted) the Shares (a) in favor of the Merger, the execution and delivery by Partner of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance hereof and thereof; (b) against any action or agreement that would result in a breach in any material respect of any covenant, representation or any other obligation or agreement of Partner under the Merger Agreement or this Agreement; (c) except as otherwise agreed to in writing in advance by the Company, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Partner or its subsidiaries; (ii) a sale, lease or transfer of a material amount of assets of Partner or its subsidiaries or a reorganization, recapitalization, dissolution or liquidation of Partner or its subsidiaries; (iii) (1) any material change in the present capitalization of Partner or any amendment of Partner's Articles of Incorporation; (2) any other material change in Partner's corporate structure or business; or (3) any other action; which, in the case of each of the matters referred to in clauses iii(1), (2) or (3), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or materially adversely affect the contemplated economic benefits to the Company of the Merger or the transactions contemplated by the Merger Agreement. Such Shareholder shall not enter into any agreement or understanding with any person or entity prior to the Termination Date (as defined in Section 8) to vote or give instructions with respect to the Shares after the Termination Date in any manner inconsistent with clauses (i), (ii) or (iii) of the preceding sentence.

         2.2 Proxy. Concurrently with the Shareholder's execution of this Agreement, the Shareholder has executed and delivered to the Company an irrevocable proxy (the "Proxy") in the form of Exhibit 1 attached hereto, appointing the officers of the Company named therein, or either of them, as proxy for the Shareholder to vote the Shares in accordance with Section 2.1 above.



                                       B-3



         3. Certain Covenants of Shareholders. Except in accordance with the terms of this Agreement, each Shareholder hereby severally covenants and agrees as follows:

                  3.1 No Solicitation. No Shareholder, in his capacity as shareholder, shall, directly or indirectly, solicit (including, by way of furnishing information) or respond to any inquiries making of any proposal by any person or entity (other than the Company or any affiliate of the Company) with respect to Partner that constitutes or could reasonably be expected to lead to an Acquisition Proposal or a proposal for an Acquisition Proposal. If any Shareholder, in his capacity as shareholder, receives any such inquiry or proposal, then such Shareholder shall promptly inform the Company of the terms and conditions, if any, of such inquiry or proposal and the identity of the person making it. Each Shareholder, in his capacity as shareholder, will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Nothing in this Section 3.1 shall prohibit or restrict, in any manner whatsoever, a Shareholder from exercising, in his capacity as an officer or director of Partner, his fiduciary duties in such capacity with respect to any of the matters covered by this Section 3.1.

                  3.2 Restriction on Transfer, Proxies and Non-Interference on Withdrawal. No Shareholder, in his capacity as shareholder, shall, directly or indirectly: (a) except pursuant to the terms of the Merger Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of such Shareholder's Shares or any interest therein; (b) except as contemplated hereby, grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; (c) take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling such Shareholder from performing, such Shareholder's obligations under this Agreement or (d) following the merger, sell any shares of Company Common Stock until such time as unaudited financial statements covering at least thirty days of the combined operations of the Company and Partner following the Merger have been published by the Company.

                  3.3 Waiver of Appraisal Rights. Each Shareholder hereby agrees that, in the event that any election is available to such Shareholder with respect to consideration available in the Merger or any information or cooperation must be provided in order to obtain any form of consideration in the Merger, such Shareholder will make all elections and provide all information and cooperation necessary to obtain the maximum number of shares of Company Common Stock available in the Merger. Each Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger that such Shareholder may have and agrees to take no action in furtherance of the perfection of such rights.

         4. Registration Rights.



                                       B-4



                  4.1 Company Registration. If, as a result of the Shareholder's execution of this Agreement and the Proxy, any shares of Company Common Stock received by the Shareholder pursuant to the Merger (the "Merger Shares") are not deemed to have been registered under the Securities Act of 1933, as amended, notwithstanding the filing of a registration statement on Form S-4, filed in connection with the Merger, then as soon as practicable following the Effective Time, Company shall file a shelf registration statement pursuant to form S-3 under the 1933 Act providing for sale by the Shareholder, from time to time of the Merger Shares and, if required, under applicable state securities laws, to register the resale of Shareholder's Merger Shares and use all reasonable efforts to cause such registration statement to become effective and be maintained until the Merger Shares are eligible for resale under Rule 144 of the 1933 Act. Company will furnish Shareholder with a reasonable number of copies of any prospectus included in any such registration statement, and Company and each Shareholder will enter into cross-indemnification agreements with each other in customary scope covering the accuracy and completeness of the information furnished by each for use in or incorporation into such registration statement. All expenses incurred by Company in effecting or maintaining any registration of the Merger Shares in accordance with this Section 4 shall be borne by Company; provided, however, that Shareholder shall be responsible for the fees and expenses of his legal counsel and any underwriting or brokerage commissions or discounts applicable to his resale or disposition of his Merger Shares.

                  4.2 Draw Down Notice; Blockage. Shareholder agrees to provide the Company with at least five business days notice of its intent to draw down all or any portion of the Merger Shares under the registration statement (a "Draw Down Notice"). If the Company notifies Shareholder in writing within three business days of its receipt of a Draw Down Notice that, in the Company's good faith judgment, a sale of Merger Shares under the registration statement would be detrimental to the Company, Shareholder agrees not to sell Merger Shares under the registration statement. If the Company notifies Shareholder that such a sale is permissible, or fails to notify Shareholder that such a sale cannot be made within three business days, Shareholder shall have a period of thirty days from the expiration of such five business days to sell the Merger Shares pursuant to the registration statement. In the event such a sale was not permitted by the Company, the Company shall promptly notify Shareholder when Shareholder may sell securities pursuant to the registration statement. In no event shall Shareholder be precluded from selling Merger Shares for more than 120 days in any calendar year. Shareholder will not sell Merger Shares pursuant to the registration statement except as permitted by this Section 4.2.

         5. Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditions manner practicable, the transactions contemplated by this Agreement.

         6. Certain Events. Each Shareholder agrees that this Agreement and the obligations hereunder shall attach to such Shareholder's Shares and shall be binding upon any person or entity



                                       B-5



to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation such Shareholder's heirs, guardians, administrators or successors.

         7. Stop Transfer. Each Shareholder agrees with, and covenants to, the Company that such Shareholder shall not request that Partner or its transfer agent register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Shareholder's Shares, unless such transfer is made in compliance with this Agreement. Each Shareholder agrees, with respect to any Shares in certificated form, that such Shareholder will tender to Partner, within 15 business days after the date hereof, the certificates representing such Shares and Partner (or Partner's transfer agent) will inscribe upon such certificates the following legend: "The shares of Common Stock, par value $.01 per share, of Daig Corporation ("Partner") represented by this certificate are subject to a Shareholders Agreement dated as of January 29, 1996, and may not be sold or otherwise transferred, except in accordance therewith. Copies of such Agreement may be obtained at the principal executive offices of Partner." Each Shareholder agrees that within 15 business days after the date hereof, such Shareholder will no longer hold any Shares, whether certificated or uncertificated, in "street name", or in the name of any nominee. Following the Merger, the Company will not register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of Shareholder's Company Common Stock, unless such transfer is made in compliance with this Agreement. Certificates representing Company Common Stock which are distributed to Shareholders as Merger Consideration or are otherwise subject to the terms of this Agreement shall bear the following legend: "The Shares of Common Stock, par value $.10 per share of St. Jude Medical, Inc. (the "Company") represented by this certificate are subject to a Shareholders Agreement dated as of January 29, 1996 and may not be sold or otherwise transferred except in accordance therewith. Copies of such Agreement may be obtained at the principal executive offices of the Company." Certificates with such legend may be exchanged for certificates without such legend in connection with a proposed transfer if it is established to the reasonable satisfaction of the Company that such transfer is not prohibited hereunder. In addition, any certificates bearing such legend may be exchanged for certificates without such legend upon termination of the Merger Agreement. In the event of a stock dividend or distribution, or any change in Partner Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

         8. Termination. The covenants and agreements contained herein with respect to Partner Common Stock shall terminate on the first to occur of (a) the Effective Time of the Merger and (b) the date upon which the Merger Agreement is terminated in accordance with its terms. The covenants and agreements contained herein with respect to Company Common Stock shall terminate (i) following the event described in Section 3.2(iv) above, or (ii) upon removal of the legend thereon in accordance with Section 6 above.

         9. Shareholder Capacity. No person executing this Agreement who is or becomes



                                       B-6



during the term hereof a director of the Company makes any agreement or understanding herein in his or her capacity as such director. Each Shareholder signs solely in his or her capacity as the record and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Shareholder's Shares.

         10. Miscellaneous.

                  10.1 Entire Agreement: Assignment. This Agreement (i) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject manner hereof and (ii) shall not be assigned by operation of law or otherwise without the prior written consent of the other party provided that the Company may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of the Company, but no such assignment shall relieve the Company of its obligations hereunder if such assignee does not perform such obligations.

                  10.2 Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto; provided that Schedule 1 hereto may be supplemented by the Company by adding the name and other relevant information concerning any Shareholder of Partner who agrees to be bound by the terms of this Agreement without the agreement of any other party hereto, and thereafter such added Shareholder shall be treated as a "Shareholder" for all purposes of this Agreement.

                  10.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

         If to Shareholder:         At the address set forth on Schedule 1

         If to Partner:             14901 DeVeau Place
                                    Minnetonka, MN 55345
                                    Attention:  President

         If to the Company:         One Lillehei Plaza
                                    St. Paul, MN 55117
                                    Attention: Vice President and
                                                     General Counsel



                                       B-7



or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

                  10.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

                  10.5 Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity. The Company agrees that it shall not bring any action for money damages relating to this Agreement or the transactions herein contemplated against any trustee of any Shareholder that is a trust in such trustee's personal capacity based upon any action taken or not taken pursuant to a court order or a final legal judgment.

                  10.6 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but both of which shall constitute one and the same Agreement.

                  10.7 Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning, or interpretation of this Agreement.

                  10.8 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

                  10.9 Definitions. For purposes of this Agreement:

                           (a) "Beneficially Own" or "Beneficial Ownership" with
respect to any securities shall mean having "Beneficial Ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including, pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting, of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially



                                       B-8



Owned by all other Persons with whom such Person would constitute a "group" as described in Section 13(d)(3) of the Exchange Act.

                           (b) "Person" shall mean an individual, corporation,
partnership, joint venture, association, trust, unincorporated organization or other entity.

         IN WITNESS WHEREOF, the Company, Partner and each Shareholder have caused this Agreement to be duly executed as of the day and year first above written.

                                    ST. JUDE MEDICAL, INC.


                                    By: /s/ Ronald A. Matricaria
                                    Name: Ronald A. Matricaria
                                    Title: President and Chief Executive Officer


                                    DAIG CORPORATION


                                    By: /s/ John C. Heinmiller
                                    Name: John C. Heinmiller
                                    Title: Vice President



                                    SHAREHOLDERS:


                                    /s/ John  J. Fleischhacker
                                    John J. Fleischhacker


                                    /s/ Daniel J. Starks
                                    Daniel J. Starks



                                       B-9



                                   SCHEDULE I


                                                                                                   Percent of
                                               Number of Shares                 Number of          Outstanding
                                               Of Partner Common                Shares             Partner
Name and Address                               Stock owned                      Subject to         Common
of Shareholder                                 by Shareholder*                  Agreement          Stock

John J. Fleischhacker                               5,375,000                    2,010,600         13.19625
14901 DeVeau Place
Minnetonka, MN 55345

Daniel J. Starks                                    2,789,600                    1,036,628          6.80374
                                                                                                   --------
14901 DeVeau Place
Minnetonka, MN 55345                                                                               19.99999




      *Indicates beneficial and, unless otherwise indicated, record ownership.



                                      B-10



                                IRREVOCABLE PROXY


         The undersigned, as owner of shares of Common Stock of Daig Corporation (the "Corporation"), a Minnesota corporation, the number and description of which shares are set forth below (the "Shares"), hereby revokes all previous proxies and appoints Ronald H. Matricaria and Kevin T. O'Malley, and each of such persons acting alone, as proxy holder to attend and to vote the Shares of the Common Stock of the Corporation held by the undersigned in favor of the Agreement and Plan of Merger expected to be signed and dated on January 29, 1996, among St. Jude Medical, Inc., Partner Acquisition Corp. and the Corporation (the "Agreement") and the Merger, as such term is defined in the Agreement, at any and all meetings of the shareholders of the Corporation called to consider the Agreement or the Merger or both, and any adjournments thereof, held on or after the date of the giving of this proxy and prior to the termination of the Agreement, and to execute any and all written consents of stockholders of the Corporation executed on or after the date of the giving of this proxy and prior to the termination of the Agreement in favor of the Agreement or the Merger or both, with the same effect as if the undersigned had personally attended the meeting or had personally voted the Shares or had personally signed a written consent.

         The undersigned authorizes and directs the proxy holder to file this proxy appointment with the Secretary of the Corporation and authorizes the proxy holder to substitute another person as proxy holder and to file the substitution instrument with the Secretary of the Corporation.

         This proxy is given pursuant to a Shareholder Agreement between the undersigned and St. Jude Medical, Inc. as a condition to the execution by St. Jude Medical, Inc. of the Agreement and is, therefore, coupled with an interest and may not be revoked without the written consent of St. Jude Medical, Inc. for a period of nine months from the date hereof unless the Agreement is terminated.


Dated: January 29, 1996

Number and Description of Shares:
2,010,600 shares of common stock of Corporation

                                               /s/ John J. Fleischhacker
                                              (Signature)


                                              John J. Fleischhacker
                                              (Printed Name)



                                      B-11



                                IRREVOCABLE PROXY


         The undersigned, as owner of shares of Common Stock of Daig Corporation (the "Corporation"), a Minnesota corporation, the number and description of which shares are set forth below (the "Shares"), hereby revokes all previous proxies and appoints Ronald H. Matricaria and Kevin T. O'Malley, and each of such persons acting alone, as proxy holder to attend and to vote the Shares of the Common Stock of the Corporation held by the undersigned in favor of the Agreement and Plan of Merger expected to be signed and dated on January 29, 1996, among St. Jude Medical, Inc., Partner Acquisition Corp. and the Corporation (the "Agreement") and the Merger, as such term is defined in the Agreement, at any and all meetings of the shareholders of the Corporation called to consider the Agreement or the Merger or both, and any adjournments thereof, held on or after the date of the giving of this proxy and prior to the termination of the Agreement, and to execute any and all written consents of stockholders of the Corporation executed on or after the date of the giving of this proxy and prior to the termination of the Agreement in favor of the Agreement or the Merger or both, with the same effect as if the undersigned had personally attended the meeting or had personally voted the Shares or had personally signed a written consent.

         The undersigned authorizes and directs the proxy holder to file this proxy appointment with the Secretary of the Corporation and authorizes the proxy holder to substitute another person as proxy holder and to file the substitution instrument with the Secretary of the Corporation.

         This proxy is given pursuant to a Shareholder Agreement between the undersigned and St. Jude Medical, Inc. as a condition to the execution by St. Jude Medical, Inc. of the Agreement and is, therefore, coupled with an interest and may not be revoked without the written consent of St. Jude Medical, Inc. for a period of nine months from the date hereof unless the Agreement is terminated.


Dated: January 29, 1996


Number and Description of Shares:
1,036,628 shares of common stock of Corporation

                                               /s/ Daniel J. Starks
                                              (Signature)


                                              Daniel J. Starks
                                              (Printed Name)



                                      B-12



- --------------------------------------------------------------------------------


                                                                       EXHIBIT C


                                     DRAFT



January 29, 1996


Board of Directors
Daig Corporation
14901 Deveau Place
Minnetonka, Minnesota 55345


Gentlemen:

You have requested our opinion as to the fairness to the holders of the outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of Daig Corporation (the "Company") of the conversion ratio of 0.651733 shares of Common Stock of St. Jude Medical, Inc. ("St. Jude"), par value $0.10 per share (the "St. Jude Shares") to be received by such holders for each Share (the "Conversion Ratio") pursuant to the Agreement and Plan of Merger dated as of January 29, 1996 among St. Jude, Partner Acquisition Corp., a wholly owned subsidiary of St. Jude ("St. Jude Sub"), and the Company (the "Agreement"). In the event that the Reference Market Value (as defined in the Agreement) of a St. Jude Share is less than $34.00, the Company has the option to terminate the Agreement.

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company, having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. As disclosed to the Company previously, Goldman, Sachs & Co. has provided certain investment banking services to St. Jude from time to time. In the course of the trading activities of Goldman, Sachs & Co. we may from time to time hold positions in securities or options on securities of St. Jude and of the Company. As of the close of business on January 25, 1996, Goldman, Sachs & Co. had accumulated a long position of 91.786 St. Jude Shares.



                                       C-1



Daig Corporation
January 29, 1996
Page Two



In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports on Form 10-K of the Company for the five fiscal years ended September 30, 1995; Annual Reports to Stockholders and Annual Reports on Form 10-K of St. Jude for the five years ended December 31, 1994; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and St. Jude; certain other communications from the Company and St. Jude to their respective stockholders; and certain internal financial analyses and forecasts for the Company and St. Jude prepared by their respective managements. We also have held discussions with members of the senior management of the Company and St. Jude regarding the past and current business operations, financial condition and future prospects of their respective companies and we have reviewed financial forecasts prepared for each business by their respective managements. In addition, we have reviewed the reported price and trading activity for the Shares and St. Jude Shares, compared certain financial and stock market information for the Company and St. Jude with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the medical device and hospital supply industries specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

We have relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion. In that regard, we have assumed, with your consent, that the financial forecasts, including, without limitation, projected cost savings and operating synergies resulting from the merger have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of the Company and St. Jude and that such forecasts will be realized in the amounts and at the times contemplated thereby. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or St. Jude or any of their respective subsidiaries, and we have not been furnished with any such evaluation or appraisal. We have assumed with your consent that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Conversion Ratio pursuant to the Agreement is fair to the holders of the Shares.

Very truly yours,


GOLDMAN, SACHS & CO.




                                       C-2


- --------------------------------------------------------------------------------


                                                                       EXHIBIT D

              PROVISIONS OF THE MINNESOTA BUSINESS CORPORATION ACT
                  RELATING TO RIGHTS OF DISSENTING STOCKHOLDERS


302A.471.  RIGHTS OF DISSENTING SHAREHOLDERS

         Subdivision 1. Actions creating rights. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:

         (a) An amendment of the articles that materially and adversely affects the rights of preferences of the shares of the dissenting shareholder in that it:

                  1. alters or abolishes a preferential right of the shares;

                  2. creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares.

                  3. alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

                  4. excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment ot the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

         (b) A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without shareholder approval in section 302A.661, subdivision 1, or a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

         (c) A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a party, except as provided in subdivision 3;

         (d) A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, if the shares of the shareholder are entitled to be voted on the plan; or

         (e) Any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

         Subd. 2. Beneficial owners. (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

         (b) The beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this



                                       D-1



section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

         Subd. 3. Rights not to apply. Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of the surviving corporation in a merger, if the shares of the shareholder are not entitled to be voted on the merger.

         Subd. 4. Other rights. The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473  PROCEDURES FOR ASSERTING DISSENTERS' RIGHTS

         Subdivision 1. Definitions. (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

         (b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

         (c) "Fair value of shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

         (d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section
549.09 for interest on verdicts and judgments.

         Subd. 2. Notice of action. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

         Subd. 3. Notice of dissent. If the proposed action must be approved by the shareholders, a shareholder who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

         Subd. 4. Notice of procedure; deposit of shares. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

                  (1) The address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

                  (2) Any restrictions on transfer of uncertified shares that will apply after the demand for payment is received;

                  (3) A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and



                                       D-2



                  (4) A copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

         (b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

         Subd. 5. Payment, return of shares. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

                  (1) The corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

                  (2) An estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

                  (3) A copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

         (b) The corporation may withhold the remittance described in paragraph
(a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

         (c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

         Subd. 6. Supplemental payment; demand. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

         Subd. 7. Petition, determination. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by



                                       D-3



registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

         Subd. 8. Cost; fees, expenses. (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

         (b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

         (c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.



                                       D-4




                                   PART II

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS
SJM's Bylaws require indemnification of its directors and officers to the fullest extent permitted by Minnesota law. The Bylaws provide that SJM shall indemnify any person made or threatened to be made a party to any threatened, pending or completed civil, criminal administrative, arbitration or investigative proceeding, including a proceeding by or in the right of the corporation, by reason of the former or present official capacity of the person, provided the person seeking indemnification meets five criteria set forth in Section 302A.521 of the Minnesota Business Corporation Act.

SJM's Bylaws also authorize the Board of Directors, to the extent permitted by applicable law, to indemnify any person or entity not described in the Bylaws pursuant to, and to the extent described in, an agreement between the Company and such person, or as otherwise determined by the Board of Directors in its discretion.

SJM has entered into indemnification agreements with each of its directors and officers, which agreements provide for indemnification against certain costs incurred by each director and officer made or threatened to be made a party to a proceeding because of his or her official capacity as a director or officer. The indemnification agreements provide for indemnification to the full extent permitted by Minnesota law.

Section 302A.521 of the Minnesota Business Corporation Act provides that a corporation shall indemnify any person who was or is made or is threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding if, with respect to the acts or omissions or such person complained of in the proceeding, such person (i) has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions; (ii) acted in good faith; (iii) received no improper personal benefit and Section 302A.255 (regarding conflicts of interest), if applicable, has been satisfied; (iv) in the case of a criminal proceeding, has no reasonable cause to believe the conduct was unlawful; and (v) in the case of acts or omissions by person in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
(a) Exhibits

   EXHIBITS    DESCRIPTION


      2.1      Agreement and Plan of Merger, dated as of January 29, 1996, between the Registrant,
               Partner Acquisition Corp. and Daig Corporation (included as Exhibit A to the Proxy
               Statement/Prospectus).

      4.1      Amended and Restated Rights Agreement dated as of June 26, 1990, between the
               Registrant and Norwest Bank Minneapolis, N.A., as Rights Agent, including the Certificate of
               Designation, Preferences and Rights of Series A Junior Participating Preferred Stock
              (incorporated by reference to Exhibit 1 of the Registrant's Form 8-A (File No. 0-8672) filed
               June 10, 1987, as amended by filing on August 9, 1989 and subsequently amended by filing on
               July 13, 1990).

      4.2      Shareholders' Agreement dated as of January 29, 1996 between the Registrant, Daig
               Corporation and other parties signatory thereto (included as Exhibit B to the Proxy
               Statement/Prospectus).

      5.1      Opinion and Consent of Lindquist & Vennum P.L.L.P., counsel to the Registrant.

      8.1      Form of Opinion of Dorsey & Whitney LLP, special counsel to Daig Corporation, as to certain tax matters.

     23.1      Consent of Ernst & Young LLP.

     23.2      Consent of Grant Thornton LLP.

     23.3      Consent of Lindquist & Vennum P.L.L.P. (see Exhibit 5.1 above).

     23.4      Consent of Dorsey & Whitney LLP.

     23.5      Consent of Goldman, Sachs & Co.

     24.1      A power of attorney is set forth on the signature page of the Registration Statement.

     99.1      Form of proxy for Special Meeting of Shareholders of Daig Corporation.

(b) Financial Schedules

All financial statement schedules have been omitted because they are not applicable or the required information is included in the financial statements or notes thereto presented elsewhere herein.

ITEM 22. UNDERTAKINGS
Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:


       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;


       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.


(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.



(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.



The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to officers, directors and controlling persons of the Registrant pursuant to the provisions of Item 20, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by an officer, director or controlling person in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


The Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.


The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.


                                  SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul and the State of Minnesota on this 22nd day of April, 1996.


ST. JUDE MEDICAL, INC.

By
                           /S/ RONALD A. MATRICARIA
                       Ronald A. Matricaria, President,
                         Chief Executive Officer and
                            Chairman of the Board

                              POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Ronald A. Matricaria, Stephen L. Wilson and Kevin T. O'Malley, or any of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting upon said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on the 22nd day of April, 1996, by the following persons in the capacities indicated.



          SIGNATURE                                  TITLE

/S/ RONALD A. MATRICARIA       President, Chief Executive Officer, and
 Ronald A. Matricaria          Chairman of the Board of Directors and Director
                               (principal executive officer)

/S/ STEPHEN L. WILSON          Vice President, Finance and Chief Financial
 Stephen L. Wilson             Officer (principal financial and accounting
                               officer)

/S/ THOMAS H. GARRETT III      Director
Thomas H. Garrett III

/S/ KENNETH G. LANGONE         Director
Kenneth G. Langone

/S/ LAWRENCE A. LEHMKUHL       Director
Lawrence A. Lehmkuhl

/S/ WILLIAM R. MILLER          Director
William R. Miller

/S/ CHARLES V. OWENS, JR.      Director
Charles V. Owens, Jr.

/S/ WALTER L. SEMBROWICH       Director
Walter L. Sembrowich

/S/ ROGER G. STOLL             Director
Roger G. Stoll

/S/ GAIL R. WILENSKY           Director
Gail R. Wilensky



                              INDEX TO EXHIBITS

   EXHIBITS                                           DESCRIPTION                                           PAGE
      2.1      Agreement and Plan of Merger, dated as of January 29, 1996, between the
               Registrant, Partner Acquisition Corp. and Daig Corporation (included as Exhibit A to the Proxy Statement/Prospectus)

      4.1      Amended and Restated Rights Agreement dated as of June 26, 1990, between the Registrant and Norwest Bank Minneapolis, N.A., as Rights Agent, including the Certificate of
               Designation, Preferences and Rights of Series A Junior Participating Preferred Stock
               (incorporated by reference to Exhibit 1 of the Registrant's Form 8-A (File No. 0-8672)
               filed June 10, 1987, as amended by filing on August 9, 1989 and subsequently amended by filing on July 13, 1990)

      4.2      Shareholders' Agreement dated as of January 29, 1996 between the Registrant, Daig
               Corporation and other parties signatory thereto (included as Exhibit B to the Proxy
               Statement/Prospectus)

      5.1      Opinion and Consent of Lindquist & Vennum P.L.L.P., counsel to the Registrant

      8.1      Form of Opinion of Dorsey & Whitney LLP, special counsel to Daig Corporation, as to certain tax matters

     23.1      Consent of Ernst & Young LLP

     23.2      Consent of Grant Thornton LLP

     23.3      Consent of Lindquist & Vennum P.L.L.P. (see Exhibit 5.1 above)

     23.4      Consent of Dorsey & Whitney LLP

     23.5      Consent of Goldman, Sachs & Co.

     24.1      A power of attorney is set forth on the signature page of the Registration Statement

     99.1      Form of proxy for Special Meeting of Shareholders of Daig Corporation